UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

ENOVIS CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Proxy Statement

and

Notice of Annual Meeting

June 7, 2022 at 3:00 pm Eastern Time

Notice of 2022 Annual Meeting of Stockholders

Tuesday, June 7, 2022

3:00 p.m. Eastern Time

Via live webcast at

www.virtualshareholdermeeting.com/ENOV2022

To Our Stockholders:

Notice is hereby given that the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of Enovis Corporation (“Enovis”) will be held via live webcast at www.virtualshareholdermeeting.com/ENOV2022 on Tuesday, June 7, 2022 at 3:00 p.m. Eastern Time, for the following purposes:

1.	To elect the eleven members of the Board of Directors named in the attached proxy statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;

3.	To approve the compensation of our named executive officers on an advisory basis (“say-on-pay”);

4.	To approve an amendment to the Enovis Corporation 2020 Omnibus Incentive Plan; and

5.	To consider any other matters that properly come before the Annual Meeting or any adjournment or postponement thereof.

The accompanying proxy statement describes the matters to be considered at the Annual Meeting. Only stockholders of record at the close of business on April 18, 2022 are entitled to notice of, and to vote at, the Annual Meeting and at any adjournments or postponements thereof.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish our proxy materials and our annual report to stockholders on the Internet. We believe that posting these materials on the Internet enables us to provide our stockholders with the information that they need more quickly while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting.

We are holding the Annual Meeting in a virtual-only format this year. We believe that this is the right choice for Enovis and its stockholders, as it provides expanded stockholder access, improves communications, and, given the ongoing COVID-19 pandemic, promotes the health and safety of participants by allowing them to participate from any location. To attend, participate in, and vote during the Annual Meeting, stockholders of record must go to the meeting website at www.virtualshareholdermeeting.com/ENOV2022 and enter the control number found on their proxy card or Notice of Internet Availability of Proxy Materials (the “Notice”). If you are a beneficial stockholder who owns common stock in street name, meaning through a bank, broker or other nominee, and your voting instruction form or Notice indicates that you may vote those shares through the http://www.proxyvote.com website, then you may attend, participate in, and vote during the Annual Meeting using the 16-digit control number indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Annual Meeting.

As a stockholder of Enovis, your vote is important. Whether or not you plan to attend the Annual Meeting virtually, we urge you to vote your shares at your earliest convenience and thank you for your continued support of Enovis Corporation.

Dated: April 28, 2022

By Order of the Board of Directors

Brian P. Hanigan

Secretary

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting. Page references are supplied to help you find further information in this proxy statement.

Annual Meeting of Stockholders

Date and Time:	Tuesday, June 7, 2022 at 3:00 p.m., Eastern Time

Location:	Via live webcast at www.virtualshareholdermeeting.com/ENOV2022

Record Date:	April 18, 2022

Availability of Proxy Materials – Use of Notice and Access

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 7, 2022: Our Annual Report to Stockholders and this Proxy Statement are available at www.proxyvote.com.

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission, we have elected to provide stockholders access to our proxy materials primarily over the Internet. Accordingly, on or about April 28, 2022, we sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders entitled to vote at the Annual Meeting as of the close of business on April 18, 2022, the record date of the meeting. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who May Vote

You may vote if you were a stockholder of record at the close of business on April 18, 2022, the record date.

How to Cast Your Vote

You can vote by any of the following methods:

Via the internet (www.proxyvote.com) through June 6, 2022;

By telephone (1-800-690-6903) through June 6, 2022;

By completing, signing and returning your proxy by mail in the envelope provided or to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NJ 11717 by June 6, 2022; or

✓

Via virtual attendance and voting at the Annual Meeting. To attend the Annual Meeting, you must go to the meeting website at www.virtualshareholdermeeting.com/ENOV2022 and enter your control number. Once admitted, you may vote by following the instructions available on the meeting website. If you are a beneficial stockholder who owns shares in street name and have questions about your control number or how to obtain one, please contact the bank, broker or other nominee who holds your shares.

If you are a beneficial stockholder who owns your shares in street name, the availability of online or telephone voting may depend on the voting procedures of the organization that holds your shares.

- 2022 Proxy Statement	1

Voting Matters

We are asking you to vote on the following proposals at the Annual Meeting:

Proposal	Board Vote Recommendation	Page Reference
Proposal 1 – Election of Directors	FOR each director nominee	9
Proposal 2 – Approval of Auditor	FOR	23
Proposal 3 – Say-on-Pay	FOR	58
Proposal 4 – Approval of amendment to Enovis Corporation 2020 Omnibus Incentive Plan	FOR	59

Board and Governance Highlights

◾	Balanced Board tenure with five new independent directors appointed since 2020

◾	82% independent Board with four female and three racially or ethnically diverse directors

◾

Amended Corporate Governance Guidelines in 2021 to further emphasize our commitment to seeking highly qualified female and minority director candidates, which had previously been codified in our Nominating and Corporate Governance Committee Charter

◾

Amended the Compensation Committee charter to rename the Committee as the “Compensation and Human Capital Management Committee” (the “CHCM Committee”) and to reflect the Committee’s expanded oversight role of the Company’s strategies and policies related to the Company’s employees

◾	Rigorous stock ownership requirements for officers and directors

◾	Anti-hedging, anti-pledging, and clawback policies

2	- 2022 Proxy Statement

Board Nominees (page 10)

The following table provides summary information about each director nominee:

Name	Age	Director Since	Occupation	Independent	Committee Memberships	Other Public Boards
Mitchell P. Rales	65	1995	Chairman of the Board, Enovis Corporation Chairman of the Executive Committee, Danaher Corporation	✓	N/A	◾ Danaher Corporation ◾ ESAB Corporation

Matthew L. Trerotola	55	2015	President and Chief Executive Officer, Enovis Corporation		N/A	None

Barbara W. Bodem(1)	54	2022	Interim Chief Financial Officer, Dentsply Sirona Inc.	✓	Audit	◾ Turning Point Therapeutics, Inc. ◾ Syneos Health, Inc.

Liam J. Kelly	56	2020	President and Chief Executive Officer, Teleflex Incorporated	✓	Nominating	◾ Teleflex Incorporated

Angela S. Lalor(1)	56	2022	Senior Vice President – Human Resources, Danaher Corporation	✓	CHCM	None

Philip A. Okala	53	2021	Chief Operating Officer, University of Pennsylvania Health Systems	✓	Audit	None

Christine Ortiz(1)	51	2022	Morris Cohen Professor of Materials Science and Engineering at Massachusetts Institute of Technology	✓	Nominating	◾ Mueller Water Products, Inc.

A. Clayton Perfall	63	2010	Operating Executive, Tailwind Capital	✓	Audit (Chair)	None

Brady Shirley(1)	56	2022	Chief Operating Officer, Enovis Corporation		N/A	None

Rajiv Vinnakota	51	2008	President, Institute for Citizens & Scholars (formerly the Woodrow Wilson National Fellowship Foundation)	✓	CHCM Nominating (Chair)	◾ ESAB Corporation

Sharon Wienbar	60	2016	Former Venture Partner, Scale Venture Partners	✓	CHCM (Chair)	◾ Resideo Technologies, Inc. ◾ Covetrus, Inc.

(1)

In connection with the separation of Enovis Corporation and ESAB Corporation, which together previously formed Colfax Corporation, on April 4, 2022, Barbara Bodem, Angela Lalor, Christine Ortiz and Brady Shirley joined our Board, and Patrick W. Allender, Rhonda L. Jordan and Didier Teirlinck resigned from our Board and joined the Board of ESAB Corporation.

- 2022 Proxy Statement	3

Our eleven director nominees are comprised of current directors with diverse backgrounds, skills and experience, which the Board believes contributes to the effective oversight of the Company. The following charts summarize the diversity, skills and experience of our Board members:

Skills and Attributes

Current or former CEO, CFO or COO	9/11

Other public company board experience	7/11

Related MedTech industry experience	9/11

Broad international experience	7/11

Extensive M&A or capital markets experience	8/11

Diverse (female or racially/ethnically diverse)
6/11

Technology/IT/Innovation experience	7/11

Organizational management and leadership development	11/11

Finance, accounting or risk management experience	7/11

4	- 2022 Proxy Statement

In accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”), to be elected each director nominee must receive a majority of the votes cast with respect to that director’s election. Incumbent directors nominated for election by the Board are required, as a condition to such nomination, to submit a conditional letter of resignation to the Chairman of the Board. In the event that a nominee for director does not receive a majority of the votes cast at the Annual Meeting with respect to his or her election, the Board will promptly consider whether to accept or reject the conditional resignation of that nominee, or whether other action should be taken. The Board will then take action and will publicly disclose its decision and the rationale behind it no later than 90 days following the certification of election results.

Corporate Social Responsibility and Sustainability

Our corporate social responsibility (“CSR”) and sustainability program is organized around identifying, assessing and managing on an ongoing basis the environmental, social and governance (“ESG”) factors that are relevant to our long-term financial performance. Our sustainability program takes into account the interests of our key stakeholder constituencies, including our employees, customers, communities and stockholders. ESG issues that we focus on across the Company include workplace health and safety, energy efficiency, waste management, climate risk, human capital management, diversity and inclusion, supply chain management, business ethics and compliance, and data privacy and protection.

In March 2021, we published our inaugural CSR Report, which can be accessed on our website at www.enovis.com on the Investors page under the Corporate Governance Tab. Following our announcement in March 2021 of the planned separation of our medical technology and fabrication technology businesses into two independent public companies, each business began to plan for its own standalone CSR program tailored to its unique characteristics, priorities and stakeholders. At the same time, we continued to build on the progress we had made last year, as highlighted below.

The information on our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

Governance; Community Involvement and Corporate Citizenship We take ESG-related risks and opportunities into account in our strategic decision-making, both by the Board and management.

◾	ESG matters are managed and monitored by senior management throughout the year. The Board exercises oversight over ESG matters at the full Board level and through our relevant committees.

◾

Under its charter, our Nominating and Corporate Governance Committee is expressly tasked with reviewing the Company’s undertakings with respect to ESG matters, including our role as a corporate citizen and policies and programs relating to health, safety and sustainability matters. An ESG update is included as a standing agenda item at each Nominating and Corporate Governance Committee Meeting.

◾

In 2020, we amended our Nominating and Corporate Governance Committee charter to further reflect our commitment to actively seeking out highly qualified women and minority director candidates, as well as candidates with diverse backgrounds, experiences and skills as part of each director search the Company undertakes. In 2021, we amended our Corporate Governance Guidelines to include the same commitment therein.

◾

Our Audit Committee charter expressly tasks the Audit Committee with the review and oversight of the Company’s policies with respect to risk assessment and risk management related to information technology and cybersecurity.

◾

At least once a quarter, management provides the Audit Committee with an update on cybersecurity. In 2021, at the direction of the Audit Committee, the Company engaged an external consulting firm to conduct a comprehensive information security assessment of the Company’s businesses. The results of the assessment were presented to the Audit Committee. The Company has developed action plans to implement recommended improvements and provides regular updates to the Audit Committee on its progress.

◾	The Company maintains a robust information security training and compliance program, which includes, among other things, regular phishing awareness training.

- 2022 Proxy Statement	5

◾

We recently amended the Compensation Committee charter to rename the Committee as the “Compensation and Human Capital Management Committee” and to reflect the Committee’s expanded oversight role of the Company’s strategies and policies related to human capital management, including with respect to matters such as diversity, inclusion, pay equity, corporate culture, talent development and retention.

◾

We believe in giving back to our communities and supporting other worthwhile initiatives that contribute to the betterment of society. We encourage all of our sites to participate in a “Creating Better in the Community Day.” The initiative is led by our local teams and employees are provided with an additional day of paid time off to participate.

◾

After a one year hiatus due to the pandemic, we resumed our annual DJO Marine Open charitable golf outing in 2021, raising over $120,000 to benefit the Marine Corps Scholarship Foundation. Since its inception in 2003, this event has raised more than $1.5 million.

Health, Safety and Environment The protection of human health, personal safety and environmental quality rank at the highest level of importance to Enovis.

◾	Our full Board reviews our safety initiatives at the start of each regularly scheduled board meeting.

◾

In addition, our executive leadership team reviews safety matters with our site leaders on a regular and ongoing basis, and our safety initiatives and safety performance are discussed and highlighted with all Enovis associates at each quarterly town hall meeting.

◾

From the outset of the COVID-19 global pandemic, maintaining the health and safety of our associates has been a top priority. We quickly implemented health and safety protocols based on CDC, WHO and other applicable guidelines at all of our sites. In addition, we established a robust communications and feedback plan, led by our executive COVID-19 crisis response team.

◾

In 2021, we expanded our highly successful Summer of Safety program to a year-long campaign that focuses on a different safety topic each month of the year. This program is designed to increase awareness of safety risks at work and home, and to create an appropriate continuous reminder throughout the year. Key components of the program include:

–	CEO communications to announce the monthly focus area

–	Discussion topics and activities, which are incorporated into daily management meetings or other processes

–	Use of QR codes for feedback and safety improvement suggestions

◾	We encourage our business units to set objectives for key environmental aspects, such as lowering energy and water use, and eliminating hazardous substances.

◾

Our Enovis site in Austin, Texas was selected by the Austin Water Environmental Protection Division for the second year in a row to receive the Excellence in Pretreatment Award, which recognizes businesses who exhibit environmental stewardship by proactively preventing pollution and managing wastewater discharge.

Human Capital; Diversity, Equity and Inclusion; Human Rights and Supply Chain As an equal opportunity employer, we are committed to a diverse workforce.

◾	We have strengthened our diversity, equity and inclusion (DE&I) programs to include a DEI Council, proactive training, affinity groups and an increased focus in recruiting and talent development.

◾

We conduct an annual global associate engagement survey to gather associate feedback. We share the survey results with all associates, and managers conduct formal focus groups and discussions with their teams to implement action plans to address key areas for improvement.

◾

We have publicly stated our commitment to respecting human rights across all of our business operations in accordance with the Universal Declaration of Human Rights, the UN Guiding Principles on Business and Human Rights and the ILO Declaration on Fundamental Principles and Rights at Work.

Without limiting the foregoing, we do not utilize or permit: Child labor, Forced labor, or Other abusive or unsafe working conditions.

◾

To further emphasize our commitment to human rights, we recently adopted a Global Human Rights Policy, which is available on our website at www.enovis.com on the Investors page under the Corporate Governance tab.

6	- 2022 Proxy Statement

Auditor Ratification (page 23)

We ask our stockholders to approve the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022. Below is summary information about fees paid or due to be paid to Ernst & Young LLP for services provided in 2021 and 2020:

Fee Category (fees in thousands)	2021	2020

Audit Fees	$6,849	$5,575

Audit-Related Fees	3,175	–

Tax Fees	301	646

All Other Fees	–	4

TOTAL	$10,325	$6,225

Executive Compensation (page 26)

We strive to create a compensation program for our associates, including our executives, that provides a compelling and engaging opportunity to attract, retain and motivate the best talent. We believe this results in performance-driven leadership that is aligned to achieve our financial and strategic objectives with the intention to deliver superior long-term returns to our stockholders. Our compensation program includes the following key features:

◾	We link rewards to performance and foster a team-based approach by setting clear objectives that, if achieved, will contribute to our overall success;

◾

We emphasize long-term stockholder value creation by using stock options and performance-based restricted stock units, in combination with a stock ownership policy, to deliver long-term compensation incentives while minimizing risk-taking behaviors that could negatively affect long-term results;

◾

We set Annual Incentive Plan operational and financial performance targets based on the results of our Board’s strategic planning process and corporate budget, and provide payouts that vary significantly from year-to-year based on the achievement of those targets; and

◾	We believe the design of our overall compensation program, as well as our internal controls and policies, serve to limit excessive risk-taking behavior, as described further on page 38.

Say-on-Pay: Advisory Vote to Approve the Compensation of our Named Executive Officers (page 58)

We are asking our stockholders to approve on an advisory basis the compensation of our named executive officers. We believe our compensation programs and practices are appropriate and effective in implementing our compensation philosophy, and our focus remains on linking compensation to performance while aligning the interests of management with those of our stockholders.

- 2022 Proxy Statement	7

Proxy Statement for Annual Meeting of Stockholders

 2022 Annual Meeting

We are furnishing this Proxy Statement (the “Proxy Statement”) in connection with the solicitation by the Board of Directors (the “Board”) of Enovis Corporation (hereinafter, “Enovis,” “we,” “us” and the “Company”) of proxies for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Tuesday, June 7, 2022, at 3:00 p.m. Eastern Time, and at any adjournments or postponements thereof. The Board has made this Proxy Statement and the accompanying Notice of Annual Meeting available on the Internet. We first made these materials available to the Company’s stockholders entitled to vote at the Annual Meeting on or about April 28, 2022.

 About Enovis Corporation

Enovis Corporation (formerly Colfax Corporation) is an innovation-driven medical technology growth company dedicated to developing clinically differentiated solutions that generate measurably better patient outcomes and transform workflows. Powered by a culture of continuous improvement, global talent and innovation, the Company’s extensive range of products, services and integrated technologies fuel active lifestyles in orthopedics and beyond.

On April 4, 2022, the Company completed its previously announced separation of its formerly owned fabrication technology business into an independent, publicly traded company, ESAB Corporation. Immediately following the separation, the Company effected its previously announced reverse stock split of all issued and outstanding shares of Enovis common stock at a one-for-three ratio. On April 5, 2022, Enovis common stock began trading on the New York Stock Exchange (NYSE) under the symbol ENOV.

Our principal executive office is located at 2711 Centerville Road, Suite 400, Wilmington, DE 19808. Our telephone number is (302) 252-9160 and our website is located at enovis.com.

Any references herein to “Colfax” refer to the Company as it existed prior to the separation.

8	- 2022 Proxy Statement

Proposal 1	Election of Directors

Eleven director nominees will be elected at the Annual Meeting, each to serve until the next annual meeting of the Company and until his or her successor is duly elected and qualified. At the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following persons to serve as directors for the term beginning at the Annual Meeting on June 7, 2022: Mitchell P. Rales, Matthew L. Trerotola, Barbara W. Bodem, Liam J. Kelly, Angela S. Lalor, Philip A. Okala, Christine Ortiz, A. Clayton Perfall, Brady Shirley, Rajiv Vinnakota, and Sharon Wienbar. All nominees are currently serving on the Board.

Director Qualifications

 Nominating Committee Criteria for Board Members

The Nominating and Corporate Governance Committee considers, among other things, the following criteria in selecting and reviewing director nominees:

◾	personal and professional integrity;

◾	skills, business experience and industry knowledge useful to the oversight of the Company based on the perceived needs of the Company and the Board at any given time;

◾	the ability and willingness to devote the required amount of time to the Company’s affairs, including attendance at Board and committee meetings;

◾	the interest, capacity and willingness to serve the long-term interests of the Company and its stockholders; and

◾	the lack of any personal or professional relationships that would adversely affect a candidate’s ability to serve the best interests of the Company and its stockholders.

Pursuant to its charter, the Nominating and Corporate Governance Committee also reviews, among other qualifications, the perspective, broad business judgment and leadership, business creativity and vision, and diversity of potential directors, all in the context of the needs of the Board at that time. We believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography, gender, and ethnicity, and we seek independent directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions.

The charter of the Nominating and Corporate Governance Committee affirmatively recognizes diversity as one of the criteria for consideration in the selection of director nominees, and in its deliberations and discussions concerning potential director appointments the Nominating and Corporate Governance Committee has paid particular attention to diversity together with all other qualifying attributes. The Nominating and Corporate Governance Committee is committed to actively seeking out highly qualified women and minority director candidates, as well as candidates with diverse backgrounds, experiences and skills, as part of each director search that our Company undertakes. In addition, the Nominating and Corporate Governance Committee annually considers its effectiveness in achieving these objectives as a part of its assessment of the overall composition of the Board and as part of the annual Board evaluation process described further below, which includes a director skills matrix to identify areas of director knowledge and experience that may benefit the Board in the future. That information is used as a part of the director search and nomination process. The Nominating and Corporate Governance Committee looks for candidates with the expertise, skills, knowledge and experience that, when taken together with that of other members of the Board, will lead to a Board that is effective, collegial and responsive to the needs of the Company.

 Board Member Service

The biographies of each of the nominees below contain information regarding the experiences, qualifications, attributes or skills that the Nominating and Corporate Governance Committee and the Board considered in determining that the person should serve as a director

- 2022 Proxy Statement	9

of the Company. The Board has been informed that all of the nominees listed below are willing to serve as directors, but if any of them should decline or be unable to act as a director, the individuals named in the proxies may vote for a substitute designated by the Board, or the Board may determine to reduce the size of the Board. The Company has no reason to believe that any nominee will be unable or unwilling to serve.

In determining to nominate Ms. Bodem for election, the Nominating and Corporate Governance Committee and the Board took into account that Ms. Bodem has recently agreed to serve as interim chief financial officer of Dentsply Sirona Inc. (“Dentsply”). The Nominating and Corporate Governance Committee and Board determined that, as a result of Ms. Bodem’s extensive experience in the medical technology industry, including her finance and audit committee experience, her service on the Board provides valuable knowledge and skills as the Company works to create a high-value, high-growth medtech business, and therefore that she should be nominated for re-election to the Board. In reaching this conclusion, the Nominating and Corporate Governance Committee noted particularly that Ms. Bodem’s role at Dentsply is temporary, that Dentsply has initiated a search to identify a permanent chief financial officer, and that Ms. Bodem has informed Dentsply that she does not wish to be considered as a candidate for the permanent chief financial officer position.

Nominees for Director

The names of the nominees for director, their ages as of April 27, 2022, principal occupations, employment and other public company board service during at least the last five years, periods of service as a director of the Company, and the experiences, qualifications, attributes and skills of each nominee are set forth below:

MITCHELL P. RALES

Age 65 Director since: 1995 CHAIRMAN OF THE BOARD INDEPENDENT Committees: • None

Mitchell P. Rales is a co-founder of the Company and has served as a director of the Company since its founding in 1995. He is the Chairman of our Board of Directors. Mr. Rales is a co-founder and has served as a member of the board of directors of Danaher Corporation, a global science and technology company, since 1983 and as Chairman of Danaher’s Executive Committee since 1984, and also served as a member of the board of directors of Fortive Corporation, a diversified industrial growth company that was spun-off from Danaher, from 2016 to June 2021. He has been a principal in a number of private business entities with interests in manufacturing companies and publicly traded securities for over 25 years. Mr. Rales was instrumental in the founding of our Company and has played a key leadership role on our Board since that time. He helped create the Danaher Business System, on which the Enovis Growth Excellence (EGX) Business System is modeled, and has provided critical strategic guidance to the Company during its development and growth. In addition, as a result of Mr. Rales’ substantial ownership stake in our Company, he is well-positioned to understand, articulate and advocate for the rights and interests of the Company’s stockholders.

MATTHEW L. TREROTOLA

Age 55 Director since: 2015 Committees: • None

Matthew L. Trerotola has been our President and Chief Executive Officer and has served as a director of the Company since July 2015. Prior to joining the Company, Mr. Trerotola was an Executive Vice President and a member of DuPont’s Office of the Chief Executive, responsible for DuPont’s Electronics & Communications and Safety & Protection segments. Mr. Trerotola also had corporate responsibility for DuPont’s Asia-Pacific business. Many of Mr. Trerotola’s roles at DuPont involved applying innovation to improve margins and accelerate organic growth in global businesses. Prior to rejoining DuPont in 2013, Mr. Trerotola had served in leadership roles at Danaher since 2007, and was most recently Vice President and Group Executive for Life Sciences. Previously, Mr. Trerotola was Group Executive for Product Identification from 2009 to 2012, and President of the Videojet business from 2007 to 2009. While at McKinsey & Company from 1995 to 1999, Mr. Trerotola focused primarily on helping industrial companies accelerate growth. Mr. Trerotola’s day-to-day leadership of the Company, combined with his significant international business experience and familiarity with EGX, gives the Board an invaluable Company-focused perspective supplemented by his global operational expertise.

10	- 2022 Proxy Statement

BARBARA W. BODEM

Age 54 Director since: 2022 INDEPENDENT Committees: • Audit

Barbara W. Bodem has served as a director of the Company since April 4, 2022. Ms. Bodem currently serves as Interim Chief Financial Officer at Dentsply Sirona Inc., a role she accepted in April 2022 to support Dentsply on a short-term basis as it completes its search for a permanent chief financial officer. She previously served as Senior Vice President and Chief Financial Officer at Hillrom, a global medical technology company, from 2018 until its acquisition by Baxter International Inc. in 2021, and as the Senior Vice President of Finance at Mallinckrodt Pharmaceuticals, a pharmaceutical manufacturer, from 2015 to 2018. Ms. Bodem has also served in senior finance roles for Hospira, Inc. and Eli Lilly & Company. She currently serves as a director of Turning Point Therapeutics, Inc., a clinical-stage precision oncology company, where she is chair of the audit committee and a member of the compensation committee, and Syneos Health, Inc., an integrated biopharmaceutical solutions company, where she is a member of the audit committee. Ms. Bodem received both her Bachelor of Science in Finance and MBA from Indiana University. Ms. Bodem’s extensive experience in the medical technology industry, as well as her experience as a public company chief financial officer and as an audit committee member on other public company boards, is a significant asset to our Board and Audit Committee.

LIAM J. KELLY

Age 56 Director since: 2020 INDEPENDENT Committees: • Nominating and Corporate Governance

Liam J. Kelly has served as a director of the Company since January 1, 2020. Mr. Kelly has served as the Chairman, President and Chief Executive Officer of Teleflex Incorporated, a global provider of medical technology products, since May 1, 2020. Prior to that Mr. Kelly held the office of President and Chief Executive Officer of Teleflex since January 1, 2018. Since joining Teleflex in 2009, Mr. Kelly has held a variety of senior leadership roles. From May 2016 to December 2017, Mr. Kelly served as Teleflex’s President and Chief Operating Officer and from April 2015 to April 2016, he served as Executive Vice President and Chief Operating Officer. Prior to joining Teleflex, Mr. Kelly held various senior level positions with Hill-Rom Holdings, Inc., a medical device company, from October 2002 to April 2009, serving as its Vice President of International Marketing and R&D from August 2006 to February 2009. As a result of his significant experience in the medical technology industry, Mr. Kelly brings a valuable perspective to our Board.

ANGELA S. LALOR

Age 56 Director since: 2022 INDEPENDENT Committees: • CHCM

Angela S. Lalor has served as a director of the Company since April 4, 2022. Ms. Lalor served as Senior Vice President, Human Resources, of Danaher Corporation from 2012 until April 1, 2022, when she moved into an advisory role at Danaher until her planned retirement in the first quarter of 2023. Prior to Danaher, Ms. Lalor served at 3M for 22 years in a series of roles of progressive responsibility, including her final role as Senior Vice President of Human Resources for the company. Ms. Lalor holds a B.A. in Psychology from University of Northern Iowa and an M.A. in Industrial Relations and Human Resources from the University of Iowa. Ms. Lalor’s experience as a global human resources leader for two public companies that have significant international operations and portfolios of healthcare businesses brings a valuable perspective to our Board. In addition, Ms. Lalor’s experience in leading organizational and talent strategy and development programs at Danaher will be a significant asset to the Compensation and Human Capital Management Committee of the Board.

PHILIP A. OKALA

Age 53 Director since: 2021 INDEPENDENT Committees: • Audit

Philip A. Okala has served as a director of the Company since February 22, 2021. Mr. Okala has served as the Chief Operating Officer of the University of Pennsylvania Health Systems, a network of leading hospitals and associated care facilities serving Philadelphia County and the surrounding area, since 2017. Prior to this role, Mr. Okala held various positions with Penn Medicine since 2007, including serving as Senior Vice President for Business Development from 2013 to 2017. Before joining Penn Medicine, Mr. Okala held various positions with other healthcare organizations including System Vice President of the Cancer Service Line at Geisinger Health System, Vice President for Clinical Strategic Planning at Roswell Park Cancer Institute and management positions at the University of Texas MD Anderson Cancer Center. He is a Fellow in the American College of Healthcare Executives and currently serves on the boards of the Hospital and Healthsystem Association of Pennsylvania, Holy Child School at Rosemont and Vizient Mid-Atlantic Region. Mr. Okala’s experience as a hospital executive who has led major health system initiatives for strategic marketing positioning, overseen the expansion of clinical service lines and facilitated the growth of the Penn Medicine health system, including through successful mergers and strategic alliances, brings an important perspective to our Board.

- 2022 Proxy Statement	11

CHRISTINE ORTIZ

Age 51 Director since: 2022 INDEPENDENT Committees: • Nominating and Corporate Governance

Dr. Christine Ortiz has served as a director of the Company since April 4, 2022. Dr. Ortiz is the Morris Cohen Professor of Materials Science and Engineering at the Massachusetts Institute of Technology, where she has made pioneering advancements in the areas of biotechnology, biomaterials, and nanotechnology. The author of more than 200 scholarly publications, she has supervised research projects across multiple academic disciplines, received 30 national and international honors, including the Presidential Early Career Award in Science and Engineering awarded to her by President George W. Bush, and served as the Dean for Graduate Education at MIT from 2010 to 2016. She is the founder of an innovative, nonprofit, post-secondary educational institution, Station1. Dr. Ortiz earned a Bachelor of Science degree from Rensselaer Polytechnic Institute and a Master of Science degree and a Doctor of Philosophy degree from Cornell University, each in the field of materials science and engineering. She also serves as a director of Mueller Water Products, a publicly traded water infrastructure and technology company. Dr. Ortiz’s deep knowledge of cutting-edge developments in biotechnology and biomaterials brings a valuable perspective to the Board and the Company’s focus on innovative medical technologies.

A. CLAYTON PERFALL

Age 63 Director since: 2010 INDEPENDENT Committees: • Audit (Chair)

A. Clayton Perfall has served as a director of the Company since September 21, 2010. He is currently an Operating Executive of Tailwind Capital, a private equity fund manager focused on growing middle market companies in the Healthcare, Technology, Business Services and Industrial services sectors. He previously served as the Chairman and Chief Executive Officer of Archway Marketing Services, Inc., a provider of marketing logistics and fulfillment services, from 2008 through 2013. From 2001 until 2008 Mr. Perfall served as the Chief Executive Officer and as a member of the board of directors of AHL Services, Inc. Mr. Perfall also served as the Chief Executive Officer of Union Street Acquisition Corp. from 2006 until 2008. He served as the Chief Financial Officer of Snyder Communications, Inc. from 1996 until 2000 and was previously a partner with a large international accounting firm. Mr. Perfall currently serves on the board of directors of the private company Distinct Holdings Group, LLC and previously served on the boards of directors of Comstock Holding Companies, Inc. from 2004 to 2018, Tailwind Premier Holdings, LLC from 2015 until 2019, Archway Marketing Services, Inc. from 2008 until 2013, RT Acquisition Corp. from 2012 until 2015 and inVentiv Health, Inc. from 1999 to 2010. He served as the audit committee chairman for Comstock Holding Companies, Inc. and InVentiv Health during his time on those boards. Mr. Perfall’s significant financial expertise and experience as an audit committee chairman and public company chief financial officer, combined with his substantial executive leadership background, are assets to both our Board and our Audit Committee.

BRADY SHIRLEY

Age 56 Director since: 2022 Committees: • None

Brady Shirley has served as a director of the Company since April 4, 2022. He has served as the Company’s Chief Operating Officer since 2019 and as Chief Executive Officer of DJO (the Company’s former medical technology segment) since November 2016. Prior to this, Mr. Shirley served as the President of the DJO Surgical business, a position he was appointed to in March of 2014. From 2009 to 2013, Mr. Shirley was the CEO and Director of Innovative Medical Device Solutions (“IMDS”), a company that provides comprehensive product development, manufacturing and supply chain management solutions for medical device companies within the orthopedic medical device industry. At IMDS, Mr. Shirley managed the integration of four companies, consolidated the capital structure and led a successful sale of the business in 2013. From December 1992 to August 2009, Mr. Shirley had several key leadership positions with Stryker Corporation, including President of Stryker Communications and Senior Vice President of Stryker Endoscopy. Mr. Shirley received a Bachelor of Business Administration in Finance from the University of Texas, Austin. Given his experience at DJO and knowledge of our Company, Mr. Shirley brings invaluable experience to the Board.

12	- 2022 Proxy Statement

RAJIV VINNAKOTA

Age 51 Director since: 2008 INDEPENDENT Committees: • Nominating and Corporate Governance (Chair) • CHCM

Rajiv Vinnakota has served as a director of the Company since May 13, 2008. Since July 2019, he has served as President of the Institute for Citizens & Scholars (formerly the Woodrow Wilson National Fellowship Foundation), a 75 year-old non-profit organization that has played a significant role in shaping higher education. With an expanded mission, Citizens & Scholars is now rebuilding how we develop citizens in our country. From 2015 to September 2018 he was an Executive Vice-President at the Aspen Institute, leading a division focused on youth and engagement. Prior to this role, Mr. Vinnakota was the Co-Founder and Chief Executive Officer of The SEED Foundation, a non-profit educational organization, at which he served from 1997 to 2015. Mr. Vinnakota was the chairman of The SEED Foundation board from 1997 until 2006. Prior to co-founding SEED, Mr. Vinnakota was an associate at Mercer Management Consulting. He was also a trustee of Princeton University from 2004 until 2007 and a member of the Executive Committee of the Princeton University board of directors from 2006 to 2007, and he served as the national chairman of Annual Giving at Princeton from 2007 until 2009. Mr. Vinnakota’s management experience, combined with his experience in the non-profit sector, brings a valuable perspective to our Board.

SHARON WIENBAR

Age 60 Director since: 2016 INDEPENDENT Committees: • CHCM (Chair)

Sharon Wienbar has served as a director of the Company since June 15, 2016. She was previously with Scale Venture Partners, a venture capital firm, from 2001 to 2018, where she led investments in technology companies and served on the board of numerous portfolio businesses. She was also a strategy consultant to Capella Education Company after it acquired Hackbright Academy, a leading software engineering training company for women, where she was the CEO from 2015 to 2016. Ms. Wienbar currently serves on the boards of Resideo Technologies, Inc., a New York Stock Exchange-listed public company, Covetrus, Inc. a Nasdaq-listed public company, and True Anthem, a privately held software provider. She previously served on other public and private boards, including the board of Everyday Health, Inc., a New York Stock Exchange-listed public company, until its acquisition in December 2016. Prior to her venture capital career, Ms. Wienbar was an executive in several software companies and a consultant at Bain & Company. Ms. Wienbar’s leadership of technology investments, deep understanding of innovation drivers, and business acumen bring an important perspective to our Board.

Vote Required

The affirmative vote of the holders of a majority of the votes cast is required for election of each director.

Board Recommendation

The Board unanimously recommends that stockholders vote “FOR” the election of each of the nominees for director listed above.

- 2022 Proxy Statement	13

∎	CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines require that a majority of our Board members be “independent” under the NYSE’s listing standards. In addition, the respective charters of the Audit Committee, Compensation and Human Capital Management Committee and Nominating and Corporate Governance Committee require that each member of these committees be “independent” under the NYSE’s listing standards and, with respect to the Audit Committee, under the applicable heighted independence standards under the SEC rules. In order for a director to qualify as “independent,” our Board must affirmatively determine that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) that would impair the director’s independence. Our Board undertook its annual review of director independence in February 2022. The Board has determined that Mr. Rales, Ms. Bodem, Mr. Kelly, Ms. Lalor, Mr. Okala, Dr. Ortiz, Mr. Perfall, Mr. Vinnakota, and Ms. Wienbar each qualify as “independent” under the NYSE’s listing standards. The Board has also determined that Mr. Allender, Mr. Gayner, Ms. Jordan, and Mr. Teirlinck were independent during the time each served as directors. In reaching a determination on these directors’ independence, the Board considered that during fiscal 2021 Mr. Kelly and Mr. Okala were employed by organizations that do business with the Company. The amount received by the Company or such other organization in each of the last three fiscal years did not exceed the greater of $1 million or 1% of either the Company’s or such organization’s consolidated gross revenues. Additionally, in assessing Mr. Rales’ independence in 2022, the Board took into account that, although Mr. Rales is a founder and significant stockholder of the Company, he has never served as an employee of the Company (including its predecessor) and is not otherwise involved in managing the daily business operations of the Company. Accordingly, the Board concluded that Mr. Rales is independent under NYSE’s listing standards. None of the other independent directors nor their immediate family members have within the past three years had any direct or indirect business or professional relationships with the Company other than in their capacity as directors.

The independent members of our Board must hold at least two “executive session” meetings each year without the presence of management. In general, the meetings of independent directors are intended to be used as a forum to discuss such topics as they deem necessary or appropriate. If the Chair of the Board is not an independent director, the independent directors select an independent director to serve as Chairperson for each executive session. During 2021, Mr. Allender served as the presiding director of the independent director executive sessions. Going forward, Mr. Rales, as independent Chair, will serve as the presiding director of the independent director executive sessions and as such will lead the independent directors during these sessions.

Board of Directors and its Committees

The Board and its committees meet regularly throughout the year, and may also hold special meetings and act by written consent from time to time. The Board held a total of nine meetings during the year ended December 31, 2021. During 2021, all of our directors attended at least seventy-five percent of the aggregate Board meetings and meetings of the committees of the Board on which such directors served (during the periods that he or she served). Our Corporate Governance Guidelines request Board members to make every effort to attend our annual meeting of stockholders. All of our directors then serving at the time attended our annual meeting of stockholders in 2021.

14	- 2022 Proxy Statement

The Board has a standing Audit Committee, Compensation and Human Capital Management Committee, and Nominating and Corporate Governance Committee. The charters for the Audit Committee, Compensation and Human Capital Management Committee, and Nominating and Corporate Governance Committee are available on the Company’s website at www.enovis.com on the Investors page under the Corporate Governance tab. These materials also are available in print to any stockholder upon request to: Corporate Secretary, Enovis Corporation, 2711 Centerville Road, Suite 400, Wilmington, DE 19808. The Board committees review their respective charters on an annual basis. The Nominating and Corporate Governance Committee oversees an annual evaluation of the Board and each committee’s operations and performance, as described in greater detail below.

Name	Audit Committee	Nominating and Corporate Governance Committee	Compensation and Human Capital Management Committee

Mitchell P. Rales

Matthew L. Trerotola

Barbara W. Bodem	✓

Liam J. Kelly		✓

Angela S. Lalor			✓

Philip A. Okala	✓

Christine Ortiz		✓

A. Clayton Perfall

Brady R. Shirley

Rajiv Vinnakota			✓

Sharon Wienbar

Chair
✓	Member

Audit Committee

Our Audit Committee met seven times during the year ended December 31, 2021. The Audit Committee is responsible, among its other duties and responsibilities, for overseeing our accounting and financial reporting processes, the audits of our financial statements, the qualifications of our independent registered public accounting firm, the performance of our internal audit function and independent registered public accounting firm, and the Company’s policies with respect to risk assessment and risk management related to information technology and cybersecurity. The Audit Committee reviews and assesses the qualitative aspects of our financial reporting, our processes to manage business and financial risks, and our compliance with significant applicable legal, ethical and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The members of our Audit Committee are Mr. Perfall, Chair, Mr. Okala, and Ms. Bodem. Mr. Okala and Ms. Bodem were each appointed to the Audit Committee on April 4, 2022. The Board has determined that each of Mr. Perfall, Mr. Okala and Ms. Bodem qualifies as an “audit committee financial expert,” as that term is defined under the SEC rules. The Board has determined that each member of our Audit Committee is independent and financially literate under the NYSE’s listing standards and that each member of our Audit Committee is independent under the standards of Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee met five times during the year ended December 31, 2021. The Nominating and Corporate Governance Committee is responsible for recommending candidates for election to the Board. In making its recommendations, the committee will review a candidate’s qualifications and any potential conflicts of interest and assess contributions of current directors in connection with his or her renomination. The committee is also responsible, among its other duties and responsibilities, for making recommendations to the Board or otherwise acting with respect to corporate governance policies and practices, including Board size and membership qualifications, new director orientation, committee structure and membership, related person transactions, and communications with stockholders and other interested parties. The Nominating and Corporate Governance Committee is also responsible for reviewing the Company’s undertakings with respect to environmental, social, and governance matters, including the Company’s role as a corporate citizen and the Company’s policies and programs relating to health, safety and

- 2022 Proxy Statement	15

sustainability matters. The members of our Nominating and Corporate Governance Committee are Mr. Vinnakota, Chair, Mr. Kelly and Dr. Ortiz, who was appointed to the Nominating and Corporate Governance Committee on April 4, 2022. The Board has determined that each member of our Nominating and Corporate Governance Committee is independent under the NYSE’s listing standards.

Compensation and Human Capital Management Committee

Our CHCM Committee met six times during the year ended December 31, 2021. The members of our CHCM Committee are Ms. Wienbar, Chair, Mr. Vinnakota, and Ms. Lalor, who was appointed to the CHCM Committee on April 4, 2022. The Board has determined that each member of our CHCM Committee is a “non-employee director” within the meaning of SEC Rule 16b-3, and is independent under the NYSE’s listing standards for directors and compensation committee members.

The CHCM Committee is responsible, among its other duties and responsibilities, for determining and approving the compensation and benefits of our Chief Executive Officer and other executive officers, monitoring compensation arrangements applicable to our Chief Executive Officer and other executive officers in light of their performance, effectiveness and other relevant considerations and adopting and administering our equity and incentive plans. Specifically, the CHCM Committee annually reviews and approves the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluates his performance in light of those goals and objectives, and determines his compensation level based on that analysis. The CHCM Committee also annually reviews and approves all elements of the compensation of our other executive officers. Our Chief Executive Officer plays a significant role in developing and assessing achievement against the goals and objectives for other executive officers and makes compensation recommendations to the CHCM Committee based on these evaluations. The CHCM Committee also administers all of the Company’s management incentive compensation plans and equity-based compensation plans. The CHCM Committee makes recommendations to the Board regarding compensation of all executive officer hires, all elements of director compensation, and the adoption of certain amendments to incentive or equity-based compensation plans. The CHCM Committee also assists the Board in its oversight of risk related to the Company’s compensation policies and practices applicable to all Enovis associates. Additionally, the CHCM periodically reviews the Company’s strategies and policies related to human capital management, including with respect to matters such as diversity, inclusion, pay equity, corporate culture, talent development and retention. For further information on our compensation practices, including a description of our processes and procedures for determining compensation, the scope of the CHCM Committee’s authority and management’s role in compensation determinations, please see the Compensation Discussion and Analysis section of this Proxy Statement, which begins on page 26.

Since April 2009, our CHCM Committee has engaged Frederic W. Cook & Co. as its independent compensation consultant to, among other things, formulate an appropriate peer group to be used by the CHCM Committee and to provide competitive comparison data and for other compensation consulting services as requested by the CHCM Committee. Additional information on the nature of the information and services provided by this independent compensation consultant can be found below in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

No member of the CHCM Committee is or has ever been an officer or an employee of the Company or any of its subsidiaries, and no CHCM Committee member has any interlocking or insider relationship with the Company which is required to be reported under the rules of the SEC.

Identification of Director Candidates and Director Nomination Process

The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and stockholders. The Nominating and Corporate Governance Committee may also use outside consultants to assist in identifying candidates and during 2021 used third-party search firms to identify and provide background information on possible candidates. Dr. Ortiz and Ms. Bodem were first recommended to the Nominating and Corporate Governance Committee by third-party search firms, and Ms. Lalor was first identified to the Nominating and Corporate Governance Committee by non-management members of the Board and subsequently recommended following a review by a third-party search firm. The Nominating and Corporate Governance Committee is responsible for assessing whether a candidate may qualify as an independent director. Each possible candidate is discussed and evaluated in detail before being recommended to the Board. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral.

The Nominating and Corporate Governance Committee recommends, and the Board nominates, candidates to stand for election as directors. Stockholders may nominate persons to be elected as directors and, as noted above, may suggest candidates for

16	- 2022 Proxy Statement

consideration by the Nominating and Corporate Governance Committee. If a stockholder wishes to suggest a person to the Nominating and Corporate Governance Committee for consideration as a director candidate, he or she must provide the same information as required of a stockholder who intends to nominate a director pursuant to the procedures contained in Section 3.3 of our Bylaws, in accordance with the same deadlines applicable to director nominations, as described below under “General Matters—Stockholder Proposals and Nominations.”

Board Leadership Structure

Our Corporate Governance Guidelines specify that the positions of Chairman of the Board and Chief Executive Officer shall be held by separate persons. We believe that this structure is appropriate given the differences between the two roles in our current management structure. Our Chief Executive Officer, among other duties, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of our Board, among other responsibilities, provides guidance to the Chief Executive Officer, takes an active role in setting the agenda for Board meetings and presides over meetings of the full Board.

Board Evaluation Process

The Board and its committees conduct self-assessments annually at their February meetings. The Nominating and Corporate Governance Committee oversees the process. The annual evaluation procedure is summarized below.

Action and Timeframe	Description
Preparation – November/December

Each director receives draft materials for the annual evaluation of (i) the Board’s performance and (ii) the performance of his or her committee(s). The materials include the Board and committee self-assessment questionnaires. In advance of the assessment, questions are revised and supplemented based on the input received from the Board members and, prior to distribution, the Chair of the Nominating and Corporate Governance Committee leads a final review in the December Board and committee meetings.

Assessment – December/January

Each director is asked to consider a list of questions to assist with the evaluation of the Board and its committees, covering topics such as Board composition, the conduct and effectiveness of meetings, quality of discussions, roles and responsibilities, quality and quantity of information provided, and other opportunities for improvement.

Review and Discussion – February

The Board and its committees receive a report summarizing the annual evaluations as well as a year-over-year comparison. The reports are distributed for consideration in advance of and discussed at the February Board meeting. The committee chairs report to the Board on their respective committee evaluations, noting any actionable items. Past evaluations have addressed a wide range of topics such as Board materials, Board composition, director education and on-boarding, and allocation of meeting times.

Actionable Items and Follow-Up – Ongoing	The Board and committees address any actionable items throughout the year, including a mid-year check-in and end of year assessment against the actionable items identified in February.

Board’s Role in Risk Oversight

The Board maintains responsibility for oversight of risks that may affect the Company. The Board discharges this duty primarily through its standing committees and also considers risk in its strategic planning for the Company and in its consideration of acquisitions. The Board engages in discussions about risk at each quarterly meeting, where it receives reports from its committees, as applicable, about the risk oversight activities within their respective areas of responsibility. Specifically, the Audit Committee (i) receives reports from and discusses with management, our internal audit team, and our independent registered public accounting firm all major risk exposures (whether financial, operating or otherwise), (ii) reviews the Company’s policies with respect to risk assessment and enterprise risk management, including with respect to cybersecurity risks, and (iii) oversees compliance with legal and regulatory requirements and our ethics program, including our Code of Business Conduct and Ethics. In addition, the Nominating and Corporate Governance Committee oversees the corporate governance principles and governance structures that contribute to successful risk oversight and management. The CHCM Committee oversees certain risks associated with compensation policies and practices, as discussed below.

- 2022 Proxy Statement	17

The Audit, Nominating and Corporate Governance and CHCM Committees each make full reports to the Board of Directors at each regularly scheduled meeting regarding each committee’s considerations and actions, and risk considerations are presented to and discussed with the Board by management as part of strategic planning sessions and when considering potential acquisitions.

Standards of Conduct

 Corporate Governance Guidelines and Pledging

The Board has adopted Corporate Governance Guidelines, which set forth a framework to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines cover, among other things, the composition and certain functions of the Board and its committees, executive sessions, Board responsibilities, expectations for directors, director orientation and continuing education, and our policy prohibiting pledging.

In February 2014, the Board amended the Corporate Governance Guidelines to prohibit any future pledging of Company common stock as security under any obligation by our directors and executive officers. The Board excepted from the policy shares of Company common stock that were already pledged at the time the policy was adopted, but any additional share pledges are prohibited. Pledged shares of Company common stock do not count toward our stock ownership requirements.

Certain shares of common stock owned by Mitchell Rales, Chairman of our Board, that were pledged at the time that the policy was adopted were grandfathered from the policy. Notwithstanding that the existing pledge was grandfathered under our policy, as part of its risk oversight function the Audit Committee of the Board reviews Mr. Rales’ share pledges on a quarterly basis to assess whether such pledging poses an undue risk to the Company. In evaluating Mr. Rales’ pledge of Company shares, the Audit Committee considered that Mr. Rales acquired these shares with his own funds in connection with founding the Company and did not receive them as compensation from the Company; that, as a founder of the Company and dedicated long-term stockholder, he has (as with many institutional stockholders) pledged a portion of his shares instead of selling shares for liquidity; and that Mr. Rales, as a founder or significant investor in other public companies (including Danaher Corporation and Fortive Corporation), has significant personal assets. In addition to taking into account the number of shares and percentage of outstanding shares pledged, the Audit Committee has also considered the degree of overcollateralization (the amount by which the market value of the shares pledged as collateral exceeds the amount of secured indebtedness), as the Committee believes this is a key factor in assessing the degree of risk posed by the pledging arrangements. Based on its evaluation, the Committee has concluded that the existing pledge arrangements do not pose an undue risk to the Company. The Audit Committee will continue to periodically review the shares pledged as part of its risk oversight function.

Code of Business Conduct and Ethics

As part of our system of corporate governance, the Board has also adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), that is applicable to all directors, officers and employees of the Company. The Code of Ethics sets forth Company policies, expectations and procedures on a number of topics, including but not limited to conflicts of interest, compliance with laws, rules and regulations (including insider trading laws), honesty and ethical conduct, and quality. The Code of Ethics also sets forth procedures for reporting violations of the Code of Ethics and investigations thereof. If the Board grants any waivers from our Code of Ethics to any of our directors or executive officers, or if we amend our Code of Ethics, we will, if required, disclose these matters through our website within four business days following such waiver or amendment.

Policies on Insider Trading, Hedging and Stock Ownership

The Company has a Policy on Insider Trading and Compliance which, in addition to mandating compliance with insider trading laws, prohibits any director, officer or employee of the Company from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities. Further, we have stock ownership policies applicable to our directors and executives to promote alignment of interests between our stockholders, directors and management, as described in greater detail further in this proxy statement

Where to Find Our Key Governance Policies

The Corporate Governance Guidelines and Code of Ethics are available on the Company’s website at www.enovis.com on the Investors page under the Corporate Governance tab. These materials also are available in print to any stockholder upon request to: Corporate Secretary, Enovis Corporation, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

18	- 2022 Proxy Statement

Certain Relationships and Related Person Transactions

Policies and Procedures for Related Person Transactions

We have adopted a written Policy Regarding Related Person Transactions pursuant to which our Nominating and Corporate Governance Committee or a majority of the disinterested members of our Board generally must approve related person transactions in advance. The policy applies to any transaction or series of similar transactions involving more than $120,000 in which the Company is a participant and in which a “related person” has a direct or indirect material interest. “Related persons” include the Company’s directors, nominees for director, executive officers, and greater than 5% stockholders, as well as the immediate family members of the foregoing. In approving or rejecting the proposed transaction, our Nominating and Corporate Governance Committee takes into account, among other factors it deems appropriate, whether the proposed related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the person’s interest in the transaction and, if applicable, the impact on a director’s independence. Under the policy, if we discover related person transactions that have not been approved, the Nominating and Corporate Governance Committee is to be notified and will determine the appropriate action, including ratification, rescission or amendment of the transaction.

Relationships and Transactions

Transactions with Fortive Corporation

Certain of our subsidiaries purchase products from and sell products to Fortive Corporation (“Fortive”) from time to time in the ordinary course of business and on an arms’-length basis. Such transactions are pre-approved under our Policy Regarding Related Person Transactions. In 2021, our subsidiaries purchased approximately $120,000 of products from Fortive, which is less than 0.01% of our, and of Fortive’s, gross revenues for 2021. Our subsidiaries intend to purchase products from and sell products to Fortive in the future in the ordinary course of their businesses and on an arms’-length basis. Mitchell P. Rales and Steven M. Rales each formerly served as a director of Fortive until their retirement from the Fortive board of directors in June 2021, and each of them no longer beneficially owns more than 5% of Fortive’s outstanding common stock.

Contacting the Board of Directors

The Board of Directors has established a process for stockholders and interested parties to communicate with the Board and to report complaints or concerns relating to our accounting, internal accounting controls or auditing matters. Stockholders and interested parties wishing to communicate with our Board may do so by writing to any of the members of the Board, the Chairman of the Board, or the non-management members of the Board as a group, at:

Enovis Corporation

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808

Attn: Corporate Secretary

Complaints or concerns relating to our accounting, internal accounting controls or auditing matters will be referred to members of the Audit Committee. Other correspondence will be referred to the relevant director or group of directors. Our Policy on Stockholder and Interested Party Communications with the Board of Directors (the “Board Communications Policy”) requires that any stockholder communication to members of the Board prominently display the legend “Board Communication” in order to indicate to the Corporate Secretary that it is communication subject to our policy and will be received and processed by the Corporate Secretary’s office. Each communication received by the Corporate Secretary is copied for our files and promptly forwarded to the addressee. In our Board Communications Policy, the Board has requested that certain items not related to the Board’s duties and responsibilities be excluded from forwarded communications, such as mass mailings and business advertisements. In addition, the Corporate Secretary is not required to forward any communication that the Corporate Secretary, in good faith, determines to be frivolous, unduly hostile, threatening, illegal or similarly unsuitable. However, the Corporate Secretary maintains a list of each communication subject to this policy that is not forwarded, and on a quarterly basis delivers the list to the Chairman of the Board. In addition, each communication subject to this policy that is not forwarded because it was determined by the Secretary to be frivolous, commercial advertising, irrelevant or similarly unsuitable is nevertheless retained in our files and made available at the request of any member of the Board to whom such communication was addressed.

- 2022 Proxy Statement	19

∎	DIRECTOR COMPENSATION

Our Board, at the recommendation of our CHCM Committee, sets the compensation program for non-employee directors. The Compensation and Human Capital Management Committee reviews this program on an episodic basis and recommends director compensation levels based on its evaluation of competitive levels for director compensation, utilizing data drawn from our current list of peer companies and its reasoned business judgment. See “Role of Compensation Consultants and Peer Data Review” on page 38. The compensation program was revised in May of 2021, and was further revised in December 2021 (which became effective in April 2022 upon the completion of the spin-off of ESAB Corporation) to reflect the Company’s shift to a growth-driven innovative medical technology company and to align with the Company’s new medical technology peer group following the separation.

For 2021, our non-employee Board members received the following:

◾	an annual cash retainer of $90,000;

◾

an annual equity award valued at $145,000, calculated under the same valuation approach applied in determining our annual equity grants as described in “Compensation Discussion and Analysis—Additional Compensation Information—Equity Grant Practice,” and awarded in connection with our annual meeting of stockholders, which consisted of director restricted stock units that vest after one year of service on the Board;

◾

a $20,000 annual retainer for service as the Chair of our Audit Committee and a $15,000 annual retainer for service as Chair of the CHCM Committee or of the Nominating and Corporate Governance Committee; and

◾	in the case of any director who joins the Board following the date of the grant of the annual equity award, a pro-rated portion of the annual equity award.

As noted above, following the completion of the spin-off of ESAB Corporation in April 2022, Board members will receive the following:

◾	an annual cash retainer of $70,000;

◾

an annual equity award valued at $215,000, to consist of 50% director restricted stock units that vest after one year of service on the Board and 50% director stock options, which are fully vested upon grant and exercisable for a seven-year term;

◾

a $25,000 annual retainer for service as the Chair of our Audit Committee, a $20,000 annual retainer for service as Chair of the CHCM Committee, and a $15,000 annual retainer for service as Chair of the Nominating and Corporate Governance Committee; and

◾	in the case of any director who joins the Board following the date of the grant of the annual equity award, a pro-rated portion of the annual equity award.

Our non-executive Chairman of the Board is entitled to receive an annual cash retainer of $1 and does not receive any other cash fees or the annual equity award described above.

The Board has also approved a stock ownership policy for our non-employee directors. Each non-employee director is required to own shares of our common stock (including shares issuable upon exercise of stock options and shares underlying restricted stock units) with a value equal to five times the annual cash retainer within five years of joining the Board. All of our directors except for Mr. Okala, who was appointed in February 2021, and Ms. Bodem, Dr. Ortiz and Ms. Lalor, who were appointed in April 2022 and are in the five-year grace period, have achieved these ownership targets as of the date of this Proxy Statement.

Further, our Board has adopted a policy prohibiting any director (or executive officer) from pledging as security under any obligation any shares of Company common stock that he or she directly or indirectly owns and controls (other than shares already pledged as of February 17, 2014), and providing that pledged shares of Company common stock do not count toward our stock ownership requirements.

The Board has adopted a Director Deferred Compensation Plan which permits non-employee directors to receive, at their discretion, deferred stock units (“DSUs”) in lieu of their annual cash retainers and committee chairperson retainers. A director who elects to receive DSUs receives a number of units determined by dividing the cash fees earned during, and deferred for, the quarter by the closing price

20	- 2022 Proxy Statement

of our common stock on the date of the grant, which is the last trading day of the quarter. A non-employee director also may convert director restricted stock unit grants to DSUs under the plan. DSUs granted to our directors convert to shares of our common stock after separation from service, based upon a schedule elected by the director in advance. In the event that a director elects to receive DSUs, the director will receive dividend equivalent rights on such DSUs to the extent dividends are issued on our common stock. Dividend equivalents are deemed reinvested in additional DSUs (or fractions thereof) at the dividend payment date.

We also reimburse all directors for travel and other necessary business expenses incurred in the performance of their services on our Board and the committees thereof and extend coverage to them under our directors’ and officers’ indemnity insurance policies.

The following table sets forth information regarding compensation paid to our non-employee directors during 2021:

DIRECTOR COMPENSATION FOR 2021

Name(1)	Fees Earned or Paid in Cash ($)		Stock Awards ($)(3)		Option Awards ($)(5)	Total ($)
Mitchell P. Rales	1		0		0	1
Patrick W. Allender	103,750	(2)	136,932	(4)	0	240,682
Thomas S. Gayner	88,750	(2)	136,932	(4)	0	225,682
Rhonda L. Jordan	103,750		136,932	(4)	0	240,682
Liam J. Kelly	88,750		136,932		0	225,682
Philip Okala	76,472		152,964		14,250	243,686
A. Clayton Perfall	108,750	(2)	136,932	(4)	0	245,682
Didier Teirlinck	88,750	(2)	136,932	(4)	0	225,682
Rajiv Vinnakota	88,750		136,932		0	225,682
Sharon Wienbar	88,750	(2)	136,932	(4)	0	225,682

(1)

Ms. Bodem, Dr. Ortiz and Ms. Lalor were appointed to our Board on April 4, 2022. Accordingly, they did not receive any compensation for 2021. In addition, compensation for our employee directors is summarized below in the “Summary Compensation Table.” Mr. Gayner retired from the Board on March 31, 2022, and Mr. Allender, Ms. Jordan and Mr. Teirlinck resigned from the Board on April 4, 2022 following the Company’s completion of its spin-off of ESAB Corporation on such date. The number of DSUs, restricted stock units and options listed in the footnotes to this table have not been adjusted to reflect the one-for-three reverse stock split effected on April 4, 2022.

(2)

Messrs. Allender, Gayner, Perfall and Teirlinck and Ms. Wienbar elected to receive DSUs in lieu of their annual cash retainers and committee chairperson retainers. DSUs convert to shares of our common stock after separation from service, based upon a schedule elected by the director in advance. During 2021, the amount of DSUs received in lieu of annual cash retainers and committee chairperson retainers by these directors was as follows: Mr. Allender—2,289, Mr. Gayner—1,959, Mr. Perfall—2,400, Mr. Teirlinck—1,959, and Ms. Wienbar—1,959. DSUs received for these cash retainers are considered “vested” and thus are not reflected in the table below.

(3)

Amounts shown in the “Stock Awards” column represent the grant date fair value for stock awards granted to each director during 2021, as computed pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (“FASB ASC Topic 718”). See Note 14 to our consolidated financial statements for the year ended December 31, 2021, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2022. The amounts reflect the grant date fair value of the 2021 annual grant of 3,294 restricted stock units made to each director in connection with the 2021 annual meeting of stockholders, which vest in full on May 12, 2022. For Mr. Okala, who was appointed to our Board on February 22, 2021, the amount also reflects the grant date fair value of a grant of 357 restricted stock units in connection with a pro-rated annual grant for the period beginning with his appointment to the Board through the date of the 2021 annual meeting of stockholders which vested in full on February 22, 2022.

(4)

3,294 restricted stock units granted to each of these directors, which were awarded in connection with the 2021 annual meeting of stockholders, were converted into DSUs at the election of each director. DSUs convert to shares of our common stock after termination of service on the Board, based upon a schedule selected by each director in advance. These DSUs will vest in full on May 12,2022 in accordance with the vesting schedule applicable to the underlying restricted stock units.

(5)

For Mr. Okala, who was appointed to our Board on February 22, 2021, the amount reflects the grant date fair value for options to purchase 878 shares of our common stock in connection with a pro-rated annual grant for the period beginning with his appointment to the Board through the date of the 2021 annual meeting of stockholders. The director stock options are fully vested upon grant and exercisable for a seven-year term.

- 2022 Proxy Statement	21

As of December 31, 2021, the aggregate number of unvested stock awards and unexercised options outstanding held by each of our non-employee directors then serving at the time was as follows:

Name	Restricted Stock Units(1)	Stock Options(1)
Mitchell P. Rales	-	-
Patrick W. Allender	3,294	30,015
Thomas S. Gayner	3,294	30,015
Rhonda L. Jordan	3,294	30,015
Liam J. Kelly	3,294	7,741
Philip Okala	3,651	878
A. Clayton Perfall	3,294	30,015
Didier Teirlinck	3,294	18,139
Rajiv Vinnakota	3,294	30,015
Sharon Wienbar	3,294	22,377

(1)	The number of restricted stock units and options listed in this table have not been adjusted to reflect the one-for-three reverse stock split effected on April 4, 2022.

22	- 2022 Proxy Statement

Proposal 2	Ratification of Selection of Independent Registered Public Accounting Firm

We are asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent auditors. Ernst & Young LLP has served as our independent auditor since its appointment in 2002. Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders’ opinions which the Audit Committee will take into consideration in future deliberations. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders. The Board of Directors and the Audit Committee believe that the retention of Ernst & Young LLP as the Company’s independent auditor is in the best interests of the Company and its stockholders.

Representatives for Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services

The following table sets forth the aggregate fees for services rendered by Ernst & Young LLP for the Company for the fiscal years ended December 31, 2021 and 2020:

Fee Category (fees in thousands)	2021	2020
Audit Fees	$6,849	$5,575
Audit-Related Fees	3,175	—
Tax Fees	301	646
All Other Fees	—	4
TOTAL	$10,325	$6,225

Audit Fees

This category of the table above includes fees for the fiscal years ended December 31, 2021 and 2020 that were for professional services rendered (including reimbursement for out-of-pocket expenses) for the integrated audits of our annual consolidated financial statements, for reviews of the financial statements included in our Quarterly Reports on Form 10-Q, and for statutory audits. For 2021, this category also included audit fees of approximately $789,000 for incremental audit procedures related to the Company’s spin-off of ESAB Corporation.

Audit-Related Fees

This category of the table above includes the fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” For 2021, Audit-Related Fees included $3,175,000 related to carve-out audited financial statements for ESAB Corporation. There were no Audit-Related Fees incurred for 2020.

Tax Fees

This category of the table above includes fees billed for tax compliance, tax preparation, tax planning and other tax services. For 2021, Tax Fees included approximately $256,500 for tax compliance and tax preparation, approximately $26,900 for tax planning and other tax services and approximately $17,100 for associated expenses. For 2020, Tax Fees included approximately $518,459 for tax compliance and tax preparation, approximately $126,300 for tax planning and other tax services and approximately $982 for associated expenses.

- 2022 Proxy Statement	23

All Other Fees

This category of the table above includes fees billed for products and services other than those described above under Audit Fees, Audit-Related Fees and Tax Fees. For 2020, these included fees incurred for Ernst & Young LLP’s online accounting information tool.

The Audit Committee has considered whether the services rendered by the independent registered public accounting firm with respect to the fees described above are compatible with maintaining the independent registered public accounting firm’s independence and has concluded that such services do not impair its independence.

Audit Committee’s Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee must pre-approve all auditing services, review and attest services, internal control related services and non-audit services provided to the Company by the independent registered public accounting firm and all fees payable by the Company to the independent registered public accounting firm for such services. The Audit Committee also is responsible for overseeing the audit fee negotiations associated with the retention of Ernst & Young LLP for the audit of our financial statements. The Audit Committee has adopted a pre-approval policy to promote compliance with the NYSE’s listing standards and the applicable SEC rules and regulations relating to auditor independence. In accordance with the Audit Committee charter and the pre-approval policy, the Audit Committee reviews with Ernst & Young LLP and management the plan and scope of Ernst & Young LLP’s proposed annual financial audit and quarterly reviews, including the procedures to be utilized and Ernst & Young LLP’s compensation, and pre-approves all auditing services, review and attest services, internal control related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by Ernst & Young LLP. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee consistent with the pre-approval policy, provided that the decisions of such Audit Committee member or members must be presented to the full Audit Committee at its next scheduled meeting. Pre-approval of permitted non-audit services can only be approved by the full Audit Committee.

Vote Required

The affirmative vote of the holders of a majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022.

Board Recommendation

The Board unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2022.

24	- 2022 Proxy Statement

∎	AUDIT COMMITTEE REPORT

The Audit Committee currently consists of A. Clayton Perfall, Philip A. Okala, and Barbara W. Bodem, all of whom are non-management directors. Messrs. Allender, Gayner, and Teirlinck served as members of the Audit Committee for 2021 and in 2022 during the time each served as directors. Mr. Gayner retired from the Board on March 31, 2022 and Messrs. Allender and Teirlinck stepped down from the Board on April 4, 2022 in connection with the spin-off of ESAB Corporation. Each of Messrs. Allender, Gayner, and Teirlinck, as well as Mr. Perfall, participated in the reviews and discussions referenced below prior to stepping down from the Board. However, because Messrs. Allender, Gayner, and Teirlinck are no longer members of the Board, they are not named below this report.

The members of the Audit Committee meet the independence and financial literacy requirements of the NYSE and the additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. In 2021, the Audit Committee held seven meetings. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors, which it annually reviews. The charter, which complies with all current regulatory requirements, is available on the Company’s website at www.enovis.com on the Investors page under the Corporate Governance tab. During 2021, at each of its regularly scheduled meetings, the Audit Committee met with senior members of the Company’s finance team. Additionally, the Audit Committee has separate private sessions, during its regularly scheduled meetings, with the Company’s independent registered public accounting firm and head of internal audit, respectively. The Audit Committee is updated periodically on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment, and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has also discussed with the independent registered public accounting firm, their evaluation of the Company’s system of internal control over financial reporting.

The Audit Committee evaluates the performance of the Company’s independent registered public accounting firm each year and determines whether to reengage the current independent registered accounting firm or consider other independent registered accounting firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered accounting firm, the firm’s global capabilities, and the firm’s technical expertise, tenure as the Company’s independent registered accounting firm and knowledge of the Company’s global operations and businesses. In connection with the applicable audit partner rotation requirements, the Audit Committee also is involved in considering the selection of the auditors’ lead engagement partner when rotation is required. Based on this evaluation, the Audit Committee decided to engage Ernst & Young LLP as our independent registered accounting firm for the year ended December 31, 2022. The Audit Committee reviews with the independent registered accounting firm and management the overall audit scope and plans, as well as the results of internal and external audit examinations and evaluations by management and the independent registered accounting firm of the Company’s internal controls over financial reporting and the quality of the Company’s financial reporting. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee recommends that the Board ask stockholders, at the Company’s annual meeting, to ratify the appointment of the independent registered accounting firm (see Proposal 2 beginning on page 23).

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2021 with management and with the Company’s independent registered public accounting firm, including a discussion of the quality and suitability of the accounting principles, the reasonableness of significant accounting judgments and estimates, and the clarity of disclosures in the financial statements. In addressing the quality of management’s accounting judgments, members of the Audit Committee are apprised of certifications prepared by the Chief Executive Officer and the Chief Financial Officer that the unaudited quarterly and audited annual consolidated financial statements of the Company fairly present, in all material respects, the financial condition, results of operations and cash flows of the Company.

In performing all of these functions, the Audit Committee acts in an oversight capacity. The Audit Committee reviews the Company’s quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for establishing and maintaining adequate internal control over financial reporting and for preparing the financial statements, and other reports, and of the independent registered public accounting firm, which is engaged to review the quarterly consolidated financial statements of the Company, and audit and report on the annual consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting as of the Company’s year-end.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and SEC. The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence. On the basis of the reviews and discussions referenced above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee of the Board of Directors

A. Clayton Perfall, Audit Committee Chair

- 2022 Proxy Statement	25

∎	COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2021 should be read together with the compensation tables and related disclosures set forth under the section heading “Executive Compensation.”

Executive Summary

Named Executive Officers

The following discussion provides details regarding our executive compensation program and the compensation of our named executive officers in 2021. Our named executive officers (“NEOs”) for 2021 are:

Name	Title
Matthew Trerotola	President and Chief Executive Officer
Christopher Hix	EVP, Chief Financial Officer
Daniel Pryor	EVP, Strategy and Business Development
Shyam Kambeyanda[1]	Chief Executive Officer of ESAB
Brady Shirley	Chief Executive Officer of DJO

[1]	Mr. Kambeyanda resigned from the Company as of April 4, 2022 to become President and Chief Executive Officer of ESAB Corporation following the consummation of the spin-off of ESAB Corporation.

Our Compensation Philosophy and Guiding Principles

Our executive compensation approach links compensation to Company and individual performance while aligning the long-term interests of management and stockholders. We strive to create a compensation program for our associates, including our executives, that provides a compelling and engaging opportunity to attract, retain and motivate the best talent. We believe that our compensation programs motivate performance-driven leadership that is aligned to achieve our financial and strategic objectives with the intention to deliver superior long-term returns to our stockholders. Utilizing this philosophy, our executive compensation program has been designed to:

Link rewards to performance and foster a team-based approach	Each executive has clear performance expectations and must contribute to our overall success rather than solely to objectives within his or her primary area of responsibility.
Align the performance responsibilities of executives with the long-term interests of stockholders	Our program emphasizes long-term stockholder value creation by using predominantly stock options and performance-based restricted stock units, in combination with a stock ownership policy, to deliver long-term compensation incentives while minimizing risk-taking behaviors that could negatively affect long-term results.
Provide transparency through simplicity of design and practices	We provide three main elements in our compensation program–base salary, annual incentive cash bonuses, and long-term incentives–with an appropriate blend of purposes and incentives linked to easily understood objectives, as described further on page 29.

26	- 2022 Proxy Statement

Fiscal 2021 Pay for Performance Alignment and Compensation Overview

2021 was truly a transformational year for our Company. On March 4, 2021, we announced our plan to separate our fabrication technology and specialty medical technology businesses into two differentiated, independent, and publicly-traded companies (the “Separation”). On April 4, 2022, the Company successfully completed the Separation, in the form of a distribution of 90% of the common stock of ESAB Corporation to the Company’s stockholders. In addition to playing an integral role in completing the Separation on the Company’s previously announced timetable, our leadership teams executed a number of significant transactions that facilitated the Separation and prepared the Company and ESAB for future success, which are described in further detail below under “Key Executive Team Achievements.”

Our leadership teams also remained focused on the Company’s response to the challenges posed by the ongoing COVID-19 pandemic, with the health and safety of our associates continuing to be our top priority, while we navigated associated inflationary pressures and supply chain constraints across our businesses.

Despite these challenges, we were able to deliver on our commitments, finishing 2021 with adjusted earnings per share of $2.14, adjusted EBITDA of $614 million, and free cash flow of $277 million. Both of our business segments accelerated their pace of investment and innovation while continuing to outgrow their markets. ESAB and DJO also made progress on their margin improvement journeys in an inflationary environment, as ESAB improved its adjusted EBITDA margins by 150 basis points and DJO expanded its core (excluding acquisitions) adjusted EBITDA margins by 80 basis points. At the same time, our NEOs, as well as the rest of our executive management team and our associates worldwide, worked together to prepare Enovis and ESAB for a successful Separation, which was completed on April 4, 2022.

We achieved and exceeded many of our internal corporate financial and operational goals, leading to an overall corporate bonus achievement under our Annual Incentive Plan (“AIP”) of 122% of target for Messrs. Trerotola, Hix, and Pryor. Our ESAB business delivered even stronger results, which were reflected in a company-wide/business specific achievement under our AIP resulting in a blended company factor (weighted 30% Colfax corporate and 70% ESAB) of 138% of target for Mr. Kambeyanda. DJO also posted solid results, despite a return in COVID-19 slowdowns in the fourth quarter of 2021, resulting in a blended company factor (weighted 30% Colfax corporate and 70% DJO) of 96% of target for Mr. Shirley.

Further, the CHCM Committee took the following actions during 2021:

◾

Limited base salary increases. Due to concerns about the ongoing potential effects of COVID-19 on the business, no base salary increases were provided to the CEO or other NEOs in 2021, with the exception of Mr. Pryor, who received a 2% increase, and Mr. Kambeyanda, who received a 12% increase in consideration of the significant additional duties and responsibilities he assumed in connection with preparing ESAB for the Separation.

◾

Approved Retention Program. In March 2021, on the recommendation of the CHCM Committee, the Board approved a comprehensive retention program in order to retain key employees, including the NEOs, at a critical time to facilitate the successful completion of the Separation. As part of the retention program, each NEO entered into a retention agreement with the Company, which provides for a cash payment that is earned if the NEO remains employed through the twelve month anniversary of the Separation. Messr. Trerotola, Pryor, Kambeyanda and Shirley also received a retention grant of restricted stock units (“RSUs”) that vest ratably over a three-year period, subject to the NEO remaining in service through the relevant vesting dates, except in certain qualifying terminations. See “Executive Compensation – Employment Agreements, Change in Control Agreements, Retention Agreements and Executive Officer Severance Plan” for further details.

◾

Continued focus on long-term performance. Each of our NEOs’ annual equity awards consisted of (i) 50% PRSUs that cliff vest in three years based on relative TSR performance over a three-year performance period and require above-average TSR performance in order to pay out at target, (ii) 25% RSUs that vest in equal installments over a three-year period following their grant date, and (iii) 25% stock options that vest in equal installments over a three-year period following their grant date.

2021 Say-On-Pay Vote

At our 2021 Annual Meeting, approximately 98.3% of the stockholder votes cast on our advisory proposal to approve the compensation of our NEOs were voted in favor of our executive compensation proposal. Our CHCM Committee considered the outcome of this vote in the context of our prior and on-going engagement with stockholders and accordingly did not make any additional changes to our executive compensation policies and program elements. The CHCM Committee will continue to carefully evaluate the feedback received from our stockholders in connection with the voting on that proposal.

- 2022 Proxy Statement	27

Our Executive Compensation Program

Our executive compensation program includes elements designed to align executive pay with Company objectives and long-term stockholder returns, including the PRSU grants based on relative Total Shareholder Return as discussed above.

For 2021, the CHCM Committee established the following target compensation program for our CEO:

2021 CEO Incentive Compensation Structure

88% of CEO compensation “at risk” and aligned with company and shareholder success

With respect to our other NEOs, for 2021, the CHCM Committee established the following target compensation program:

2021 Incentive Compensation Structure for Other NEOs (Average)

79% of compensation for other NEOs “at risk” and aligned with company and shareholder success

28	- 2022 Proxy Statement

Our 2021 executive compensation structure consists of three core compensation elements–base salary, an annual cash bonus, and long-term incentives. The CHCM Committee reviewed each element individually while also considering the total compensation package provided to create an appropriate mix designed to attract, incentivize, and retain our executives. The following table summarizes the core elements of our 2021 executive compensation program:

Element of Compensation	Purpose/Description	Form/Timing of Payout
Base Salary	Fixed compensation set at a competitive level to attract and retain our executive talent. Provides a base level of compensation that is not at risk to avoid fluctuations in compensation that could distract executives from the performance of their responsibilities.	Paid in cash throughout the year.
Annual Incentive Plan (“AIP”)	Variable compensation that rewards our executive officers for achievement of critical annual operational and financial performance goals by the Company and, if applicable, respective business units, and recognizes the executive’s individual performance during the year.	Paid in cash after the year has ended and performance has been measured. See page 31 for further detail.
Long-Term Incentive Plan	Variable compensation that aligns the rewards of executives with the interests of stockholders to encourage actions and long-term prioritization that we believe will increase stockholder value by generating sustained and superior operational and financial performance over an extended period of time.	See page 34 for further detail.

Leading Compensation Practices

The framework of our executive compensation program includes the governance features and other specific elements discussed below:

What we do		What we don’t do
✓	Pay for performance focus – Our AIP compensation is linked to pre-established financial and operational goals that are intended to drive performance over the annual performance plan period. Options, RSUs and PRSUs are linked with longer-term performance, our stock price, and, for PRSUs, relative TSR performance, which we believe incentivizes long-term Company success and stockholder value creation.	×	No gross-up payments to cover excise taxes or perquisites – We do not provide tax gross-ups to our executives in connection with severance benefits or executive perquisites other than relocation.
✓	Varying performance metrics under short-term and longer-term incentive plans – In balancing compensation objectives linked to short-term and long-term time horizons, the Company seeks to align compensation with several performance metrics that are critical to achievement of sustained growth and stockholder value creation.	×	No pledging or hedging of Company stock – We prohibit our executives and directors from hedging Enovis stock and from entering into new pledge arrangements or derivative agreements using Enovis stock.
✓	Caps on Annual Incentive Plan payouts – Executive bonus payments are capped under our AIP, as approved by our stockholders, in part to discourage excessive risk taking. The CHCM Committee is prohibited from increasing the results with respect to each financial and operational performance metric once established, but retains the discretion to reduce or eliminate compensation under our AIP even if performance goals are attained.	×	No repricing or buyout of underwater stock options – We do not permit the repricing of underwater stock options without the express approval of our stockholders.
✓	Double trigger provisions for change in control payments – Severance payable upon a change in control is only received upon executive’s employment termination without cause or resignation for good reason within two years following, or the three months preceding, the change in control. This approach is commonly referred to as “double trigger.”	×	No excessive change in control severance – No severance upon a change in control in excess of two times salary and target bonus.

- 2022 Proxy Statement	29

What we do		What we don’t do
✓	Clawback Policy and Insider Trading Policy – We have a comprehensive compensation clawback policy that is triggered by a material restatement of the Company’s financial statements and applies to all of our executive officers, and enforce a strict insider trading policy and blackout periods for executives and directors.	×	No short-term vesting – We do not award any long-term incentives with a standard vesting period shorter than one year.
✓	Stock Ownership Policy – We have a robust stock ownership policy to further align the long-term financial interests of Company executives with those of our stockholders.	×	No compensation programs or policies that reward for material or excessive risk taking – We annually review the Company’s compensation policies and practices in relation to our risk management practices and any potential risk-taking incentives. Our most recent assessment concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
✓	Independent CHCM Committee and Consultant – Our CHCM Committee is comprised solely of independent directors. The compensation consultant to the CHCM Committee during 2021, FW Cook (i) is, based on the CHCM Committee’s assessment, independent and without any conflicts of interest with the Company and (ii) has never provided any services to the Company other than the compensation-related services provided to the CHCM Committee. See page 38 for further details.	×	No defined benefit pension plan – We do not maintain a defined benefit pension plan for any senior executives.

Determination of Executive Compensation and Performance Criteria

Our executive compensation program is based on the philosophy and design outlined above with a focus on exceptional performance and continuous improvement from our management team. Within this framework, the CHCM Committee exercises its reasoned business judgment in making executive compensation decisions and takes into account recommendations by our Chief Executive Officer with respect to the compensation of each executive officer, other than himself (see “CEO Recommendations” on page 37). Some of the factors that generally are referenced when making executive compensation decisions, none of which is assigned a particular weight, are as follows:

◾	The nature of the executive’s position

◾

The CHCM Committee’s assessment of pay levels and practices for executives with the skills and experience our executives possess (see “Role of Compensation Consultants and Peer Data Review” on page 38)

◾	The experience and performance record of the executive

◾	The Company’s operational and financial performance

◾	The executive’s leadership potential

◾	The retention value of our compensation program over time

Further, a substantial percentage of compensation under our Annual Incentive Plan is determined solely by the achievement of annual performance criteria based on Board-approved financial and operational goals for the fiscal year. These goals are then incorporated into the metrics set for our Annual Incentive Plan and approved by the CHCM Committee, as further discussed under “Bonus Calculation and Payment - Financial and Operational Metrics and 2021 Performance Results” on page 32. We believe that this link to our Board-established corporate and business goals reinforces alignment and incents breakthrough results both at the business-unit level and Company-wide.

30	- 2022 Proxy Statement

Elements of Our 2021 Executive Compensation Program

Base Salary

Base salaries are designed to provide compensation that is market competitive so that we can attract the best qualified individuals and retain our senior management. Base salaries are established at an executive’s hire and generally reviewed annually for potential increases. In February 2021, the CHCM Committee set the salary levels for each of our NEOs based on the CHCM Committee’s assessment of the relative roles and responsibilities of management and the results of their individual performance assessments, combined with perspective from competitive compensation data prepared by FW Cook and the CHCM Committee’s reasoned business judgment. A modest base salary increase was approved for Mr. Pryor in consideration of his efforts in furtherance of the Company’s acquisition strategy and leadership of its cybersecurity initiatives. A larger increase was approved for Mr. Kambeyanda in consideration of the significant additional duties and responsibilities he assumed in connection with preparing ESAB for the Separation. A comparison of base salary levels as of December 31, 2021 and 2020 is set forth below:

Named Executive Officer	2020 Annual Base Salary	2021 Annual Base Salary	Percentage Increase
Mr. Trerotola	$1,077,000	$1,077,000	—
Mr. Hix	$650,000	$650,000	—
Mr. Pryor	$565,000	$579,000	2%
Mr. Kambeyanda	$625,000	$700,000	12%
Mr. Shirley	$850,000	$850,000	—

Annual Incentive Plan

The goal of our AIP is to reward our executives for achievement in key areas of Company operational and financial performance as well as each executive’s individual contributions to Company success. Our NEOs are eligible to receive a cash incentive payment that is expressed as a percentage of the executive’s base salary (i.e., “target bonus”) under our Annual Incentive Plan. Performance measures include corporate and individual performance against pre-determined financial and operational metrics approved by the CHCM Committee at the beginning of the fiscal year.

These performance metrics established by the CHCM Committee for business leaders reflect both Company-wide and business-specific performance targets resulting in a company performance factor (“CPF”). The CPF for Messrs. Kambeyanda and Shirley is a weighted average consisting of 70% segment performance and 30% Colfax corporate performance. The amount payable under the AIP can be adjusted upward or downward based on the individual performance factor (“IPF”), which is linked to specific, individualized business goals. Actual bonus amounts are determined following completion of the performance year and are based on performance relative to these pre-established business and individual goals using the following formulas:

Executives can achieve a payout percentage of their target bonus ranging from zero for below-threshold performance to a threshold of 50% to a maximum of 200%, with 100% target goal achievement resulting in 100% payout of the individual’s target bonus for that performance metric, based on the extent to which objective pre-established financial and operational performance goals are achieved.

The total amount earned is subject to adjustment based on individual achievement as measured by an IPF. The IPF is a multiplier that ranges from 0 to 1.5 (subject to an overall payout cap of 250% of the target bonus). The IPF rating is based on individual performance

- 2022 Proxy Statement	31

against pre-established objectives and the embodiment of our Company’s core values and behaviors. The IPF and key performance indicators include both financial and non-financial Company objectives over which the executive has primary control.

Detail regarding the individual components of these formulas for fiscal year 2021, including a calculation of the payout percentages and description of the IPF component, follows below.

Key Executive Team Achievements

◾	Delivered strong financial results, finishing 2021 with net income from continuing operations of $94 million, or $0.60 per share, and adjusted earnings of $2.14 per share

◾	Generated strong cash flow, successfully navigating COVID-19 pressures and supply chain constraints to produce full year operating cash flows of $356 million and free cash flow of $277 million

◾	Both businesses made meaningful margin improvements, with ESAB adjusted EBITDA margins improving by 150 basis points and DJO core adjusted EBITDA margins improving by 80 basis points

◾	Strengthened the Company’s balance sheet in advance of the Separation with a successful public offering of 16.1 million shares of common stock, raising $700 million and reducing existing indebtedness

◾	Completed acquisition of Mathys AG Bettlach, an international orthopedics leader, which significantly expanded the Company’s fast-growing reconstructive platform outside of the United States

◾	Completed a series of strategic acquisitions, including Trilliant and Medshape, to build out the Company’s foot and ankle portfolio

◾

Successfully prepared both Enovis and ESAB for the Separation, which was completed on April 4, 2022, by building out management teams, systems, compensation plans, and other public company infrastructure

◾	Continued focus on improvements in safety performance, in particular at ESAB, which achieved an industry-leading total recordable incident rate of 0.33, a 2.9% improvement from the prior year

◾	Continued leadership focus in navigating the COVID-19 pandemic, prioritizing the health and safety of our associates while ensuring continuity of supply to our customers

◾	Sustained focus on innovation and new product development at both ESAB and DJO, as well as continued growth in the digital space at both businesses

◾	Both business segments continued to outperform peers, even in a market impacted by COVID-19 and global supply chain challenges

Bonus Calculation and Payment – Financial and Operational Metrics and 2021 Performance Results

For corporate executives, in 2021 we utilized financial targets based on net sales (as adjusted), adjusted EBITA, cash conversion, and adjusted EPS for the Company performance factors (“CPF”). Performance targets were based upon Board-approved operational and financial goals for 2021, and represented significant progress in each category toward the achievement of the Company’s long-term growth objectives and aligned with the Board-approved corporate budget.

For Messrs. Kambeyanda and Shirley, Colfax corporate measures constituted 30% of the potential CPF with their respective business unit goals making up the remaining 70%. These weightings are intended to drive accountability for business operational results while also encouraging thoughtful work and cooperation across the organization.

32	- 2022 Proxy Statement

The financial and operational performance measures and corresponding weightings of these metrics for 2021 were as follows:

Measure	Corporate	ESAB	DJO
Net sales (as adjusted)(1)	25%	30%	30%
Adjusted EBITA(2)	40%	50%	50%
Cash Conversion(3)	20%	20%	20%
Adjusted EPS(4)	15%	N/A	N/A

(1)

Net sales is measured by U.S. GAAP sales excluding any sales from unbudgeted 2021 acquisitions, compared to 2021 budgeted sales at actual foreign exchange rates, with budgeted results for any divested/discontinued entities added to actual results in determining 2021 performance.

(2)

Adjusted EBITA is measured by comparing Adjusted EBITA excluding any unbudgeted 2021 acquisition to the 2021 Adjusted EBITA targets at actual foreign exchange rates and is defined as U.S. GAAP net income from continuing operations plus net interest expense, income taxes and acquisition-related amortization and inventory step-up charges, restructuring costs per company policy, non-cash asset impairments including goodwill and intangibles, unbudgeted acquisition and divestiture costs, foreign currency exchange gains or losses arising from initial recognition of a highly inflationary currency, pension curtailment costs, effects from changes in U.S. GAAP or other unplanned or nonrecurring items that the CHCM Committee considers unusual and not representative of the underlying economic performance of the Company, with budgeted results for any divested/discontinued entities added to actual results in determining 2021 performance.

(3)

Cash conversion is cash from operating activities less capital expenditures plus proceeds from asset sales divided by Adjusted Net Income. ESAB and DJO use Modified Cash Conversion, which excludes income taxes, interest expenses and defined benefit plan costs and funding.

(4)

Adjusted EPS performance is measured by comparing Adjusted EPS excluding any unbudgeted 2021 acquisitions to the 2021 Adjusted EPS target and is defined as U.S. GAAP net income adjusted for business unit entities divested in 2021 including related gain/loss on disposition, restructuring costs per company policy, non-cash asset impairments including goodwill and intangibles, unbudgeted acquisition and divestiture costs, foreign currency exchange gains or losses arising from initial recognition of a highly inflationary currency, pension curtailment costs, effects from changes in U.S. GAAP or similar unplanned material tax or regulatory changes, the after-tax impact of discontinued operations, early extinguishment of debt costs, or other unplanned or nonrecurring items that the CHCM Committee considers unusual and not representative of the underlying economic performance of the Company, divided by the weighted average of diluted shares outstanding, with budgeted results for any divested/discontinued entities added to actual results in determining 2021 performance.

Bonus Calculation – Target Bonus

The CHCM Committee annually reviews and approves AIP target bonus percentages for each executive officer in alignment with our compensation philosophy and taking into consideration the CHCM Committee’s competitive marketplace review. Targets as a percentage of base salary, which are set forth below, did not change from prior-year targets.

The 2021 corporate performance goals and achievement for each are set forth below. In setting these performance goals, the CHCM Committee utilized the same performance criteria that it had initially utilized for 2020, but determined that it was appropriate to establish target levels of performance for 2021 that were lower than the targets it had initially set for 2020. As discussed in last year’s proxy statement, the 2020 goals were established prior to when the COVID-19 pandemic significantly affected the Company’s business, which required the CHCM Committee to set aside the original 2020 performance goals and adopt a modified 2020 annual incentive program. Thus, in establishing goals for 2021, the CHCM Committee set target goals that required significant and sustained improvements above 2020’s actual performance and were consistent with the 2021 fiscal year guidance that the Company publicly announced on February 18, 2021. As shown in the table, the weighted average performance result for the 2021 Colfax CPF was 122% of plan.

Measure	Weighting	Target	Threshold	Maximum	Achieved	CPF Based on Weighting
Net Sales (as adjusted)	25%	$3.575 billion	$3.218 billion	$3.933 billion	$3.777 billion	42%
Adjusted EBITA	40%	$499 million	$399 million	$599 million	$503 million	45%
Cash Conversion	20%	85%	68%	103%	84%	19%
Adjusted EPS	15%	$2.15/share	$1.72/share	$2.58/share	$2.14/share	16%
Weighted aggregate CPF for 2021						122%

- 2022 Proxy Statement	33

For Messrs. Kambeyanda and Shirley, Colfax corporate measures constituted 30% of the potential payout factor with their business unit goals consisting of 70% of the total target. Based on overall business performance for their business Mr. Kambeyanda achieved an overall CPF of 138% and Mr. Shirley achieved a CPF of 96%.

Bonuses for each of our NEOs, as calculated pursuant to the foregoing calculations, are set forth in the following table. These bonuses are also reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below on page 42.

NEO	Base Salary		Target Bonus Percentage		Target Bonus		CPF	Bonus before IPF application	Individual Performance Factor (IPF)		Executive Bonus Payment
Mr. Trerotola	1,077,000	X	125%	=	1,346,250	X	122%	1,642,425	105%	=	1,724,546
Mr. Hix	650,000	X	80%	=	520,000	X	122%	634,400	105%	=	666,120
Mr. Pryor	579,000	X	80%	=	463,200	X	122%	565,104	110%	=	621,614
Mr. Kambeyanda*	700,000	X	80%	=	560,000	X	138%	772,800	105%	=	811,440
Mr. Shirley*	850,000	X	100%	=	850,000	X	96%	816,000	100%	=	816,000

*	The business payout percentage is a weighted average consisting of 70% business segment and 30% Colfax corporate.

Bonus Calculation—Individual Performance Factor

In addition to the target bonus percentages and financial and operational metrics discussed above, the third and final factor under our AIP is the IPF, as described above. The individual performance factors for each executive were determined after evaluating each NEO’s performance, including the collective achievements detailed on page 32 above.

Long-Term Incentives

The goal of our long-term incentive plan is to align the compensation of executives with the interests of stockholders by encouraging sustained long-term improvement in operational and financial performance and long-term increase in stockholder value. Long-term incentives also serve as retention instruments and provide equity-building opportunities for executives. Beginning in 2020, annual equity awards generally consisted of 50% PRSUs, 25% stock options, and 25% time-vesting RSUs. The CHCM Committee believes this further aligns the long-term interests of management and stockholders and promotes increased equity ownership among our executive officers.

34	- 2022 Proxy Statement

Annual Grants under Omnibus Incentive Plan

On February 22, 2021, the CHCM Committee granted annual awards under the 2020 Omnibus Incentive Plan with a target aggregate value as set forth in the table below. Each NEO received 50% of their annual grant in the form of PRSUs, 25% in the form of RSUs and 25% in the form of stock options. Mr. Trerotola’s target aggregate grant value for 2021 reflects an increase of 7.4% over the prior year. In determining such increase, the CHCM Committee reviewed market data based on peer group benchmarking, including industrial as well as medical technology peers, in order to determine a grant level that would be competitive with the market. The CHCM Committee also took into consideration other factors, including that Mr. Trerotola did not receive a base salary increase in 2020 or 2021, and had agreed to a voluntary salary reduction in 2020 to mitigate the impacts of the COVID-19 pandemic, as well Mr. Trerotola’s assumption of additional responsibilities in connection with the preparation for, and execution of, the Separation.

Annual Grant Recipient	Total Aggregate Value of Grant ($)(1)
Mr. Trerotola	6,200,000
Mr. Hix	2,000,000
Mr. Pryor	1,850,000
Mr. Kambeyanda	1,500,000
Mr. Shirley	2,400,000

(1)

The target dollar values of the equity grants noted above do not reflect the valuations computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). Instead, based on the target dollar value of equity awards and the allocation of the form of equity awards noted above, the actual number of RSUs and the target number of PRSUs granted was determined by dividing the corresponding allocation of the dollar value by the 20-day average of the closing price of our common stock as of the grant date. Additional details on amounts of the 2021 annual equity grants to our NEOs are shown under Grants of Plan-Based Awards for 2021 on page 43.

Stock options and RSUs vest in three equal annual installments beginning on the first anniversary of the grant date and PRSUs cliff vest at the end of the three-year measurement period to the extent of achievement of the relative TSR performance metric based on the following payout scale:

	3-Year TSR Percentile Rank*	Resulting Shares Earned (% of target)
Below Threshold	<30th	0%
Threshold	30th	50%
Target	55th	100%
Maximum	80th	200%

*	Linear interpolation between threshold and target and target and maximum.

As shown in the table above, the target payout is subject to achieving the relative TSR performance metric at the 55th percentile, which underscores the Company’s commitment to delivering and incentivizing above-median performance and returns to stockholders.

RSU Grants Pursuant to Retention Agreements

On March 5, 2021, as part of the comprehensive retention program approved Board in order to retain key employees, including the NEOs, in order to facilitate the successful completion of the Separation, each NEO entered into a retention agreement with the Company, which provides for a cash payment that is earned if the NEO remains employed through the twelve-month anniversary of the Separation. Messrs. Trerotola, Pryor, Kambeyanda and Shirley also received a retention grant of RSUs as set forth in the table below. The RSUs vest ratably over a three-year period, subject to the NEO remaining in service through the relevant vesting dates, except in certain qualifying terminations. In lieu of a retention RSU award, Mr. Hix’s retention agreement provides for a larger cash payment opportunity. These arrangements were designed to facilitate the successful completion of the Separation, recognizing the importance of management continuity through the Separation, and that the Separation presents a period of significant uncertainty for senior talent at a time when the market for executive talent is extremely competitive, and that the Separation would result in the executives working for an organization that, immediately following the Separation, is smaller than the organization they had been running. See “Executive

- 2022 Proxy Statement	35

Compensation – Employment Agreements, Change in Control Agreements, Retention Agreements and Executive Officer Severance Plan” for further details.

Name	Number of RSUs(1)
Matthew Trerotola	72,009
Daniel Pryor	21,487
Shyam Kambeyanda	17,422
Brady Shirley	27,875

(1)	The number of RSUs reported in this table have not been adjusted to reflect the one-for-three reverse stock split effected on April 4, 2022.

2019 PRSU Performance Payout

In February 2022, the CHCM Committee certified the performance results of certain PRSUs granted to Messrs. Trerotola, Hix, Kambeyanda and Pryor in 2019. The 2019 PRSUs were subject to the Company achieving investor return performance relative to the S&P MidCap 400 Industrials Index. At the end of the three-year performance period, the Company performance, which reflected a relative TSR ranking in the 74th percentile of the Index, resulted in a payout of 172.86% of target.

Additional Compensation Information

Other Elements of Compensation—Non-Qualified Deferred Compensation and Perquisites

The Company does not maintain an active pension plan and instead makes matching contributions to a tax-qualified 401(k) plan and Non-Qualified Deferred Compensation Plan. We established the Non-Qualified Deferred Compensation Plan, which provides participants the opportunity to defer a percentage of their compensation without regard to the compensation limits imposed by the Internal Revenue Code under our 401(k) plan, to allow our senior-level executives to contribute toward retirement on a tax-effective basis in a manner that is consistent with other Enovis employees who are not limited by the Internal Revenue Code limits. For additional details concerning the Non-Qualified Deferred Compensation Plan, please see the Non-Qualified Deferred Compensation Table and the accompanying narrative disclosure. The Company also maintains the DJO Global Executive Deferred Compensation Plan (the “DJO Nonqualified Plan”), which was acquired in connection with the acquisition of DJO. The DJO Nonqualified Plan was frozen to new participants and future deferrals on December 31, 2019. Mr. Shirley holds an account balance in this legacy plan.

Aside from the benefits provided to Mr. Trerotola at the time of his hire, which include (i) an automobile allowance of $20,000 per year and (ii) personal use of a private aircraft chartered by the Company and/or personal financial planning services (or any combination thereof) in an aggregate amount not to exceed $100,000 in compensation income (i.e., imputed income under tax rules) for any calendar year, we provide minimal perquisites to our executives. Such perquisites include (i) up to $10,000 in financial and tax planning services for senior executives, (ii) business-related items such as relocation assistance, which may be grossed up consistent with competitive market recruitment practices, (iii) and benefits provided in non-U.S. locations in accordance with local practice.

Employment Agreements

Mr. Trerotola is party to an employment agreement with the Company. Mr. Trerotola’s employment agreement has an initial three-year term, subject to automatic one-year term extensions thereafter, unless we or Mr. Trerotola provides written notice in advance to terminate the automatic extension provision. Mr. Trerotola’s base salary may not be reduced below the amount previously in effect. In addition, Mr. Trerotola is entitled to participate in our Annual Incentive Plan with a target bonus amount no less than 120% of his base salary then in effect. Mr. Trerotola’s agreement also provides severance benefits as well as enhanced change in control severance benefits only if a termination for “good reason” or other than for “cause” occurs within two years following the change in control (i.e., “double trigger” provisions).

Mr. Pryor is party to an employment agreement with the Company. Mr. Pryor’s employment agreement has an initial two-year term, subject to automatic one-year term extensions thereafter, unless our Board or Mr. Pryor provides written notice in advance to terminate the automatic extension provision. Mr. Pryor’s base salary may not be reduced below the amount previously in effect without his written agreement. In addition, Mr. Pryor is entitled to participate in our Annual Incentive Plan with a target bonus amount no less than 50% of his base salary then in effect. Mr. Pryor’s agreement also provides severance benefits.

Mr. Hix’s letter agreement, entered into upon his hire, provides for severance benefits that are substantially comparable, in all material respects, to those provided for in our employment agreements.

36	- 2022 Proxy Statement

During 2021, Mr. Kambeyanda was party to a letter agreement with the Company that specified his starting annual salary and a target bonus of at least 70% under the AIP. This agreement also provided for a transition bonus made in connection with his hire that was paid in installments over his first five years of employment (with $330,000 payable in each of 2017 and 2018, and $130,000 payable in each of 2019, 2020 and 2021). This letter agreement also provided that Mr. Kambeyanda was eligible for our Executive Officer Severance Plan. In February of 2022, ESAB Corporation and Mr. Kambeyanda entered into an employment agreement that became effective upon the Separation. Under this employment agreement, Mr. Kambeyanda assumed the role of President and CEO of ESAB. This agreement has an initial three-year term, subject to automatic one-year term extensions thereafter, unless either party provides written notice in advance to terminate the automatic extension provision. Mr. Kambeyanda’s base salary was set at $1,000,000 and his target annual bonus was set at 115% of annual base salary. Pursuant to the agreement, he was also to be granted long-term incentive awards in 2022 with a value of $4,000,000 less the value of awards granted to Mr. Kambeyanda by Colfax in 2022, with the type of award and vesting to be determined by ESAB’s Compensation Committee. Mr. Kambeyanda’s employment agreement also provides severance benefits.

Mr. Shirley is party to a service agreement with DJO, which he entered into prior to our acquisition of the DJO business in 2019 and which was assumed as part of the acquisition. The agreement provides for a four-year initial term, with automatic one-year term extensions commencing November 14, 2020, unless we or Mr. Shirley provides written notice in advance to terminate the automatic extension provision. The agreement provides that Mr. Shirley’s base salary is a specified amount and that he is entitled to such increases as determined by the Board. In addition, Mr. Shirley is entitled to receive an annual bonus of 100% of his base salary. The employment agreement also provides severance benefits, but does not provide enhanced change in control benefits.

In addition, during 2021 each of our NEOs other than Mr. Trerotola was party to a change in control agreement with the Company. Under the change in control agreements, severance payable upon a change in control is only received upon the executive officer’s termination without cause or resignation for good reason within two years following, or the three months preceding, the change in control. The change in control agreements are designed to retain these executive officers and ensure their continued dedication to the Company notwithstanding a possible change in control.

Additional details regarding the material terms of these agreements are summarized under “Employment Agreements, Change in Control Agreements, Retention Agreements and Executive Officer Severance Plan” on page 46 and “Potential Payments Upon Termination or Change in Control” on page 50 and a summary of the material terms and eligibility requirements for the Executive Officer Severance Plan is provided under “Potential Payments Upon Termination or Change in Control.”

Stock Ownership Policy and Stock Holding Requirements

Our stock ownership policy further aligns the long-term financial interests of Company executives with those of our stockholders while also serving as a risk mitigation tool. Each executive at a vice president level or higher must retain at least one-half of vested equity awards, less shares withheld or sold for tax withholding obligations, until the executive has accumulated shares of our common stock or other qualifying forms of equity having the value described below. The ownership value thresholds are as follows:

Leadership Position	Value of Shares
President and CEO	6x base salary
EVP/SVP	3x base salary
VP	1x base salary

All of the Company’s currently employed NEOs have achieved these ownership targets as of the date of this Proxy Statement.

CEO Recommendations

During 2021, Mr. Trerotola provided recommendations to the CHCM Committee with respect to the compensation levels for our executive officers, other than for himself. These recommendations were based on his assessment of the executive officer’s relative experience, overall performance, and impact on the achievement of our financial and operational goals and strategic objectives, combined with perspective from the competitive review data. While the Compensation and Human Capital Management Committee took these recommendations under advisement, it independently evaluated the pay recommendations for each executive officer and made all final compensation decisions in accordance with its responsibilities as set forth in the CHCM Committee Charter.

- 2022 Proxy Statement	37

Role of Compensation Consultants and Peer Data Review

Our CHCM Committee also obtains perspective from competitive data reviewed by FW Cook, the independent advisor to the CHCM Committee on matters of executive compensation. The CHCM Committee annually reviews the list of peer companies previously recommended by FW Cook to confirm that such peer group continues to reflect the peers used by financial analysts and governance advisors covering the Company and to represent our growth trajectory, revenue, market capitalization and overall scope and nature of operations. The peer group referenced in 2021 remained unchanged from he prior year and was as follows:

2021 Peer Group
AMETEK, Inc.	IDEX Corporation	STERIS plc
The Cooper Companies, Inc.	ITT Inc.	Teleflex Incorporated
Crane Co.	Kennametal Inc.	The Timken Company
Dover Corporation	Lincoln Electric Holdings, Inc.	Varian Medical Systems
Flowserve Corporation	Pentair plc	Xylem Inc.
Haemonetics Corporation	Regal Beloit Corporation	Zimmer Biomet Holdings, Inc.
Hill-Rom Holdings, Inc.	Rexnord Corporation
Hubbell Incorporated	Snap-on Incorporated

Competitive review data drawn from this group was utilized by the CHCM Committee as one of many reference points to assist in its compensation decisions, and for certain NEOs, competitive review data drawn from this group was used to “benchmark” the amount of compensation paid to such NEOs.

In the fall of 2021, the CHCM Committee, in consultation with FW Cook, reviewed the Company’s peer group in anticipation of the spin-off of ESAB Corporation, and selected a new go-forward peer group that the Company will utilize in 2022 following the completion of the spin-off. The new peer group reflects the Company’s transformation into a focused and growth-driven innovative medical technology company.

Independence of Compensation Consultant

In April 2022, the CHCM Committee considered the independence of FW Cook in light of the SEC rules regarding conflicts of interest involving compensation consultants and NYSE listing standards regarding compensation consultant independence. The CHCM Committee requested and received a letter from FW Cook addressing conflicts of interest and independence, including specific factors enumerated in both relevant SEC rules and NYSE listing standards. The CHCM Committee discussed and considered these factors, and other factors it deemed relevant, and concluded that FW Cook is independent and that its work during 2021 did not raise any conflict of interest.

Compensation Program and Risk

As part of our continued appraisal of our compensation program, management, with oversight from the CHCM Committee, annually reviews our compensation policies and practices and the design of our overall compensation program in relation to our risk management practices and any potential risk-taking incentives. This assessment includes a review of the primary elements of our compensation program in light of potential risks:

Compensation Program Risk Considerations

Pay Mix

◾  Compensation program includes an appropriate mix of short- and long-term incentives, which mitigate the risk of undue focus on short-term targets while rewarding performance in areas that are key to our long-term success.

◾  Base salaries are set at competitive levels to promote stability and provide a component of compensation that is not at risk.

Performance Metrics and Goals

◾  Distinct performance metrics are used in both our short-term (AIP) and long-term incentive plans.

◾  Our Annual Incentive Plan is designed with a payout scale (including a maximum cap) that supports our pay-for-performance philosophy, as set forth on page 31.

Long-Term Incentives

◾  The equity grant portion of our compensation program, combined with our stock ownership guidelines and stock holding requirements, is designed to align the long-term interests of our executives with those of our stockholders.

38	- 2022 Proxy Statement

We have controls and other policies in place that serve to limit excessive risk-taking behavior within our compensation program, including, but not limited to, the following:

Compensation Risk Mitigation Components

Compliance Risk Mitigation

◾  Oversight of our compensation process and procedures by the CHCM Committee, each member of which has been determined by the Board to be independent under applicable SEC rules and NYSE listing standards;

◾  Internal controls over our financial reporting, which are maintained by management and reviewed as a part of our internal audit process and further reviewed and tested by our external auditors, as overseen by the Audit Committee; and

◾  Audit Committee oversight and review of financial results and non-GAAP metrics used in certain components of our AIP and long-term incentives.

Personnel Risk Mitigation	◾ Implementation of and training on Company-wide standards of conduct, as described on page 18 under “Standards of Conduct.”
Risk Mitigation Policies

◾  Provisions in the Company’s insider trading policy prohibiting hedging transactions that would allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities;

◾  A policy prohibiting pledging of Company shares after February 17, 2014; and

◾  A clawback policy applicable to all executive officers.

The CHCM Committee reviews with management the results of its assessment annually. Based on its most recent review, the CHCM Committee concluded that the risks arising from Company compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Additionally, the CHCM Committee also reviews the Company’s strategies and policies related to human capital management, including with respect to matters such as diversity, inclusion, pay equity, corporate culture, talent development and retention.

Hedging Ban

Any director, officer or employee of the Company is prohibited from engaging in short sales, transactions in derivative securities (including put and call options), or other forms of hedging and monetization transactions, such as zero-cost collars, equity swaps, exchange funds and forward sale contracts, that allow the holder to limit or eliminate the risk of a decrease in the value of the Company’s securities.

Pledging Policy

Our Board has adopted a policy that prohibits any director or executive officer from pledging as security under any obligation any shares of Company common stock that he or she directly or indirectly owns and controls (other than shares already pledged as of February 17, 2014). Any shares of Company common stock that were pledged prior to February 17, 2014 and remain pledged do not count toward meeting our stock ownership requirements.

Clawback Policy

The CHCM Committee has adopted a clawback policy applicable to our executive officers. Under the policy, in the event the Company is required to restate its financial results due to material non-compliance with any financial reporting requirement under the securities laws as generally applied, the Board will review all bonus payments made, including all bonus payments under our Annual Incentive Plan, and all performance-based equity compensation that was earned or vested on the basis of having met or exceeded financial results during the three years prior to the date that the Company determines such restatement is required.

If the Board determines that such payments or the amount of awards earned/vested would have been lower had they been determined or calculated based on such restated results, the Board will, to the extent permitted by governing law, seek to recoup for the benefit of the Company the value of such excess payments made to and/or equity awards earned by executive officers. The Board maintains discretion, to the extent permitted under applicable law, not to seek such recoupments if the Board determines, in the exercise of its fiduciary duties, that under the specific circumstances it would not be appropriate to seek to recover such amounts. The Company may effect such recoupment by requiring executive officers to pay such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Board determines to be appropriate.

- 2022 Proxy Statement	39

Equity Grant Practice

The CHCM Committee has the authority to grant equity awards. The Company does not time the grant of equity awards around material, non-public information. Grant dates are determined either as of the date of CHCM Committee approval or on the date of a specific event, such as the date of hire or promotion, for certain executive officers. The target grant value is translated into a number of shares underlying each grant using a valuation formula that, for PRSUs and RSUs, incorporates a 20-day average closing price up to and including the grant date, to avoid the potential volatility impact of using a single-day closing price.

The CHCM Committee has delegated authority to our CEO and Chief Human Resources Officer for non-annual grants of equity awards to associates who are non-executive officers. The aggregate grant date value of such equity awards may not exceed $4,000,000 during the fiscal year period. Such awards are subject to further restrictions on individual size, and awards must be made pursuant to the terms of award agreement forms previously approved by the Board or the CHCM Committee. The effective grant date of these awards is on the first trading day on or after the date of hire or promotion for newly hired employees following review and approval by the CEO or Chief Human Resources Officer, as applicable. The CHCM Committee receives a report of any grants made pursuant to this delegated authority at each regularly scheduled meeting.

Rule 10b5-1 Trading Plans by Executive Officers

Certain of our executive officers have adopted written stock trading plans in accordance with Rule 10b5-1 under the Exchange Act and our insider trading policy. A Rule 10b5-1 Trading Plan is a written document that pre-establishes the amount (or ratio), prices, and dates (or range of possible dates) of future purchases or sales of our common stock. These plans are entered into during an open window period in accordance with the terms of our insider trading policy. From time to time, certain NEOs have entered into such plans (i) to sell the percentage of vested shares necessary to satisfy applicable tax withholding obligations upon the vesting and delivery of PRSUs and RSUs, or (ii) to exercise options that are approaching the end of their term.

40	- 2022 Proxy Statement

∎	COMPENSATION AND HUMAN CAPITAL MANAGEMENT COMMITTEE REPORT

The Compensation and Human Capital Management (CHCM) Committee currently consists of Sharon Wienbar, Rajiv Vinnakota and Angela S. Lalor. Rhonda L. Jordan served as a member and Chair of the CHCM Committee during 2021 and in 2022 prior to her departure from the Board on April 4, 2022 in connection with the spin-off of ESAB Corporation. Philip Okala served as a member of the CHCM Committee during 2021 and through April 4, 2022 when he rotated off of the CHCM Committee to become a member of the Audit Committee. Ms. Jordan, Ms. Wienbar, Mr. Vinnakota and Mr. Okala each participated in the Company’s compensation decisions during 2021 and the preparation of the Compensation Discussion and Analysis, reviewing successive drafts and discussing the drafts with management. Based on its review and discussions with management, the CHCM Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s 2022 Proxy Statement and in the Company’s Annual Report on Form 10-K for 201 by reference to the Proxy Statement.

Compensation and Human Capital Management Committee of the Board of Directors[1]

Sharon Wienbar, Chair
Rajiv Vinnakota
Philip A. Okala

[1]

Because (i) Ms. Jordan is no longer a member of the Board, and (ii) Ms. Lalor did not join the CHCM Committee until April 4, 2022 and did not participate in the activities described in this report, they are not named below this report. Mr. Okala, while no longer a member of the CHCM Committee, is named below because he participated in the activities described in this report and remains a member of the Board.

- 2022 Proxy Statement	41

∎	EXECUTIVE COMPENSATION

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation ($)(6)	Total ($)
Matthew Trerotola	2021	1,077,000	—	8,807,050	1,549,997	1,724,547	—	675,152	13,833,746
President and Chief Executive Officer	2020	1,029,364	—	4,429,992	1,443,739	1,099,690	—	277,101	8,279,886
	2019	1,071,346	—	2,724,996	2,724,996	1,480,600	—	428,088	8,430,026
Christopher Hix	2021	650,000	—	1,685,832	499,998	666,120	—	77,833	3,579,783
Executive Vice President, Finance and Chief Financial Officer	2020	626,250	—	1,534,148	499,994	390,000	—	70,255	3,120,897
	2019	591,731	—	1,999,987	999,998	476,000	—	75,644	4,149,158
Daniel Pryor	2021	575,608	—	2,627,914	462,506	621,615	—	71,739	4,359,382
Executive Vice President, Strategy and Business Development	2020	544,356	—	1,419,104	462,491	339,000	—	75,644	2,840,595
	2019	560,962	—	924,995	924,999	497,200	—	68,578	2,976,734
Shyam Kambeyanda	2021	681,250	130,000	2,130,747	374,994	811,440	—	79,368	4,207,799
Former Executive Vice President, President and CEO of ESAB	2020	575,521	130,000	1,150,592	374,996	375,000	—	24,737	2,630,846
	2019	544,688	130,000	1,149,998	650,001	522,720	—	58,644	3,056,051
Brady Shirley	2021	850,000	—	3,409,195	600,007	816,000	—	17,807	5,693,009
Chief Executive Officer of DJO	2020	812,404	—	2,454,728	—	613,700	—	16,587	3,897,419
	2019	719,231	—	2,499,995	500,003	702,100	—	22,027	4,443,356

(1)	Amounts set forth in this column for 2020 reflect the impact of voluntary base salary reductions taken by our NEOs in 2020 in light of the impact of the COVID-19 pandemic on our business.

(2)	For Mr. Kambeyanda, the amounts represent for 2021, 2020, and 2019 the third, fourth and fifth of five installment payments of his cash signing bonus.

(3)

Amounts represent the aggregate grant date fair value of grants made to each NEO, as computed in accordance with FASB ASC Topic 718. See Note 14 to our consolidated financial statements for the year ended December 31, 2021, included in our Annual Report on Form 10-K filed with the SEC on February 22, 2022. See “Long-Term Incentives” above on page 34. Assuming the maximum achievement of the performance goals applicable to the PRSUs, the grant date value of the PRSUs granted to the NEOs in 2021 would have been $6,968,056, $2,247,746, $2,079,153, $1,685,832 and $2,697,295 for Messrs. Trerotola, Hix, Pryor, Kambeyanda, and Shirley, respectively. For 2021, for each of Messrs. Trerotola, Pryor, Kambeyanda and Shirley, in addition to such NEO’s annual grant under the 2020 Omnibus Incentive Plan, amounts include the grant date fair value of the retention RSU grants made to such NEOs under their respective retention agreements. See “RSU Grants Pursuant to Retention Agreements” on page 35 and “Executive Compensation – Employment Agreements, Change in Control Agreements, Retention Agreements and Executive Officer Severance Plan” on page 46 for further details.

(4)

Amounts represent the aggregate grant date fair value of grants made to each NEO, as computed in accordance with FASB ASC Topic 718. See Note 14 to our consolidated financial statements for the year ended December 31, 2021, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 22, 2022. For 2021 grants, options were valued by the Black Scholes-based option value based on the closing price of our common stock on the date of grant. The exercise price for stock option awards equals the closing price of our common stock on the date of grant. See “Long-Term Incentives” above on page 34.

(5)

Amounts represent the payouts earned pursuant to our Annual Incentive Plan. For a discussion of the performance metrics on which the 2021 Annual Incentive Plan was based, including the weighting for each performance metric and the actual percentage achievement of the financial performance targets, see “Annual Incentive Plan” above on page 31.

(6)	Amounts set forth in this column for 2021 consist of the following:

Name	Company 401(k)/Deferred Compensation Plan Match and Contribution ($)(a)	Auto Allowance ($)(b)	Financial Services ($)(c)	Aircraft Usage ($)(d)	Supplemental Long-Term Disability Premiums ($)(e)	Group Term Life Insurance ($)(f)	Executive Physical($)(g)	Total ($)
Mr. Trerotola	125,202	20,000	8,227	518,096	660	2,967	—	675,152
Mr. Hix	62,400	—	10,000	—	660	4,773	—	77,833
Mr. Pryor	54,877	—	10,000	—	660	2,202	4,000	71,739
Mr. Kambeyanda	62,567	—	10,000	—	660	2,451	3,690	79,368
Mr. Shirley	11,600	—	—	—	660	5,547	—	17,807

(a)

Amounts represent the aggregate Company match and Company contribution made by the Company during 2021 to such NEO’s 401(k) plan account and Non-Qualified Deferred Compensation Plan account. See the Nonqualified Deferred Compensation table and accompanying narrative for additional information on the Non-Qualified Deferred Compensation Plan.

42	- 2022 Proxy Statement

(b)	For Mr. Trerotola, amount represents an annual cash allowance for car-related expenses pursuant to his employment contract.

(c)	Amount represents amounts for financial planning services as reimbursed by the Company during 2021.

(d)

Amount represents Company expenses incurred for private plane usage in 2021. Heightened health and safety concerns relating to the COVID-19 pandemic, as well as concerns regarding potential travel disruptions or delays due to the pandemic, contributed to an increase in private plane usage from prior years. The Company is billed directly for the charter flight services used for Mr. Trerotola’s personal travel. The imputed income to Mr. Trerotola for these flights as calculated under the tax rules was $91,773, based on the SIFL rates promulgated by the Internal Revenue Service. The Company does not gross-up or make whole Mr. Trerotola for the income imputed to his personal use of chartered flights.

(e)	Amount represents premiums for supplemental long-term disability insurance.

(f)	Amount represents premiums for a life insurance benefit equal to 1.5 times salary, capped at $1,125,000.

(g)	Amount represents amounts for physical examinations as reimbursed by the Company during 2021.

Grants of Plan-Based Awards for 2021

The following table sets forth information with respect to grants of plan-based awards to our named executive officers during 2021. The number of securities and option exercise prices reported in this table have not been adjusted to reflect the one-for-three reverse stock split effected on April 4, 2022.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of shares of stock or units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Matthew L. Trerotola	Annual Incentive Plan	—	673,125	1,346,250	3,365,625	—	—	—	—	—	—	—
	PRSUs	2/22/2021	—	—	—	38,789	77,578	155,156	—	—	—	3,484,028
	RSUs	2/22/2021	—	—	—	—	—	—	38,789	—	—	1,742,014
	Stock Options	2/22/2021	—	—	—	—	—	—	—	95,502	44.91	1,549,997
	RSUs	3/5/2021							72,009			3,581,008
Christopher M. Hix	Annual Incentive Plan		260,000	520,000	1,300,000	—	—	—	—	—	—	—
	PRSUs	2/22/2021	—	—	—	12,513	25,025	50,050	—	—	—	1,123,873
	RSUs	2/22/2021	—	—	—	—	—	—	12,513	—	—	561,959
	Stock Options	2/22/2021	—	—	—	—	—	—	—	30,807	44.91	499,998
Daniel A. Pryor	Annual Incentive Plan	—	231,600	463,200	1,158,000	—	—	—	—	—	—	—
	PRSUs	2/22/2021	—	—	—	11,574	23,148	46,296	—	—	—	1,039,577
	RSUs	2/22/2021	—	—	—	—	—	—	11,574	—	—	519,788
	Stock Options	2/22/2021	—	—	—	—	—	—	—	28,497	44.91	462,506
	RSUs	3/5/2021							21,487			1,068,549
Shyam Kambeyanda	Annual Incentive Plan	—	280,000	560,000	1,400,000	—	—	—	—	—	—	—
	PRSUs	2/22/2021	—	—	—	9,385	18,769	37,538	—	—	—	842,916
	RSUs	2/22/2021	—	—	—	—	—	—	9,384	—	—	421,435
	Stock Options	2/22/2021	—	—	—	—	—	—	—	23,105	44.91	374,994
	RSUs	3/5/2021							17,422			866,396
Brady Shirley	Annual Incentive Plan	—	425,000	850,000	2,125,000	—	—	—	—	—	—	—
	PRSUs	2/22/2021	—	—	—	15,015	30,030	60,060	—	—	—	1,348,647
	RSUs	2/22/2021	—	—	—	—	—	—	15,015	—	—	674,324
	Stock Options	2/22/2021								36,969	44.91	600,007
	RSUs	3/5/2021							27,875			1,386,224

(1)

Amounts represent potential payouts under our Annual Incentive Plan. Threshold estimated possible payouts incorporate a 0.5 IPF, target estimated possible payouts incorporate a 1.0 IPF and maximum estimated possible payouts incorporate the 250% maximum payout cap under the Annual Incentive Plan. For a discussion of the performance metrics and actual results and payouts under the plan for fiscal 2021 see the Compensation Discussion and Analysis and the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above, respectively.

(2)

Amounts represent potential shares Issuable under performance-based restricted stock unit awards. The PRSUs may be earned at the end of the performance period upon certification by the CHCM Committee of the performance level that has been met. The PRSUs cliff vest at the end of the three-year performance period, if earned. Once vested, at least 50% of the shares delivered pursuant to the PRSUs (net of shares withheld or sold for taxes) must be held for an additional one-year period.

(3)	Amounts represent annual and retention awards of restricted stock units. The RSUs vest in three equal annual installments beginning on the first anniversary of the grant date.

(4)	Amounts represent stock option awards that vest ratably over three years, beginning on the first anniversary of the grant date, based on continued service.

(5)

The amounts shown in this column represent the full grant date fair value of grants made to each NEO, as computed in accordance with FASB ASC Topic 718. The stock prices used to calculate the grant date fair value of the grants reflect stock prices prior to the reverse stock split, specifically (i) $44.91 for the PRSUs and RSUs granted on 2/22/2021, (ii) $49.73 for the RSUs granted on 3/5/2021 and (iii) a Black-Scholes value of $16.23 for stock options granted on 2/22/2021. PRSUs are valued based upon the probable outcome of the performance conditions associated with these awards as of the grant date and such calculation is consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

- 2022 Proxy Statement	43

Grants of Plan-Based Awards for 2021 – Supplementary Disclosure

As noted in the Grants of Plan-Based Awards for 2021 table above, the number of securities and option exercise prices reported in such table with respect to grants of plan-based awards to our named executive officers during 2021 have not been adjusted to reflect the one-for-three reverse stock split effected on April 4, 2022.

The following supplementary disclosure sets forth the number of securities and option exercise prices with respect to the PRSU, RSU and stock option grants of plan-based awards to Mr. Trerotola during 2021, on an as-adjusted basis to account for (i) the one-for-three reverse stock split effected on April 4, 2022 and (ii) the adjustments that occurred as of April 4, 2022 pursuant to the Employee Matters Agreement between the Company and ESAB Corporation in order to preserve the intrinsic value of outstanding Company equity awards following the spin-off of ESAB Corporation by the Company.

			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of shares of stock or units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
Name	Award Type	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Matthew L. Trerotola	PRSUs	2/22/2021	22,818	45,635	91,270	—	—	—
	RSUs	2/22/2021	—	—	—	22,817	—	—
	Stock Options	2/22/2021	—	—	—	—	56,179	76.34
	RSUs	3/5/2021				42,359

44	- 2022 Proxy Statement

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table shows, as of December 31, 2021, the number of outstanding stock options, performance-based restricted stock unit awards and restricted stock unit awards held by the named executive officers. The number of securities and option exercise prices reported in this table and the related footnotes have not been adjusted to reflect the one-for-three reverse stock split effected on April 4, 2022.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Matthew L. Trerotola	437,154	—	39.54	7/22/2022	—	—	—	—
	206,909	103,455	26.88	2/24/2026	—	—	—	—
	39,806	79,610	37.67	2/23/2027	—	—	—	—
		95,502	44.91	2/21/2028	—	—	—	—
		—	—	—	136,931	6,294,718	—	—
	—	—	—	—	—	—	341,045	15,677,839
Christopher M. Hix	34,611	—	26,56	6/30/2023	—	—	—	—
	71,609	—	40.47	2/12/2024	—	—	—	—
	96,712	—	33.41	3/7/2025	—	—	—	—
	75,929	37,966	26.88	2/24/2026	—	—	—	—
	13,786	27,570	37.67	2/23/2027	—	—	—	—
	—	30,807	44.91	2/21/2028	—	—	—	—
					31,359	1,441,573
							120,091	5,520,583
Daniel A. Pryor	87,209	—	52.02	2/15/2022	—	—	—	—
	114,613	—	26.51	11/15/2022	—	—	—	—
	73,715	—	40.47	2/12/2024	—	—	—	—
	181,335	—	33.41	3/7/2025	—	—	—	—
	70,235	35,118	26.88	2/4/2026	—	—	—	—
	12,752	25,502	37.67	2/23/2027	—	—	—	—
		28,497	44.91	2/21/2028	—	—	—	—
					41,432	1,904,629
		—	—	—	—	—	111,084	5,106,531
Shyam Kambeyanda(6)	42,123	—	40.47	2/12/2024	—	—	—	—
	58,027	—	33.41	3/7/2025	—	—	—	—
	49,354	24,678	26.88	2/24/2026	—	—	—	—
	10,340	20,677	37.67	2/23/2027	—	—	—	—
	—	23,105	44.91	2/21/2028	—	—	—	—
	—	—	—	—	38,491	1,769,431	—	—
	—	—	—	—	—	—	83,277	3,828,244
Brady Shirley	37,965	18,983	26.88	2/24/2026	—	—	—	—
	—	36,969	44.91	2/21/2028	—	—	—	—
	—	—	—	—	70,041	3,219,785	—	—
							62,612	2,878,274

(1)

The vesting date of unvested stock option awards is set forth beside each option expiration date in the following chart. Note that the vesting date provided reflects when the options fully vest. Stock option awards vest ratably over three years beginning on the first anniversary of the grant date.

- 2022 Proxy Statement	45

Option Grant Date	Option Expiration Date	Option Full Vesting Date (options vest over three year period except as noted above)
2/25/2019	2/24/2026	2/25/2022
2/24/2020	2/23/2027	2/24/2023
2/22/2021	2/21/2028	2/22/2024

(2)

For Mr. Trerotola, the amounts represent (i) 26,133 RSUs, the remaining portion of an annual award that vests ratably over three years, beginning on February 24, 2021, (ii) 38,789 RSUs that vest ratably over three years, beginning on February 22, 2022, and (iii) 72,009 RSUs granted to Mr. Trerotola on March 5, 2021 as a retention award related to the completion of the separation of the Company’s ESAB and DJO businesses that vests ratably over three years, beginning on March 5, 2022. For Mr. Hix, the amounts represent (i) 9,797 RSUs that are the remaining portion of the promotional award granted to Mr. Hix on December 13, 2019 that vest ratably over three years, beginning on December 13, 2020, (ii) 9,049 RSUs, the remaining portion of an annual award that vests ratably over three years, beginning on February 24, 2021, and (iii) 12,513 RSUs that vest ratably over three years, beginning on February 22, 2022. For Mr. Pryor, the amounts represent (i) 8,371 RSUs, the remaining portion of an annual award that vests ratably over three years, beginning on February 24, 2021, (ii) 11,574 RSUs that vest ratably over three years, beginning on February 22, 2022, and (iii) 21,487 RSUs granted to Mr. Pryor on March 5, 2021 as a retention award related to the completion of the separation of the Company’s ESAB and DJO businesses that vests ratably over three years, beginning on March 5, 2022. For Mr. Kambeyanda, the amounts represent (i) 4,898 RSUs that are the remaining portion of the promotional award granted to Mr. Kambeyanda on December 13, 2019 that vest ratably over three years, beginning on December 13, 2020, (ii) 6,787 RSUs, the remaining portion of an annual award that vests ratably over three years, beginning on February 24, 2021, (iii) 9,384 RSUs that vest ratably over three years, beginning on February 22, 2022, and (iv) 17,422 RSUs granted to Mr. Kambeyanda on March 5, 2021 as a retention award related to the completion of the separation of the Company’s ESAB and DJO businesses that vests ratably over three years, beginning on March 5, 2022.. For Mr. Shirley, the amounts represent (i) 10,860 RSUs, the remaining portion of an annual award that vests ratably over three years, beginning on February 24, 2021, (ii) 16,291 RSUs that vest ratably over two years, beginning on February 24, 2022, (iii) 15,015 RSUs that vest ratably over three years, beginning on February 22, 2022, and (iv) 27,875 RSUs granted to Mr. Shirley on March 5, 2021 as a retention award related to the completion of the separation of the Company’s ESAB and DJO businesses that vests ratably over three years, beginning on March 5, 2022.

(3)

The amounts shown in this column represent the market value of the unvested PRSUs or restricted stock units, as applicable, based on the closing price of the Company’s common stock on December 31, 2021, which was $45.97 per share, multiplied by the number of units, respectively, for each unvested award.

(4)

The amounts shown in this column reflect unearned PRSUs as of December 31, 2021. If earned, these PRSUs are then subject to an additional service-based vesting period. The amounts shown in this column reflect awards made in 2019, 2020 and 2021 and show the target amount of PRSUs that may be earned at the end of the performance period upon certification by the CHCM Committee. The amounts would cliff vest at the end of the three-year performance period, if earned. For awards granted in 2019, once vested, at least 50% of the shares delivered pursuant to the PRSUs (net of shares withheld or sold for taxes) must be held for an additional one-year period. The PRSUs granted in 2019 vested on February 25, 2022 and the amounts represent (i) 185,067 shares earned for Mr. Trerotola, (ii) 67,915 shares earned for Mr. Hix, (iii) 62,821 shares earned for Mr. Pryor; and (iv) 44,145 shares earned for Mr. Kambeyanda. Mr. Shirley had no 2019 PRSU awards. The PRSUs granted to Messrs. Trerotola, Hix, Pryor and Kambeyanda in 2019 are reported at 172.86% of target. For 2021, these amounts are reflected in the “Grants of Plan-Based Awards for 2020” table above under the column “Estimated Future Payouts Under Equity Incentive Plan Awards” and for 2020 are reflected in the “Grants of Plan-Based Awards for 2020” table in the Proxy Statement for the 2021 Annual Meeting.

(5)

The amounts shown in this column represent the market value of the unearned PRSUs based on the closing price of the Company’s common stock on December 31, 2021, which was $45.97 per share, multiplied by the threshold number of units, respectively, for each unvested and unearned performance stock award.

(6)	Outstanding equity awards held by Mr. Kambeyanda at the time of the Separation were assumed by ESAB and adjusted to reflect the Separation.

Employment Agreements, Change in Control Agreements, Retention Agreements and Executive Officer Severance Plan

Messrs. Trerotola and Pryor are party to our current form of employment agreement for executive officers, which was adopted by the Company on September 15, 2010, and Mr. Hix is party to an employment letter agreement entered into upon his hire.

Mr. Shirley is party to an employment agreement with DJO, which he entered into prior to our acquisition of the DJO business in 2019. The agreement provides for a four-year initial term, with automatic one-year term extensions commencing November 14, 2020, unless we or Mr. Shirley provides written notice in advance to terminate the automatic extension provision. The agreement provides that Mr. Shirley’s base salary is a specified amount and that he is entitled to such increases as determined by the Board. In addition, Mr. Shirley is entitled to receive an annual bonus of 100% of his base salary. The employment agreement also provides severance benefits, but does not provide change in control benefits.

46	- 2022 Proxy Statement

Messrs. Hix, Pryor and Shirley are party to our current form of change in control agreement for executive officers, which was approved by the Board on October 27, 2020. Mr. Kambeyanda was also party to such agreement prior to the Separation.

We also maintain an Executive Officer Severance Plan, which provides for severance benefits upon a termination without cause or a resignation for good reason for executive officers who are not otherwise contractually entitled to severance compensation. The Executive Officer Severance Plan does not provide for change in control benefits. Mr. Kambeyanda was the only NEO subject to this plan. and participated in this plan prior to the Separation.

Employment Agreements, Change in Control Agreements and Retention Agreements

Messrs. Trerotola and Pryor are each parties an employment agreement based on the Company’s form of employment agreement for executive officers. Mr. Trerotola’s employment agreement has a three-year term and Mr. Pryor’s agreement has a two-year term and, in each case, is subject to automatic extension unless the Board or the executive provides written notice to terminate the automatic extension provision. In addition, in the case of Mr. Trerotola, in the event we undergo a “change in control” (as described below under “Potential Payments Upon Termination or Change in Control”) during the term of the employment agreement, the agreement will be automatically extended to the second anniversary of the change in control. Each officer’s base salary may not be reduced below the amount previously in effect without the written agreement of the executive.

With respect to the benefits payable to Mr. Trerotola under his agreement upon a change in control of Enovis, the benefits are only paid upon a “double trigger,” meaning a change in control event must occur and Mr. Trerotola must either be terminated without cause by Enovis (or its successor) or must resign for good reason.

On October 27, 2020, the Board approved a new form of change in control agreement for certain executive officers. Messrs. Hix, Pryor and Shirley are each parties to change in control agreements based on this form, and Mr. Kambeyanda was a party to this agreement prior to the Separation. The change in control agreements supersede and replace any prior agreement between the Company and such executive officers with respect to a “change in control” of the Company (as described below under “Potential Payments Upon Termination or Change in Control”).

Pursuant to the change in control agreements, upon a change in control of the Company, each executive officer will be entitled to an annual base salary, cash bonus opportunity and benefits package equal to or greater than the base salary, cash bonus opportunity or benefits package in effect for such executive officer immediately prior to the change in control. If during the two year period following, or the three month period preceding, a change in control of the Company, (a) the Company terminates the executive officer’s employment other than for cause or by reason of death or disability (as such terms are defined in the change in control agreements) or (b) the executive officer resigns for good reason (as such term is defined in the change in control agreements), the Company will pay the executive officer an amount equal to: (i) two times the annual base salary of such executive officer plus (ii) two times the target cash bonus opportunity of such executive officer. Any outstanding long-term equity incentive awards held by the executive officer will continue to be treated in accordance with the terms and conditions of the award agreements and plans pursuant to which such awards were granted.

Each change in control agreement has an initial two-year term, subject to automatic extension for successive one-year periods unless either the Company or the executive officer gives notice of non-renewal to the other or the agreement is otherwise terminated pursuant to its terms.

On March 5, 2021, the Company entered into retention agreements with Messrs. Hix, Pryor, Shirley and Trerotola. Under these agreements, a retention payment equal to either the executive officer’s 2021 annual base salary plus his 2021 annual cash bonus plan amount at target level (for each of Messrs. Trerotola, Pryor and Shirley) or the executive officer’s 2021 long term incentive compensation opportunity (for Mr. Hix) is earned if (a) the executive officer is still employed on the 12-month anniversary of consummation of the Separation or, (b) if the Separation does not occur by December 31, 2022, the 12-month anniversary of December 31, 2022. However, in the event the executive officer’s employment is terminated upon his death, upon mutual consent or by the Company without cause, or if the executive officer resigns his employment for Good Reason (as defined in the retention agreement) following the consummation of the Separation, the executive officer or his estate is entitled to receive the retention payment. For Messrs. Hix, Pryor, Shirley and Trerotola, the retention payment will be paid in the first regular payroll following the six month anniversary of the completion of the Separation and is subject to a 50% clawback if the executive officer is terminated for cause or separates without good reason or other than by mutual consent prior to the twelve month anniversary of the Separation. In addition, the retention agreements provide that, as of the date of the agreement, the terms of all outstanding and unvested options and RSUs will be modified so that if the executive officer separates by mutual consent, terminates for good reason after the Separation, dies or is terminated without cause, then his options and RSUs vest.

In March 2021, Mr. Trerotola was granted 72,009 RSUs, Mr. Pryor was granted 21,487 RSUs and Mr. Shirley was granted 9,292 RSUs under their retention agreements. These grants vest ratably over a three-year period subject to the NEO remaining in service on the relevant vesting dates, except in certain qualifying terminations. Due to the value of his potential cash retention payment as described in the preceding paragraph, Mr. Hix did not receive an additional grant of equity under his retention agreement.

Additionally, also on March 5, 2021, the Company entered into a retention agreement with Mr. Kambeyanda. Under his agreement, a retention payment equal to Mr. Kambeyanda’s 2021 annual base salary plus his 2021 annual cash bonus plan amount (at target

- 2022 Proxy Statement	47

level) is earned if (a) the Separation does not occur by December 31, 2022 and (b) Mr. Kambeyanda remains employed by the Company on December 31, 2022. However, if Mr. Kambeyanda’s employment is terminated upon his death, upon mutual consent or by the Company without cause, Mr. Kambeyanda or his estate is entitled to receive the retention payment. In addition, Mr. Kambeyanda’s retention agreement provides that, as of the date of the agreement, the terms of all outstanding and unvested options and RSUs will be modified so that if Mr. Kambeyanda separates by mutual consent, terminates for good reason after the Separation, dies or is terminated without cause, then his options and RSUs vest and his outstanding performance based awards shall be earned at pre-defined measurement dates and subject to payout at the end of the performance period.

Mr. Kambeyanda also received a grant of 17,422 RSUs under his retention agreement in March 2021. This grant vests ratably over a three-year period, subject to Mr. Kambeyanda remaining in service on the relevant vesting dates, except in certain qualifying terminations. These RSUs, as well as the other obligations under Mr. Kambeyanda’s retention agreement, were assumed by ESAB at the time of the Separation.

In entering into the retention agreements, the CHCM Committee took into account the considerations described on page 35. In addition, with these employment, retention and change in control agreements, the Company desired to ensure the continued dedication of these executive officers, notwithstanding the uncertainties regarding the Separation and possibility of a change in control, and to retain such officers in our employ after any such transaction. We believe that, should the possibility of a change in control arise, Enovis should be able to receive and rely upon our officers’ advice as to the best interests of the Company and without the concern that such officer might be distracted by the personal uncertainties and risks created by the potential change in control. In the event, however, that such officer is actually terminated during the period beginning three months prior to a change in control event or within a certain period of time following the change in control (or prior to the end of the term of the applicable employment agreement should the change of control not be consummated), which termination may be out of their control (i.e., by the successor company or management), we believe that the officers should be compensated for their efforts in positioning Enovis for the possibility of an acquisition event. Additional information on certain benefits provided under the forms of employment agreement and change in control agreement in certain terminations or in connection with a change of control is discussed below under “Potential Payments Upon Termination or Change in Control.”

Option Exercises and Stock Vested

The following table provides information regarding the vesting of earned PRSUs and RSUs and option exercises during 2021. The number of shares acquired upon exercise or vesting and the value realized before payment of any taxes and broker commissions is reflected below. Value realized represents the product of the number of shares received upon exercise or vesting and the closing market price of our common stock on the exercise or vesting date, less the exercise price for options. Mr. Shirley did not exercise any Company options in 2021.

Option Exercises and Stock Vested During Fiscal 20211

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Matthew Trerotola	661,009	13,251,644	55,986	2,194,143
Christopher M. Hix	90,000	1,739,691	55,375	2,655,400
Daniel A. Pryor	30,801	54,757	81,159	3,957,331
Shyam Kambeyanda	24,644	634,125	32,924	1,580,700
Brady Shirley	—	—	25,075	1,134,052

[1]	The share numbers reported in this table have not been adjusted to reflect the one-for-three reverse stock split effected on April 4, 2022.

Nonqualified Deferred Compensation

We maintain the Enovis (formerly Colfax) Corporation Nonqualified Deferred Compensation Plan (the “Nonqualified Plan”) to provide certain select members of management and other highly compensated employees, including each of the NEOs, with an opportunity to defer a stated percentage of their base compensation or their bonus compensation without regard to the compensation limits imposed by the Internal Revenue Code for our 401(k) plan. We established the Nonqualified Plan to allow these individuals to contribute toward retirement on a tax-effective basis in a manner that is consistent with other Enovis employees who are not limited by the Internal Revenue Code limits. The plan is “unfunded,” meaning there are no assets segregated for the exclusive benefit of plan participants.

48	- 2022 Proxy Statement

The Nonqualified Plan allows the NEOs to defer up to 50% of their base salaries and up to 75% of their bonus compensation. In addition, during 2021 we matched up to 4% of all excess deferrals by the NEOs and provided a 2% Company contribution. Our NEOs vest in these Company contributions to the Nonqualified Plan on the same terms as comparably contributions vest under the Company’s 401(k) plan.

Deferrals under the Nonqualified Plan are notionally invested among a number of different mutual funds, insurance company separate accounts, indexed rates or other measurement funds, which are selected periodically by the plan administrator to best match the funds offered in the qualified 401(k) plan. Each participating NEO can allocate his deferrals among these notional fund investment options and may change elections at any time by making a change of election with the plan administrator. Enovis notionally invests its match and contribution amounts in the same investment options in the same amounts and allocations as the reference funds selected by the officer.

Simultaneously with the executive’s election to defer amounts under the Nonqualified Plan, the executive must elect the time and form of payment for the deferred amounts, which may generally be either a lump sum distribution or in quarterly installments payable over a period of one to ten years following a specified date (that must be at least one year following the end of the year to which the officer’s deferral election relates) or at least six months following the officer’s separation from service. Limited changes to deferral elections are permitted in accordance with the terms of the Nonqualified Plan. If no election is made, the benefit will be paid in a lump sum on the last day of the month which occurs six months after the executive’s separation from service. Deferred amounts may alternatively be paid out in a lump sum in the event of an executive’s death or disability or in the event of an unforeseeable financial emergency, Furthermore, in the event the executive’s account balance at the time of his or her separation from service is less than $15,000, payment of the account balance will be made in a lump sum on or before the later of (i) December 31 of the calendar year of separation, or (ii) the date 2.5 months after the executive’s separation from service.

The Company also maintains the Enovis (formerly Colfax) Corporation Excess Benefit Plan (the “Excess Benefit Plan”) which was frozen to new participants and future new deferrals on December 31, 2015. Like the Nonqualified Plan, the Excess Benefit Plan is an unfunded non-qualified deferred compensation plan in which Mr. Pryor holds an account balance. Like the Nonqualified Plan, amounts deferred under the Excess Benefit Plan are notionally invested in offered measurement funds as selected by the plan participant and will be distributed in accordance with participant elections and the terms of the Excess Benefit Plan following a participant’s separation from service, death or disability.

The Company also maintains the DJO Global Executive Deferred Compensation Plan (the “DJO Nonqualified Plan”), which was acquired in connection with the acquisition of DJO. The DJO Nonqualified Plan was frozen to new participants and future deferrals on December 31, 2019. Like the Nonqualified Plan, the DJO Nonqualified Plan is an unfunded non-qualified deferred compensation plan. Mr. Shirley holds an account balance in this plan. Like the Nonqualified Plan, amounts deferred under the DJO Nonqualified Plan are notionally invested in offered measurement funds as selected by the plan participant and will be distributed in accordance with participant elections. Deferred amounts may generally be paid out in either a lump sum distribution or in annual installments payable over a period of two to ten years following a specified date or the officer’s separation from service (subject to any required 6-month delay). Deferred amounts will alternatively be paid out in a lump sum in the event of an executive’s death.

Nonqualified Deferred Compensation

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Matthew L. Trerotola	144,463	107,802	260,969	—	1,900,723
Christopher M. Hix	99,000	45,000	45,082	—	532,096
Daniel A. Pryor	51,747	37,477	301,708	—	1,664,370
Shyam Kambeyanda	27,007	45,167	72,111	—	574,671
Brady Shirley	—	—	8,166	—	79,636

(1)	With respect to each applicable NEO, amounts represent deferred salary and deferred bonus amounts that are reported in the Summary Compensation Table above under the applicable column.

(2)	All amounts reported in this column for each applicable NEO are reported in the “All Other Compensation” column of the Summary Compensation Table above.

(3)	No amounts reported in this column for each applicable NEO are reported in the Summary Compensation Table above.

- 2022 Proxy Statement	49

Potential Payments Upon Termination or Change in Control

The information below describes relevant employment agreement, change in control agreement, severance plan and equity plan provisions for payments upon termination or a change in control and sets forth the amount of compensation that could have been received by each of the NEOs in the event such executive’s employment had terminated under the various applicable triggering events described below as of December 31, 2021. The benefits discussed below are in addition to those generally available to all salaried employees, such as distributions under the 401(k) plan, health care benefits and disability benefits or vested amounts payable under the Nonqualified Plan and Excess Benefit Plan described above. In addition, these benefits do not take into account any arrangements that we may provide in connection with an actual separation from service or a change in control. Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the NEOs should a separation from service or change-in-control occur during the year will likely differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, the Company’s stock price, and the target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event.

Employment Agreements

Pursuant to the terms of the employment agreements with each of Messrs. Trerotola, Pryor and Shirley, each executive is entitled to the following severance payments or benefits in the event his employment is terminated by us without “cause” or the executive resigns for “good reason,” in the case of Messrs. Trerotola and Pryor, or as a result of a “constructive termination,” in the case of Mr. Shirley (each as described below):

◾

For Mr. Trerotola, (i) the payment of his base salary then in effect for 24 months following termination, (ii) an amount equal to 200% of his target annual incentive bonus for the year of termination paid in equal installments over the 24 months following termination, and (iii) COBRA coverage for 24 months or until he becomes eligible for coverage by another company or is no longer eligible for COBRA;

◾

For Mr. Pryor, a lump sum payment equal to one times Mr. Pryor’s base salary in effect and his target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual annual incentive payments made to the executive during the last three years);

◾

For each of Messrs. Trerotola and Pryor, a lump sum payment equal to the executive’s pro rata annual incentive compensation for the year of termination subject to the performance criteria having been met for that year under the Annual Incentive Plan; and

◾

For Mr. Shirley, (i) a lump sum payment equal to one and a half times the sum of Mr. Shirley’s base salary in effect and his target annual incentive compensation for the year of termination and (ii) a pro rata portion of Mr. Shirley’s annual bonus that would have been earned for the year of termination.

In the event we terminate Mr. Trerotola’s employment without “cause,” or Mr. Trerotola terminates his employment for “good reason” within three months prior to a “change in control event” (as described below), or two years after a “change in control”, the terms of his employment agreement would entitle him to the following severance payments or benefits:

◾

a lump sum payment equal to two times his base salary in effect and his target annual incentive compensation for the year of termination (or, if greater, the average of the two highest actual incentive payments made to him during the last three years);

◾

a lump sum payment equal to his pro rata annual incentive compensation for the year of termination subject to the performance criteria having been met for that year under the Annual Incentive Plan; and

◾

all equity awards will immediately vest, with any performance objectives applicable to performance-based equity awards deemed to have been met at the greater of (i) the target level at the date of termination, and (ii) actual performance at the date of termination.

Mr. Shirley’s agreement does not provide for any additional payments or benefits in the event of a change in control or a termination in connection with a change in control. However, he is party to a change in control agreement, as further described under “Change in Control Agreements” below.

In each case described above, the executive’s right to the severance payments and benefits is conditioned on the executive’s execution of a waiver and release agreement in favor of the Company. In addition, each employment agreement contains standard confidentiality covenants, non-disparagement covenants, non-competition covenants and non-solicitation covenants.

50	- 2022 Proxy Statement

Under Mr. Trerotola’s and Mr. Pryor’s agreements, in the event that any payment or benefit to the executives pursuant to the employment agreements or otherwise constitute excess parachute payments under Section 280G of the Internal Revenue Code such that they would trigger the excise tax provisions of the Internal Revenue Code, such payments are to be reduced so that the excise tax provisions are not triggered, but only upon determination that the after-tax value of the termination benefits calculated with the restriction described above exceed the value of those calculated without such restriction.

Mr. Trerotola’s and Mr. Pryor’s agreements further provide that, in the event it is determined that the willful actions of the executive have resulted in a material misstatement or omission in any report or statement filed by the Company with the SEC, or material fraud against Enovis, Enovis is entitled to recover all or any portion of any award or payment made to the executive.

For purposes of the employment agreements, the following terms generally have the following meanings:

◾

“cause” means conviction of a felony or a crime involving moral turpitude, willful commission of any act of theft, fraud, embezzlement or misappropriation against the Company or its subsidiaries or willful and continued failure of the executive to substantially perform his or her duties;

◾	“change in control” means:

–	a transaction or series of transactions pursuant to which any person acquires beneficial ownership of more than 50% of the voting power of the common stock of the Company then outstanding;

–

during any two-year consecutive period, individuals who at the beginning of the period constitute the Board (together with any new directors approved by at least two-thirds of the directors at the beginning of the period or subsequently approved) cease to constitute a majority of the Board;

–

a merger, sale of all or substantially all of the assets of the Company or certain acquisitions of the assets or stock by the Company of another entity in which there is a change in control of the Company; or

–	a liquidation or dissolution of the Company.

◾	“change in control event” means the earlier to occur of a “change in control” or the execution of an agreement by the Company providing for a change in control.

◾	“constructive termination” means:

–	the Company’s failure to pay or cause to be paid the executive’s base salary or annual bonus, if any, when due;

–	a reduction in the executive’s base salary or target annual bonus;

–	any diminution in the executive’s title or any substantial and sustained diminution in the executive’s duties;

–	a relocation of the executive’s primary work location more than 50 miles without the executive’s prior written consent; or

–	the Company provides notice to the executive that it is electing not to extend the executive’s employment term.

◾	“good reason” means:

–

upon or following a change in control, the assignment to the executive of duties materially inconsistent with his position or any alteration of the executive’s duties, responsibilities and authorities, and then only if such adjustments or assignments are not the result of the conclusion by a significantly larger successor entity and its board of directors that such executive’s role needs to be altered;

–	the requirement for the executive to relocate his principal place of business at least 35 miles from his current place of business;

–	the Company’s failure to obtain agreement from any successor to fully assume its obligations to the executive under the terms of the agreement; or

–	any other failure by the Company to perform its material obligations under, or breach of the Company of any material provision of, the employment agreement.

- 2022 Proxy Statement	51

Trerotola Pro-Rata Vesting Provisions

In addition, Mr. Trerotola’s CEO Performance Stock Unit Agreements provide that if he is terminated by the Company without “cause” (and not on account of disability) or resigns for “good reason” his outstanding performance-based equity awards shall vest pro-ratably only if the performance objectives are achieved as of the end of the performance period.

Hix Letter Agreement

Mr. Hix is subject to a letter agreement entered into with the Company upon his hire. Pursuant to that letter agreement, severance in an amount equal to the sum of his base salary and target bonus is to be provided in the event of a termination without “cause” or for “good reason.” In the event of termination in connection with a “change in control,” Mr. Hix would be entitled to the benefits provided under his change in control agreement, as described below.

Change in Control Agreements

Pursuant to the terms of the change in control agreements with each of Messrs. Hix, Kambeyanda (prior to his departure), Pryor and Shirley, in the event of a change in control, the executive will continue to be paid an annual base salary at a rate not less than such executive’s current fixed or base compensation and will be given a bona fide opportunity to earn his annual cash bonus opportunity for the year. In the event the executive’s employment is terminated by us without “cause” or he resigns for “good reason” (each as described below) during the two year period following, or the three month period preceding, a change in control, such executive is entitled to a lump sum payment equal to (i) two times the executive’s base salary plus (ii) two times his target annual cash bonus opportunity for the year.

Each executive’s right to the severance payments is conditioned on the executive’s execution of a general release of claims in favor of Enovis. In addition, each change in control agreement contains standard confidentiality covenants, non-disparagement covenants, non-competition covenants and non-solicitation covenants.

In the event that any payment or benefit under the change in control agreements would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and would have the effect of decreasing the after-tax amounts received by the executive, the executive has the right to reduce or eliminate any such payment or benefit to avoid having the payment or benefit being deemed a parachute payment.

For purposes of the change in control agreements, the following terms have the following meanings:

◾	“cause” means that, prior to any termination, the executive committed:

–	an intentional act of fraud, embezzlement or theft in connection with his employment by the Company or any subsidiary;

–	intentional wrongful damage to property of the Company or its subsidiaries;

–	intentional wrongful disclosure of secret processes or confidential information of the Company or its subsidiaries;

–	conviction of a criminal offense; or

–

intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty. and any such act is materially harmful to the Company and its subsidiaries taken as a whole.

◾	“change in control” means any of the following:

–

the acquisition by any person of beneficial ownership of more than 50% of the then-outstanding common stock of the Company or the combined voting power of the then-outstanding voting securities of the Company, subject to certain exceptions;

–

individuals who constitute the Board as of the date of the change in control agreement (together with any new directors approved by the vote of at least a majority of the directors comprising the Board as of the date of the change in control agreement or subsequently approved) cease for any reason (other than death or disability) to constitute at least a majority of the Board;

–	the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company, subject to certain exceptions; or

52	- 2022 Proxy Statement

–	approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.

◾	“good reason” means:

–

failure to maintain the executive in the positions with the Company or its subsidiaries which the executive held immediately prior to the change in control or the removal of the executive as a director of the Company, if applicable;

–

a material reduction in the nature or scope of responsibilities or duties attached to the positions the executive held with Enovis and its subsidiaries immediately prior to the change in control, a material reduction in the executive’s base salary and annual cash bonus opportunity or the termination or material modification of the material employee benefits available to the executive immediately prior to the change in control;

–

the liquidation, dissolution, merger, consolidation or reorganization of the Company or a transfer or all or a significant portion of its business and/or assets, unless the successor has assumed all of the Company’s duties and obligations under the change in control agreement;

–

the Company relocates its principal executive offices, or the Company or any subsidiary requires the executive to have his principal location of work changed, to any location more than 50 miles from the location immediately prior to the change in control or the Company or its subsidiaries require the executive to travel significantly more than was required prior to the change in control; or

–	any material breach of the change in control agreement by the Company or any successor.

Executive Officer Severance Plan; Mr. Kambeyanda’s Employment Agreement

Prior to the separation and his termination of employment, Mr. Kambeyanda is a participant in our Executive Officer Severance Plan, which provides for severance benefits upon termination without cause or for good reason for executive officers who are not otherwise contractually entitled to severance compensation pursuant to a separate agreement with the Company. Severance provided in the event of termination without “cause” or for “good reason” (each defined as in the form of employment agreement) is a lump sum payment equal to one times the executive’s base salary in effect and a pro rata payment of his or her target annual incentive compensation for the year of termination. The Executive Officer Severance Plan does not provide for any additional change in control benefits.

In February of 2022, ESAB Corporation and Mr. Kambeyanda entered into an employment agreement that became effective upon the Separation. Under this employment agreement, Mr. Kambeyanda assumed the role of President and CEO of ESAB. This agreement has an initial three-year term, subject to automatic one-year term extensions thereafter, unless either party provides written notice in advance to terminate the automatic extension provision. Mr. Kambeyanda’s base salary was set at $1,000,000 and his target annual bonus was set at 115% of annual base salary. Pursuant to the agreement, he was also to be granted long-term incentive awards in 2022 with a value of $4,000,000 less the value of awards granted to Mr. Kambeyanda by Colfax in 2022, with the type of award and vesting to be determined by ESAB’s Compensation Committee. Mr. Kambeyanda’s employment agreement also provides severance benefits.

Equity Awards

The vesting of outstanding equity awards, other than performance-based awards, accelerates in full upon the death or total and permanent disability of the grantee or, unless assumed or substituted as discussed below, upon a “corporate transaction” (as defined below). The vesting of the outstanding PRSUs accelerates in full upon the death or total and permanent disability of the grantee only if and when the performance criteria for such award are achieved as of the end of the performance period upon certification of the same by the CHCM Committee, or immediately if the performance period has already ended and the CHCM Committee has certified that the performance criteria have been achieved. The outstanding PRSUs will terminate and cease to vest upon a “corporate transaction,” unless prior to the corporate transaction the achievement of the performance criteria is certified by the CHCM Committee, in which case the vesting for the award will accelerate in full unless assumed or substituted as discussed below. While these benefits are available to all of our equity plan participants equally, pursuant to SEC requirements, we have included these acceleration benefits in the table below. In addition, in the event of termination of service other than for death, disability or cause, any stock option awards will remain exercisable to the extent vested for 90 days after termination of service.

A “corporate transaction” under any outstanding equity awards is generally defined as:

◾	the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which we are not the surviving entity;

- 2022 Proxy Statement	53

◾	a sale of substantially all of our assets to another person or entity; or

◾

any transaction which results in any person or entity, other than persons who are stockholders or affiliates immediately prior to the transaction, owning 50% or more of the combined voting power of all classes of our stock.

Accelerated vesting upon a “corporate transaction” will not occur to the extent that provision is made in writing in connection with the corporate transaction for the assumption or continuation of the outstanding awards, or for the substitution of such outstanding awards for similar awards relating to the stock of the successor entity, or a parent or subsidiary of the successor entity, with appropriate adjustments to the number of shares of stock that would be delivered and the exercise price, grant price or purchase price relating to any such award. If an award is assumed or substituted in connection with a corporate transaction and the holder is terminated without cause within a year following a change in control, the award will fully vest and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the compensation committee shall determine.

Estimate of Payments

The following table provides information related to compensation payable to each NEO assuming termination of such executive’s employment on December 31, 2021, or assuming a change of control or corporate transaction with corresponding qualifying termination occurred on December 31, 2021. Amounts also assume the price of our common stock was $45.97, the closing price on December 31, 2021, the last trading day of the fiscal year.

Potential Payments Upon Termination or Change of Control

Executive	Matthew L. Trerotola	Christopher M. Hix	Daniel A. Pryor	Shyam Kambeyanda	Brady Shirley
Employment Agreement/Severance Plan Benefits:
Termination without “cause” or “good reason” (for all NEOs other than Mr. Shirley) or “constructive termination” (for Mr. Shirley)
Payment Over 24 Months/18 Months//Lump Sum Payment(1)	4,846,500	1,170,000	1,042,200	700,000	2,550,000
Pro Rata Incentive Compensation(2)	1,346,250	—	463,200	560,000	850,000
Termination in connection with a “change of control”
Lump Sum Payment	4,846,500	2,340,000	2,084,400	2,520,000	3,400,000
Pro Rata Incentive Compensation(2)	1,346,250	—	—	—	—
Accelerated Stock Options(3)	9,828,134	4,830,518	7,272,273	2,655,699	1,126,324
Accelerated PRSUs(4)	7,170,309	2,398,531	2,218,650	1,798,898	2,878,274
Accelerated RSUs(4)	6,294,718	1,441,573	1,904,629	1,769,431	3,219,785
NQDC Plans/Pension(5)	1,900,723	532,096	1,664,370	574,671	79,636

(1)	For Messrs. Trerotola and Shirley, the amount is paid over the 24 months and 18 months, respectively, following termination. For the other NEOs, the amount is paid as a lump sum.

(2)	Assumes achievement at target.

(3)

In addition to accelerated vesting pursuant to Messrs. Trerotola’s and Pryor’s employment agreements, stock options accelerate upon death, total and permanent disability, and, unless assumed or substituted as discussed above, upon a “corporate transaction” as defined above.

(4)

Under Messrs. Trerotola’s and Pryor’s employment agreements, in the event of a termination in connection with a change in control, the performance objectives applicable to unearned PRSUs will be deemed to have been met at the greater of (i) the target level at the date of termination, and (ii) actual performance at the date of termination. In addition to accelerated vesting pursuant to the employment agreements, RSUs and earned but unvested PRSUs for which the performance criteria have been certified as achieved, accelerate upon death, total and permanent disability and, unless assumed or substituted as discussed above, upon a “corporate transaction” as defined above.

(5)

Amounts represent the aggregate balance of the NEO’s Excess Benefit Plan or Non-Qualified Deferred Compensation account as of December 31, 2021. For more details on these plans, see “Nonqualified Deferred Compensation” above.

54	- 2022 Proxy Statement

∎	CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median compensated associate and the annual total compensation of Mr. Trerotola, our President and Chief Executive Officer. The pay ratio included in this section is a reasonable estimate calculated in a matter consistent with Item 402(u) of Regulation S-K.

For 2021:

◾	The annual total compensation of the median compensated of all of our employees (other than our CEO) was $30,024; and

◾	The annual total compensation of Mr. Trerotola, as presented in the Summary Compensation Table, was $13,833,746.

Based on this information, for 2021 the ratio of the annual total compensation of Mr. Trerotola, our Chief Executive Officer, to the annual total compensation of our median compensated employee was 460.8 to one.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify our median compensated employee, as well as to determine the annual total compensation of this “median employee”:

◾

We determined that, as of December 31, 2021, our employee population consisted of approximately 14,838 persons, of whom approximately 3,090 were employed in the United States and approximately 11,748 were employed outside the United States, based on our payroll records;

◾	We selected December 31, 2021 as the date upon which we would identify the “median employee”;

◾	We annualized the compensation of associates employed by us for less than a full fiscal year;

◾

Based on payroll data for all employees aside from those noted as excluded above, we used annualized base salary or base pay rate to identify our median employee, who was a full-time, hourly associate in the Czech Republic; and

◾

Once the median employee was identified, we calculated the elements of this employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-X, resulting in annual total compensation of $30,024 based on the exchange rate in effect as of December 31, 2021.

- 2022 Proxy Statement	55

∎	EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the Company’s equity plan information as of December 31, 2021. The number of securities and the weighted average exercise prices reported in this table have not been adjusted to reflect the one-for-three reverse stock split effected on April 4, 2022.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)		Weighted-average exercise price of outstanding options, warrants, and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by Company stockholders	6,294,021		$35.47	2,590,182
Stock options	3,660,646		$35.47	—
Restricted stock units	1,388,719		—	—
Performance-based restricted stock units	1,244,656	(2)	—	—
Equity compensation plans not approved by Company stockholders	—		—	—
TOTAL	6,294,021		$35.47	2,590,182

(1)

The weighted average exercise price does not take into account the shares issuable upon outstanding restricted stock units and performance-based restricted stock units vesting, which have no exercise price.

(2)	This number assumes shares will be issued at the maximum vesting amount for outstanding performance-based restricted stock units.

56	- 2022 Proxy Statement

∎	DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our officers (as defined under Section 16(a) of the Exchange Act), directors and persons who own greater than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Based on our records and other information, we believe that each of our officers, directors and certain beneficial owners of our common stock complied with all Section 16(a) filing requirements applicable to them during 2021 on a timely basis, except that the Form 4s related to first quarter 2021 equity grants to certain directors who elected to receive DSUs in lieu of their cash retainer fees were filed two days late due an administrative delay.

- 2022 Proxy Statement	57

Proposal 3	Approval of Named Executive Officers’ Compensation, on a Non-Binding Advisory Basis (“Say-on-Pay”)

We are asking our stockholders to cast an advisory vote at our Annual Meeting to approve the compensation of our named executive officers, as disclosed in this Proxy Statement. Pursuant to Section 14A of the Exchange Act, we are asking that you vote on the following advisory resolution:

RESOLVED, that the 2021 compensation paid to the Company’s named executive officers, as disclosed pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Though the vote is non-binding, the Compensation and Human Capital Management Committee and the Board of Directors value your opinion and will consider the outcome of the vote in establishing our compensation philosophy and making future compensation decisions. At this time, we intend to seek stockholder approval of our executive compensation program on an annual basis and thus expect the next such vote to occur at our 2023 Annual Meeting of Stockholders.

Why You Should Approve Our Executive Compensation Program

As discussed in our Compensation Discussion and Analysis, we believe our compensation programs and practices are appropriate and effective in implementing our compensation philosophy, and our focus remains on linking compensation to performance while aligning the interests of management with those of our stockholders.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the advisory vote approving the compensation of our named executive officers.

Board Recommendation

The Board unanimously recommends that you vote FOR Proposal 3, which is advisory approval of Enovis’ named executive officer compensation as disclosed in this Proxy Statement. We strongly urge stockholders to review our entire Compensation Discussion and Analysis and the accompanying tables, which provides complete information on the compensation awarded to the named executive officers and the reasoning supporting those awards.

58	- 2022 Proxy Statement

Proposal 4	Approval of an Amendment to the Enovis Corporation 2020 Omnibus Incentive Plan

We are asking our stockholders to approve an amendment (the “Amendment”) to our 2020 Omnibus Incentive Plan (the “2020 Plan” and together with the Amendment, collectively the “Amended 2020 Plan”). On April 3, 2020, the Board of Directors, upon recommendation of the CHCM Committee, approved the adoption of the 2020 Plan subject to approval by the Company’s stockholders at the Annual Meeting. We are asking stockholders to consider and vote upon a proposal to approve the Amendment. If approved by our stockholders, the Amendment would authorize an additional 745,000 shares of common stock, $0.001 par value per share, of the Company (which we refer to in this Proposal 4 as shares of common stock) for issuance under the 2020 Plan effective June 7, 2022. The Amendment would not make any other changes to the 2020 Plan. If the Amendment is not approved by the Company’s stockholders, the 2020 Plan will continue to operate in accordance with its current terms.

The Board recommends that you vote for the approval of the Amendment in order to allow the Company to continue our equity-based, pay-for-performance compensation philosophy. The number of shares of common stock that remain available for issuance under the 2020 Plan may not be sufficient to satisfy our equity compensation needs for 2022 and beyond. Equity compensation aligns the compensation of our non-employee directors and employees with the investment interests of our stockholders and promotes a focus on long-term value creation. As of April 18, 2022, approximately 168 of our regular, full-time employees held outstanding equity awards.

The affirmative vote of a majority of our shares of common stock present, in person or represented by proxy, and entitled to vote at the Annual Meeting is required to approve the Amendment. Our executive officers and non-employee directors have an interest in this proposal by virtue of their being eligible to receive equity awards under the 2020 Plan.

The material features and provisions of the 2020 Plan are summarized below. The full text of the 2020 Plan is attached as Appendix A and the proposed Amendment is attached as Appendix B to this Proxy Statement. The summary of the 2020 Plan set forth below also assumes the approval of the Amendment. Other than the changes proposed to be made by the Amendment described above, no other terms or conditions of the 2020 Plan will change pursuant to the Amendment. The following description is not complete and is qualified in its entirety by reference to those exhibits.

Share Request Background

Our stockholders originally approved the 2020 Plan at the 2020 annual meeting of stockholders; at that time, the 2020 Plan initially authorized the issuance of an aggregate of 4,430,000 shares of common stock under the 2020 Plan. We currently have approximately 1,080,024 shares of common stock available for issuance under the 2020 Plan, which number reflects the adjustments made in connection with the one-for-three reverse stock split of the Company’s common stock following the spin-off of ESAB Corporation from the Company on April 4, 2022. In addition, the outstanding awards granted under the 2020 Plan have been adjusted in a manner to preserve the aggregate intrinsic value of the awards following the completion of the spin-off of ESAB Corporation (see the Existing Plan Benefits table below for more information). As of April 18, 2022, 1,080,024 shares of common stock remain available for grants under the 2020 Plan. With the proposed 745,000 share increase under the Amendment, 1,825,024 shares will be available for issuance under the 2020 Plan, which represents approximately 3.38% of our 54,030,880 shares outstanding as of April 18, 2022. Absent an increase in the number of authorized shares under the 2020 Plan, we may not have sufficient shares to meet our anticipated equity compensation needs for the next year. Therefore, if this Proposal 4 is not approved by our stockholders, we believe our ability to attract, motivate and retain the talent we need to compete in our industry would be seriously and negatively impacted and this could affect our long-term success.

Highlights of the Amended 2020 Plan

The 2020 Plan authorizes the CHCM Committee to provide equity-based compensation in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, performance-based stock, performance-based stock units, dividend equivalents, and unrestricted stock awards for the purpose of providing our non-employee directors, officers and other employees (and those of our subsidiaries and affiliates) with incentives and rewards for performance.

- 2022 Proxy Statement	59

We believe our future success depends in part on our ability to attract, motivate and retain high quality employees and non-employee directors and that the ability to provide equity-based and incentive-based awards under the Amended 2020 Plan is critical to achieving this success. We would be at a competitive disadvantage if we could no longer use share-based awards to recruit and compensate our non-employee directors, officers and other employees.

Some of the key features of the 2020 Plan that reflect our commitment to effective management of equity and incentive compensation and our maintenance of sound governance practices in granting awards include:

Performance-Based Awards. The 2020 Plan provides that the payment of dividend equivalents with respect to performance-based awards will accumulate, be deferred and only paid contingent upon the level of achievement of the applicable management performance goals.

Clawback. All amounts paid to a grantee under the 2020 Plan are subject to recovery under any law, governmental regulation, stock exchange listing requirement or any policy adopted by the Company and may be deducted or clawed back in accordance with such law, regulation or policy.

Minimum Vesting Period. The 2020 Plan requires that nearly all awards granted under it be subject to a one-year minimum vesting period.

Limitation on Awards to Outside Directors. The aggregate equity-based and cash compensation granted under the 2020 Plan or otherwise to Outside Directors during any calendar year will not exceed $350,000, except in the instance of a newly-elected or appointed director or a newly-designated lead director or chair, which limit is then increased to $700,000.

No Discounted Options or Stock Appreciation Rights. The 2020 Plan prohibits the grant of options or stock appreciation rights with an exercise price less than the fair market value of our shares of common stock on the grant date.

No Repricing of Options or Stock Appreciation Rights. The 2020 Plan prohibits the repricing of options or stock appreciation rights (outside of certain corporate transactions or adjustment events described in the Amended 2020 Plan) without stockholder approval.

Independent Committee Administration. Awards to our named executive officers under the 2020 Plan will be granted by a committee composed entirely of independent directors.

Term of the 2020 Plan. No awards may be granted under the 2020 Plan more than ten years from the date of initial stockholder approval of the 2020 Plan.

Summary of Material Terms of the 2020 Plan

Shares of Common Stock Available. Subject to adjustment as provided in the Amendment and the approval of this Proposal 4 by stockholders at the Annual Meeting, the number of shares of common stock that may be issued or transferred:

◾	upon the exercise of options or stock appreciation rights;

◾	as restricted shares released from substantial risks of forfeiture;

◾	in payment of performance shares or performance units that have been earned;

◾	in payment for restricted stock units;

◾	in payment for other share-based awards; or

◾	in payment of dividend equivalents paid with respect to awards made under the 2020 Plan will not exceed, in the aggregate, 2,221,666 shares. Such shares may be shares of original issuance or treasury shares or a combination of both.

The share reserve under the 2020 Plan will be reduced on a one-for-one basis for shares covered by an award. Canceled, terminated, expired, forfeited or lapsed Awards (in whole or in part) shall be added back to the aggregate number of shares of stock reserved and available for issuance pursuant to awards granted under the 2020 Plan (“Total Available Shares”). Any stock-related award that is

60	- 2022 Proxy Statement

settled in cash or other consideration shall be added back to the Total Available Shares reserve and available again for issuance. Shares of stock withheld or deducted from an award by the Company to satisfy tax withholding requirements relating to options or stock appreciation rights shall not be added back to the Total Available Shares reserve, but shares of stock withheld or deducted by the Company to satisfy tax withholding requirements relating to full value awards shall be added back to the Total Available Shares reserve and available again for issuance pursuant to awards granted under the Amended Plan. Performance awards (other than an option or stock appreciation right) where performance criteria were not met shall be added back to the Total Available Shares reserve and shall be available again for issuance pursuant to awards granted under the 2020 Plan. Substitute awards granted will not count against the Total Available Share reserve.

If the full number of shares of stock subject to an option or a stock-settled stock appreciation right is not issued upon exercise of such option or stock appreciation right for any reason, including by reason of a net settlement or net exercise, all such shares of stock that were covered by the exercised option or stock appreciation right shall not be added back to the Total Available Shares reserve. If the exercise price of an option is satisfied by the grantee delivering shares of stock to the Company (by either actual delivery or attestation), such shares of stock shall not be added to the Total Available Shares reserve. Shares of stock repurchased on the open market with the proceeds of an option exercise shall not be added to the Total Available Shares reserve. Any dividend equivalent denominated in shares of stock shall be counted against the Total Available Shares in such amount and at such time as the dividend equivalent first constitutes a commitment to issue shares of stock.

Limit on Awards. Assuming approval of this Proposal 4, the following limits apply to awards under the 2020 Plan (subject to limited permitted adjustments under the 2020 Plan):

◾

With respect to Outside Directors, the aggregate equity-based and cash compensation granted (measured as of the grant date) under the 2020 Plan or otherwise to each Outside Director during any calendar year will not exceed $350,000, except in the instance of a newly-elected or appointed director or a newly-designated lead director or chair, which limit is then increased to $700,000.

◾	The maximum number of shares of common stock that may be issued upon exercise of incentive stock options granted under the Amended 2020 Plan is 333,333.

◾	The maximum number of shares of common stock underlying awards to any grantee in any fiscal years is 333,333.

Minimum Vesting Requirement. The CHCM Committee will not award more than 5% of the aggregate number of shares of common stock that become available for grant under the 2020 Plan pursuant to awards that are solely subject to a vesting or performance condition that provides for full vesting or completion of the performance period in less than one year following the grant date of the applicable award, subject to the authority of the CHCM Committee to vest awards earlier, as the Committee deems appropriate, in the event of a Change in Control (as defined), in the event of termination of employment or service or as otherwise permitted by the 2020 Plan.

Eligibility. Our officers and employees, and those of our subsidiaries and affiliates (in total, approximately 135 people) and our non-employee directors (currently 9 people) may be selected by the Board or CHCM Committee to receive benefits under the 2020 Plan. These individuals are referred to as “Service Providers” in the 2020 Plan, and as participants or grantees in this summary description.

Administration. The Board has delegated to the CHCM Committee the power and authority to administer and implement the 2020 Plan. The CHCM Committee has the authority to interpret the terms and intent of the 2020 Plan, determine eligibility and terms of awards for participants and make all other determinations necessary or advisable for the administration of the 2020 Plan. To the extent permitted by law, the Board or CHCM Committee may delegate authority under the 2020 Plan to a member of the Board or officer of the Company, who may administer the 2020 Plan with respect to employees or other service providers of the Company who are not officers or directors.

Amendment or Suspension. The Board may amend, suspend or terminate the 2020 Plan at any time with respect to any shares of common stock as to which awards have not been made. No such action may amend the 2020 Plan without the approval of stockholders if the amendment is required to be submitted for stockholder approval by applicable law, rule or regulation, including rules of the NYSE.

Effective Date and Term. The Amendment will be effective as of the date of stockholder approval and the 2020 Plan will expire on May 21, 2030 unless earlier terminated by our Board. In no event will any award under the 2020 Plan be granted on or after the tenth anniversary of its effective date, and no award of incentive stock options will be granted on or after April 3, 2030.

Options. An option granted under the 2020 Plan is the option to purchase one or more shares of common stock pursuant to the 2020 Plan. An option granted under the 2020 Plan will be exercisable only to the extent that it is vested on the date of exercise. Exercisability of options may be subject to future service requirements, to the achievement of one or more of the performance objectives of the Company or to such other terms and conditions as the CHCM Committee, in its sole discretion, may impose. No option may be

- 2022 Proxy Statement	61

exercisable more than ten years from the option grant date, and subject to limited exceptions, shall be subject to the minimum vesting requirement. The exercise price per share under each option granted under the 2020 Plan may not be less than 100%, or 110% in the case of an incentive stock option granted to a 10% stockholder, of the fair market value of the common stock on the option grant date. Payment of the option price for shares purchased pursuant to the exercise of an option may be made in cash or in cash equivalents acceptable to us or any other method permitted by law and approved by CHCM Committee. Promptly after payment, the grantee is entitled to issuance of the shares of stock subject to the option. The 2020 Plan does not permit reloading of options and, except in connection with recapitalization events, prohibits repricings without stockholder approval.

In the case of incentive stock options, the aggregate fair market value of the common stock determined on the option grant date with respect to which such options are exercisable for the first time during any calendar year may not exceed $100,000. Incentive stock options are non-transferable during the optionee’s lifetime. Awards of non-qualified stock options are generally non-transferable, except for transfers by will or the laws of descent and distribution. The CHCM Committee may, in its discretion, authorize in an Award Agreement that an award of options, other than Incentive stock options, also may be transferred to family members by gift or other transfers deemed not to be for value.

Stock Appreciation Rights (SAR). A SAR confers on the grantee the right to receive, upon exercise, the excess of the (a) fair market value of one share of stock on the date of exercise over (b) the SAR exercise price determined by the CHCM Committee. The award agreement shall specify the exercise price, which shall be at least the fair market value on the date of grant. SARs may be granted in tandem with another award. The Board or CHCM Committee shall determine all other terms and requirements relating to the SAR, including method of exercise and settlement. SARs are subject to the minimum vesting requirement, shall have a term of not more than ten years from the date of grant, and may be transferable to a family member if specified in the award agreement.

Restricted Stock and Restricted Stock Units. Restricted stock means one or more shares of common stock awarded subject to restrictions, and restricted stock units means a bookkeeping entry representing the equivalent of one share of common stock awarded subject to restrictions. The restriction may be a period of time or other and additional restrictions, and the restricted stock or stock unit may not be transferred, pledged or encumbered during the restricted period or while subject to restrictions. Restricted stock units may be settled in stock, cash, or a combination of both, as determined by the CHCM Committee. Unless otherwise specified in the award agreement, the holder of restricted stock shall have the right to vote and to receive dividends, and the holder of a stock unit shall not. Restricted stock and restricted stock units are subject to the minimum vesting requirements.

Dividend Equivalent Rights. A dividend equivalent rights is an award entitling the grantee to receive credits based on cash distribution that would have been paid on the shares of common stock specified in the dividend equivalent right (or such other award to which is relates). The CHCM Committee is authorized to grant dividend equivalents to a participant in connection with an award under the 2020 Plan (other than options or SARs), or without regard to any other award. Dividend equivalents will entitle the participant to receive cash or common stock equal in value to dividends paid, or other periodic payments made, with respect to a specified number of shares of common stock. Dividend equivalents may be paid or distributed when accrued or at the end of any applicable vesting period, or will be deemed to have been reinvested in additional common stock or in awards under the 2020 Plan, and will be subject to such risks of forfeiture as the CHCM Committee may specify. Dividend equivalent rights paid on awards subject to performance criteria will not vest unless such performance goals for such awards are achieved, and if such performance goals are not achieved, the payments made in connection with the dividend equivalent rights will be repaid to the Company. Grants of dividend equivalent rights are subject to the minimum vesting requirements.

Performance Units and Performance Shares. A performance share means a performance award denominated in shares of common stock, the value of which is determined as a function of the extent to which corresponding performance criteria have been achieved. Performance units means a performance award denominated in a stock unit, the value of which is determined as a function of the extent to which corresponding performance criteria have been achieved. The CHCM Committee may award performance shares and performance units in such amounts and upon such terms as the CHCM Committee may determine. Each performance share will have an initial value that is equal to the fair market value of a share of common stock on the date of grant. Each award of performance units or performance shares will have an actual or target number of shares of common stock set by the CHCM Committee. The CHCM Committee may set performance goals in its discretion which, depending on the extent to which they are met, will determine the value or number of performance units or performance shares that will be paid out to a participant. The CHCM Committee may, in its sole discretion, pay earned performance units or performance shares in the form of cash or in shares of common stock (or a combination of both) equal to the value of the earned performance units or performance shares. Any shares of common stock issued based upon performance units or performance shares may be granted subject to any restrictions that the CHCM Committee deems appropriate. The CHCM Committee may provide for payment of dividends or dividend equivalents to the grantee in cash or additional shares, subject in all cases to deferral and payment on a contingent basis based on earning of the performance shares or units with respect to which the dividends or dividend equivalents are paid. Performance shares and performance units are subject to minimum vesting requirements.

Unrestricted Stock. The CHCM Committee may award unrestricted stock, free of any restrictions such as vesting requirements, in such amounts and upon such terms as the CHCM Committee may determine.

62	- 2022 Proxy Statement

Share Usage

We are committed to sound equity compensation practices because we recognize that equity compensation awards dilute stockholder equity. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests.

Set forth below is information regarding shares currently outstanding under the 2020 Plan and prior plans. The information set forth below reflects the one-for-three reverse stock split of the Company’s common stock effected on April 4, 2022, as well as the adjustments made to preserve the aggregate intrinsic value of the outstanding awards following the spin-off of ESAB Corporation from the Company. The Company made its annual award grant to employees in February 2022 and those awards are included in the data below. The 2020 Plan is the sole equity compensation plan under which future awards can be made.

Selected Data as of April 18, 2022:

Stock options outstanding	1,706,299
Weighted average exercise price	$60.29
Weighted average remaining contractual life	3.43 years
Restricted stock units outstanding (unvested)	655,792
Performance-based restricted stock units outstanding (unvested)	532,766
Shares remaining for grant under the 2020 Plan	1,080,024

For purposes of evaluating our equity compensation program, stockholders may wish to consider two metrics: historical burn rate and overhang.

◾

Historical burn rate: Our historical burn rate is equal to the number of shares subject to equity awards granted during a period, in proportion to our outstanding shares. Our burn rate was 1.73% for 2019, 1.17% for 2020 and 1.28% for 2021, and our three-year average burn rate for 2019 through 2021 was 1.39%.

◾

Overhang: Our overhang is the number of shares subject to unvested equity awards outstanding as of April 18, 2022 plus the number of shares available for future grants of equity awards in proportion to our shares outstanding as of that date. As of April 18, 2022, our overhang was 6.86%.

The Amended 2020 Plan is not a fungible plan and does not use a fungible share pool.

More detail regarding the overhang and dilution associated with the current 2020 Plan, the Amendment, and our prior plans is below. The information is as of April 18, 2022. As of that date, there were 54,030,880 shares of our common stock outstanding.

Outstanding full-value awards assuming that the outstanding awards achieve maximum performance under the 2020 Plan and prior plans	1,188,558 shares or 2.2% of our outstanding shares

Number of shares subject to outstanding stock options under the 2020 Plan and prior plans	1,706,299 shares or 3.16% of our outstanding shares

Total shares subject to outstanding awards under the 2020 Plan and prior plans	2,894,857 shares or 5.36% of our outstanding shares

Current overhang percentage based on total number of shares subject to outstanding awards under the 2020 Plan and prior plans	6.86%

New shares being authorized under the Amendment	745,000

Potential dilution of 745,000 additional shares as a percentage of outstanding shares	6.24%

Total potential fully-diluted overhang under the 2020 Plan and prior plans	8.24%

Based on the closing price on the NYSE for our shares of common stock on April 18, 2022 of $67.00 per share, the aggregate market value as of that date of the 745,000 additional shares of common stock requested for issuance under the Amendment is $49,915,000.

If the Amendment is approved, the Company’s total potential dilution from the shares available for issuance under the 2020 Plan would increase from 6.86% as of April 18, 2022 to 8.24%. The CHCM Committee has considered this potential dilution level and believes that the resulting dilution levels would be within normal competitive ranges.

- 2022 Proxy Statement	63

In determining the number of additional shares to request for approval by our stockholders under the Amendment, our management team worked with advisors and the CHCM Committee to evaluate a number of factors including our recent share usage and criteria expected to be utilized by institutional proxy advisory firms in evaluating this proposal. We are also mindful of the ratio of our stock-based compensation to our performance over time. In addition, the CHCM Committee also reviewed, among other things, projected future share usage and projected future forfeitures. Subject to assumptions, the CHCM Committee currently anticipates that the proposed 745,000 additional shares of common stock under the Amendment are expected to satisfy the Company’s equity compensation needs for approximately 3 years.

If the Amendment is approved, we intend to utilize the additional shares authorized under the Amendment to continue our practice of incentivizing key individuals through annual equity grants. Our CHCM Committee retains full discretion under the 2020 Plan to determine the number and amount of awards to be granted under the 2020 Plan, subject to the terms of the 2020 Plan, and future benefits that may be received by participants under the 2020 Plan are not determinable at this time.

Adjustment of Shares Subject to 2020 Plan. In the event of an equity restructuring, including any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend, the authorization limits regarding the number of shares under this plan, the maximum number of shares of stock that may be issued under Incentive Stock Options and the Maximum amount of stock issued under Awards shall be adjusted proportionately, and the CHCM Committee shall make such adjustments to the 2020 Plan and the outstanding awards as it deems necessary and appropriate, in its sole discretion, to prevent dilution or enlargement of benefits or potential benefits. In addition, upon the occurrence or in anticipation of a share combination, merger, consolidate or other corporate transaction, including those in which adjustments are mandatory, the CHCM Committee may, in its sole discretion, vest, equitably convert, substitute or otherwise settle outstanding awards.

Change in Control. Under the 2020 Plan, a “Change in Control” generally means the occurrence of any of the following events: (1) acquisition of beneficial ownership of more than 50% of (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the outstanding voting securities entitled to vote in director elections; (2) individuals constituting the Board as of the date of the 2020 Plan ceasing to continue to constitute at least a majority of the Board, unless election or nomination of such director was approved by a vote of at least a majority of the directors constituting the incumbent board; (3) the closing of a reorganization, merger or consolidation or sale of all or substantially all of the assets of the Company or (4) approval by the stockholders of the Company of a complete liquidation of dissolution of the Company. The CHCM Committee may specify in an award agreement the treatment of that award in the event of a Change in Control.

Federal Income Tax Consequences

The following summarizes the federal income tax consequences of awards that may be granted under the 2020 Plan.

Incentive Stock Options. An option holder will not realize taxable income upon the grant of an incentive stock option under the 2020 Plan. In addition, an option holder generally will not realize taxable income upon the exercise of an incentive stock option. An option holder’s alternative minimum taxable income, however, will be increased by the amount by which the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Further, except in the case of an option holder’s death or disability, if an option is exercised more than three months after the option holder’s termination of employment, the option will cease to be treated as an incentive stock option and will be subject to taxation under the rules applicable to non-qualified stock options, as summarized below.

If an option holder sells the option shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition will depend upon whether the disposition is “qualifying” or “disqualifying.” The disposition of the option shares will be a qualifying deposition if it is made at least two years after the date on which the incentive stock option was granted and at least one year after the date on which the incentive stock option was exercised. If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of the option shares on the date of disposition over the exercise price will be taxable income to the option holder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

64	- 2022 Proxy Statement

Unless an option holder engages in a disqualifying disposition, the Company will not be entitled to a deduction with respect to an incentive stock option. If an option holder engages in a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of compensation income taxable to the option holder.

If an option holder pays the exercise price of an incentive stock option by tendering shares with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, except that this treatment will not apply if the option holder acquired the shares being tendered pursuant to the exercise of an incentive stock option and has not satisfied the special holding period requirements summarized above. The tax basis of the shares tendered to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares.

Non-Qualified Stock Options. An option holder will not realize taxable income upon the grant of a non-qualified stock option. When an option holder exercises the option, however, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will constitute compensation income taxable to the option holder. The Company will, subject to any applicable limitations under Code Section 162(m), generally be entitled to a deduction equal to the amount of compensation income taxable to the option holder if the Company complies with applicable reporting requirements.

If an option holder tenders shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares tendered, even if the shares were acquired pursuant to the exercise of an incentive stock option. In such an event, the option holder will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the shares received will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if the option holder had paid the exercise price in cash.

Restricted Stock. A grantee of restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award if the common stock is subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). The grantee, however, may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the shares on the date of the award, determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the shares on the date on which the restrictions lapse will be treated as compensation income to the grantee and will be taxable in the year in which the restrictions lapse. The Company, subject to any applicable limitations under Code Section 162(m), generally will be entitled to a deduction for compensation paid equal to the amount treated as compensation income to the grantee in the year in which the grantee is taxed on the income.

Dividend Equivalents Rights. Grantees under the 2020 Plan who receive awards of dividend equivalent rights will be required to recognize ordinary income in the amount distributed to the grantee pursuant to the award. If the Company complies with applicable reporting requirements of the Internal Revenue Code, it will, subject to any applicable limitations under Code Section 162(m), generally be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Restricted Stock Units and Performance Awards. A distribution of common stock or a payment of cash in satisfaction of stock units or performance awards will be taxable as ordinary income when the distribution or payment is actually or constructively received by the recipient. The amount taxable as ordinary income is the aggregate fair market value of the common stock determined as of the date it is received or the amount of the cash payment. The Company will, subject to any applicable limitations under Code Section 162(m), generally be entitled to deduct the amount of such payments when such payments are taxable as compensation to the recipient if the Company complies with applicable reporting requirements.

Stock Appreciation Rights. The grant of SARs will not result in taxable income to the participant or a deduction to the Company. Upon exercise of a SAR, the holder will recognize ordinary income in an amount equal to the cash or the fair market value of the common stock received by the holder. The Company will, subject to any applicable limitations under Code Section 162(m), generally be entitled to a deduction equal to the amount of any compensation income taxable to the grantee, and, as to SARs that are settled in shares of common stock, if the Company complies with applicable reporting requirements.

Unrestricted Stock. A holder of shares of unrestricted stock will be required to recognize ordinary income in an amount equal to the fair market value of the shares on the date of the award, reduced by the amount, if any, paid for such shares. The Company will, subject to any applicable limitations under Code Section 162(m), generally be entitled to deduct the amount of any compensation income taxable to the grantee if it complies with applicable reporting requirements.

- 2022 Proxy Statement	65

Upon the holder’s disposition of shares of unrestricted stock, any gain realized in excess of the amount reported as ordinary income will be reportable by the holder as a capital gain, and any loss will be reportable as a capital loss. Capital gain or loss will be long-term if the holder has held the shares for more than one year. Otherwise, the capital gain or loss will be short-term.

Tax Withholding. Payment of the taxes imposed on awards made under the 2020 Plan may be made by withholding from payments otherwise due and owing to the holder. Subject to the prior approval of the Company, the holder may elect to satisfy such obligations: (1) by causing the Company to withhold shares of common stock otherwise issuable or (2) by delivering to the Company shares of common stock already owned by the holder. The maximum number of shares of common stock that may be withheld from any award to satisfy any applicable withholding requirements cannot exceed such number of shares having a fair market value equal to the statutory amount required by the Company to be withheld and paid with respect to such award.

Performance Objectives. Section 162(m) of the Internal Revenue Code limits public companies to an annual deduction for federal income tax purposes of $1,000,000 for compensation paid to their chief executive officer, chief financial officer, the three most highly compensated executive officers determined at the end of each year and certain other covered employees who previously fell into any of these categories. Prior to the Tax Cuts and Jobs Act of 2017 (“TCJA”) changes to Section 162(m), performance-based compensation was excluded from such $1,000,000 deduction limitation. The pre-TCJA deductibility for performance-based compensation does not apply to the 2020 Plan.

Any performance award granted under the 2020 Plan shall be earned, vested and payable (as applicable) upon the attainment of performance goals established by the CHCM Committee based upon one or more performance criteria, together with the satisfaction of any other conditions, such as continued service, as the CHCM Committee may determine to be appropriate on an absolute or relative basis, subject to the change in control provisions of the 2020 Plan. Performance goals for performance awards may be based on one or more of, but not limited to, the following business criteria: net earnings or net income; operating earnings; pretax earnings; pre-tax earnings per share; earnings per share; share price, including growth measures and total stockholder return; earnings before interest and taxes; earnings before interest, taxes, depreciation and/or amortization; earnings before interest, taxes, depreciation and/or amortization as adjusted to exclude any one or more of the following: stock-based compensation expense; income from discontinued operations; gain on cancellation of debt; debt extinguishment and related costs; restructuring, separation and/or integration charges and costs; reorganization and/or recapitalization charges and costs; impairment charges; gain or loss related to investments; sales and use tax settlement; and gain on non-monetary transaction; sales or revenue growth, whether in general, by type of product or service, or by type of customer; gross or operating margins; return measures, including total stockholder return, return on assets, capital, investment, equity, sales or revenue; cash flow, including: operating cash flow; free cash flow, defined as earnings before interest, taxes, depreciation and/or amortization (as adjusted to exclude any one or more of the items that may be excluded pursuant to earnings before interest, taxes, depreciation and/or amortization above) less capital expenditures; cash flow return on equity; and cash flow return on investment; productivity ratios; expense targets; market share; working capital targets; completion of acquisitions of businesses or companies (including metrics resulting from the same such as revenue or margin); completion of divestitures and asset sales; debt repayment targets, and debt/equity ratios; bookings or completion of orders (including metrics resulting from the same such as revenue or margin); project bookings, milestones or completion (including metrics related to the same such as revenue or margin); and any combination of the foregoing business criteria.

The business criteria may be used to measure the performance of our company, any subsidiary or affiliate of our Company as a whole or any business unit of our Company, any subsidiary or affiliate of our Company or any combination thereof, as the CHCM Committee deems appropriate. The CHCM Committee also may compare the performance measures listed above against the performance of a group of comparative companies, or a published or special index that the CHCM Committee, in its sole discretion, deems appropriate. We may use the share price performance measure as compared to various stock market indices. The CHCM Committee also has the authority to provide for accelerated vesting of any award based on the achievement of performance goals pursuant to the performance measures listed above. The amounts payable for achievement shall be defined by the applicable award agreement and may be different between grantees, as determined by the CHCM Committee.

Existing Plan Benefits to Named Executive Officers and Others

Although we cannot currently determine the benefits or number of shares subject to awards that may be granted to participants under the Amended 2020 Plan during the remainder of the 2022 fiscal year or in future periods due to the discretionary nature of the Amended 2020 Plan, we did award our annual equity grants for fiscal year 2022 on February 17, 2022. If the Amendment is approved, additional grants of awards under the Amended 2020 Plan will be in the discretion of the CHCM Committee and any other committee authorized to grant awards under the Amended 2020 Plan.

The following table sets forth with respect to each named executive officer listed in the Summary Compensation Table on page 42 and each group listed below (i) the number of shares of common stock issuable pursuant to performance units granted under the 2020 Plan,

66	- 2022 Proxy Statement

(ii) the number of shares of common stock issuable pursuant to stock options granted under the 2020 Plan, and (iii) the number of shares of common stock issuable pursuant to RSUs awarded under the 2020 Plan, in each case, since the 2020 Plan’s inception on May 21, 2020 through April 18, 2022 (without regard to whether any grants were subsequently forfeited, terminated or canceled). It does not include any grants made during this same period under any other compensation plans.

NAME AND POSITION	ESTIMATED POSSIBLE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS[1]			ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS[2] (#)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS (#)	EXERCISE OR BASE PRICE OF OPTION AWARDS ($/SH)
	THRESHOLD (#)	TARGET (#)	MAX. (#)
Matthew L. Trerotola President and Chief Executive Officer	46,515	93,029	186,058	—	—	—
	—	—	—	88,873	—	—
	—	—	—	—	56,179	76.34
	—	—	—	—	62,719	70.88
Christopher Hix Executive Vice President and Chief Financial Officer	3,680	7,360	14,720	—	—	—
	—	—	—	10,753	—	—
	—	—	—	—	18,122	76.34
Daniel Pryor Executive Vice President, Strategy and Business Development	13,705	27,409	54,818	—	—	—
	—	—	—	26,343	—	—
	—	—	—	—	16,763	76.34
	—	—	—	—	18,254	70.88
Shyam Kambeyanda[3] Chief Executive Officer of ESAB	—	—	—	—	—	—
Brady Shirley Chief Executive Officer of DJO	19,443	38,886	77,772	—	—	—
	—	—	—	35,839	—	—
	—	—	—	—	21,747	76.34
	—	—	—	—	28,083	70.88
All current executive officers as a group	95,950	191,899	383,798	185,348	254,149
All current non-employee directors as a group				40,047	—	—
				—	16,615	45.47
					516	76.34
All employees, excluding current executive officers, as a group	—	—	—	420,882	—	—
	—	—	—	—	6,955	51.71
	—	—	—	—	151,788	76.34
	—	—	—	—	2,506	87.29

[1]

These columns present information about performance-based shares awarded during 2020, 2021, and 2022 pursuant to the 2020 Plan. The payout of these performance-based shares will generally be determined based on the achievement of specific metrics calculated over a three-year performance period.

[2]	This column presents information about RSUs awards from 2020 to 2022 pursuant to the 2020 Plan.

[3]

In connection with the spin-off of ESAB Corporation from the Company, each of Mr. Kambeyanda’s outstanding Company restricted stock units and stock options were converted into a restricted stock unit awards or stock options, as applicable, denominated in shares of ESAB common stock pursuant to the terms of the employee matters agreement entered into between the Company and ESAB in connection with the spin-off.

- 2022 Proxy Statement	67

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of additional shares of common stock under the Amendment with the SEC pursuant to the Securities Act of 1933 as soon as practicable after approval of the Amendment by our stockholders.

Equity Compensation Plan Information

See page 56 of this Proxy Statement for Enovis Corporation’s equity compensation plan information as of December 31, 2021. The equity compensation plan information on page 56 does not reflect the reverse stock split of the Company’s common stock following the completion of the spin-off of ESAB Corporation from the Company on April 4, 2022.

Why You Should Approve the Amendment to the Enovis Corporation 2020 Omnibus Incentive Plan

The Board recommends that our stockholders approve the Amendment because appropriate equity incentives are important to attract and retain high quality officer and employees, to link compensation to Company performance, to encourage employee and director ownership in our Company, and to align the interests of participants to those of our stockholders. The approval of the Amendment will enable us to continue to provide such incentives.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve the Amendment.

Board Recommendation

The Board unanimously recommends that you vote FOR Proposal 4, which is approval of the Amendment to the Enovis Corporation 2020 Omnibus Incentive Plan.

68	- 2022 Proxy Statement

∎	BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following table sets forth certain information as of April 18, 2022 (unless otherwise specified), with respect to the beneficial ownership of our common stock by each person who is known to own beneficially more than 5% of the outstanding shares of common stock, each person currently serving as a director, each nominee for director, each named executive officer (as listed below), and all directors and executive officers as a group. Unless otherwise indicated, to our knowledge, each person has sole dispositive and voting power over the shares in the table. The information set forth below reflects the one-for-three reverse stock split of the Company’s common stock effected on April 4, 2022, as well as the adjustments made to preserve the aggregate intrinsic value of the Company’s outstanding equity awards following the spin-off of ESAB Corporation from the Company.

Beneficial Owner	Shares Beneficially Owned		Percent of Class
5% Holder and Director
Mitchell P. Rales	3,150,153	(1)	5.8%
5% Holders
T. Rowe Price Associates, Inc.	6,165,930	(2)	11.4%
The Vanguard Group	4,196,810	(3)	7.8%
BlackRock, Inc.	3,700,199	(4)	6.8%
Durable Capital Partners LP	3,206,472	(5)	5.9%
Steven M. Rales	2,803,559	(6)	5.2%
Directors
Liam J. Kelly	9,697	(7)	*
Barbara W. Bodem	—		*
Angela Lalor	—
A. Clayton Perfall	54,094	(7)(8)	*
Philip A. Okala	2,453	(7)	*
Christine Ortiz	—
Rajiv Vinnakota	19,078	(7)	*
Sharon Wienbar	29,983	(7)	*
Named Executive Officer and Director
Matthew L. Trerotola	600,632	(9)	1.1%
Brady Shirley	54,788	(9)	*
Named Executive Officers
Christopher M. Hix	240,868	(9)	*
Shyam P. Kambeyanda	21,935		*
Daniel A. Pryor	378,580	(9)(10)	*
All of our directors and executive officers as a group (15 persons)	4,570,304	(9)	8.3%

* Represents	beneficial ownership of less than 1%

(1)

Includes 914,099 shares of common stock held by Mr. Mitchell P. Rales’ Revocable Trust and IRA, 2,000,000 shares of common stock held by limited liability companies of which Mr. Mitchell P. Rales is the trustee of the sole member, 226,421 shares of common stock held by the Mitchell P. Rales Family Trust, and 9,633 shares of common stock held in trust for his daughters. Mr. Mitchell P. Rales has sole voting power and sole dispositive power with respect to 3,159,455 shares of common stock. 2,000,000 shares of Enovis common stock are pledged to secure a line of credit. This entity and Mr. Mitchell P. Rales are in compliance with this line of credit. The business address of Mr. Mitchell P. Rales, and the limited liability company, is 11790 Glen Road, Potomac, MD 20854.

(2)

The amount shown and the following information is derived from a Schedule 13G/A filed February 14, 2022 by T. Rowe Price Associates, Inc. (“Price Associates”), which sets forth Price Associates’ beneficial ownership as of December 31, 2021 and has been adjusted to reflect the one-for-three reverse stock split effected on April 4, 2022. According to the Schedule 13G/A, as adjusted for the reverse stock split, Price Associates

- 2022 Proxy Statement	69

has sole voting power over 2,497,377 shares and sole dispositive power over 6,165,930 shares. The business address of Price Associates is 100 E. Pratt Street, Baltimore, MD 21202.

(3)

The amount shown and the following information is derived from a Schedule 13G/A filed February 9, 2022 by The Vanguard Group (“Vanguard”), which sets forth Vanguard’s beneficial ownership as of December 31, 2021 and has been adjusted to reflect the one-for-three reverse stock split effected on April 4, 2022. According to the Schedule 13G/A, as adjusted to reflect the reverse stock split, Vanguard has shared voting power over 21,960 shares, sole dispositive power over 4,138,957 shares, and shared dispositive power over 57,853 shares. The business address of Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

The amount shown and the following information is derived from a Schedule 13G/A filed March 11, 2022 by BlackRock, Inc. (“BlackRock”), which sets forth BlackRock’s beneficial ownership as of December 31, 2021 and has been adjusted to reflect the one-for-three reverse stock split effected on April 4, 2022. According to the Schedule 13G/A, as adjusted for the reverse stock split, BlackRock has sole voting power over 3,555,885 shares and sole dispositive power over 3.700,199 shares. The business address of BlackRock is BlackRock, Inc. 55 East 52nd Street, New York, NY 10055.

(5)

The amount shown and the following information is derived by a Schedule 13G/A filed April 21, 2022 by Durable Capital Partners LP (“Durable”), which sets forth Durable’s beneficial ownership as of April 11, 2022 and reflects the one-for-three reverse stock split effected on April 4, 2022. According to the Schedule 13G/A, Durable has sole voting and dispositive power over 3,206,472 shares. The business address of Durable is 5425 Wisconsin Avenue, Suite 802, Chevy Chase, MD 20815.

(6)

Includes 2,803,559 shares of common stock held by Mr. Steven M. Rales’ Revocable Trust. Mr. Steven M. Rales has sole voting power and sole dispositive power with respect to 2,803,559 shares of common stock. The business address of Steven M. Rales is 2200 Pennsylvania Avenue, N.W., Suite 800 W, Washington, D.C. 20037-1701.

(7)

Beneficial ownership by directors includes: (i) for Mr. Kelly, 1,937 DRSUs that have vested or will vest within 60 days of April 18, 2022 and will be delivered following the conclusion of service on the Board and 4,553 shares that Mr. Kelly has the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of April 18, 2022, (ii) for Mr. Perfall, 28,582 DRSUs or DSUs that have vested or will vest within 60 days of April 18, 2022 and will be delivered following the conclusion of service on the Board and 17,654 shares that Mr. Perfall has the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of April 18, 2022, (iii) for Mr. Okala, 1,937 DRSUs that have vested or will vest within 60 days of April 18, 2022 and will be delivered following the conclusion of service on the Board and 516 shares that Mr. Okala has the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of April 18, 2022, (iv) for Mr. Vinnakota, 6,263 DRSUs or DSUs that have vested or will vest within 60 days of April 18, 2022 and will be delivered following the conclusion of service on the Board and 8,825 shares that Mr. Vinnakota has the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of April 18, 2022, and (v) for Ms. Wienbar, 16,821 DRSUs or DSUs that have vested or will vest within 60 days of March 22, 2021 and will be delivered following the conclusion of service on the Board and 13,162 shares that Ms. Wienbar has the right to acquire upon the exercise of director stock options that have vested or will vest within 60 days of April 18, 2022. For more information on these awards, see Director Compensation above.

(8)	Includes 2,482 shares held by a trust.

(9)

Beneficial ownership by named executive officers and our executive officers as a group includes shares that such individuals have the right to acquire upon the exercise of options that have vested or will vest within 60 days of April 18, 2022. The number of shares included in the table as beneficially owned which are subject to such options is as follows: Mr. Trerotola—505,286, Mr. Hix—208,633, Mr. Pryor—300,017, Mr. Shirley—40,748, and all of our current executive officers as a group—1,054,684.

(10)	Includes 1,000 shares held by trusts for his children and 770 shares held in his 401(k) account.

70	- 2022 Proxy Statement

∎	GENERAL MATTERS

Outstanding Stock and Voting Rights

The Board has fixed the close of business on April 18, 2022 (the “Record Date”) as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record on that date will be entitled to vote. Proxies will be voted as specified in the stockholder’s proxy. In the absence of specific instructions, proxies will be voted in accordance with the Company’s recommendations and in the discretion of the proxy holders on any other matter which properly comes before the meeting or any adjournment or postponement thereof. The Board has selected Mitchell P. Rales and Matthew L. Trerotola to act as proxies with full power of substitution.

Any stockholder of record giving a proxy has the power to revoke the proxy at any time before it is exercised by either (i) delivering a written notice of revocation to Enovis Corporation at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, Attn: Corporate Secretary, (ii) delivering prior to the Annual Meeting a properly executed and subsequently dated proxy, or (iii) virtually attending and voting at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. A beneficial stockholder who owns common stock in street name, meaning through a bank, broker or other nominee, should contact that entity to revoke a previously given proxy.

The Company will bear the total expense of this solicitation, including reimbursement paid to brokerage firms and others for their expenses in forwarding material regarding the Annual Meeting to beneficial owners. Solicitation of proxies may be made personally or by mail, telephone, Internet, e-mail or facsimile by officers and other management employees of the Company, who will receive no additional compensation for their services.

The holders of shares of the Company’s common stock are entitled to vote at the Annual Meeting. As of the Record Date, 54,030,880 shares of the Company’s common stock were outstanding. Each outstanding share of the Company’s common stock entitles the holder to one vote on all matters brought before the Annual Meeting.

A list of stockholders of record as of the Record Date will be available for inspection during ordinary business hours at our corporate headquarters located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, for 10 days prior to the date of our Annual Meeting. The list will also be available for inspection during the Annual Meeting on the Annual Meeting website.

The quorum necessary to conduct business at the Annual Meeting consists of a majority of the shares of the Company’s stock outstanding on the Record Date and entitled to vote at the Annual Meeting, either present in person or represented by proxy. Abstentions and broker non-votes (described below) are counted for purposes of determining the presence or absence of a quorum. In accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”), to be elected each director nominee must receive a majority of the votes cast with respect to that director’s election. Incumbent directors nominated for election by the Board are required, as a condition to such nomination, to submit a conditional letter of resignation to the Chairman of the Board. In the event that a nominee for director does not receive a majority of the votes cast at the Annual Meeting with respect to his or her election, the Board will promptly consider whether to accept or reject the conditional resignation of that nominee, or whether other action should be taken. The Board will then take action and will publicly disclose its decision and the rationale behind it no later than 90 days following the certification of election results.

The affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote is required for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022, for approval of the advisory vote approving the compensation of our named executive officers, and for approval of the amendment to the Enovis Corporation 2020 Omnibus Incentive Plan.

Abstentions will have no effect on the election of directors but will have the same effect as a vote against ratification of the appointment of Ernst & Young LLP, approval of the advisory vote approving the compensation of our named executive officers, and approval of the amendment to the Enovis Corporation 2020 Omnibus Incentive Plan.

Under the rules of the New York Stock Exchange (the “NYSE”), brokerage firms may vote in their discretion on behalf of clients who have not furnished voting instructions on the ratification of the selection of our registered public accounting firm. In contrast, the remaining proposals are “non-routine” items. This means brokerage firms that have not received voting instructions from their clients may not vote on these proposals (a “broker non-vote”). Broker non-votes will not be considered in determining the number of votes necessary for election and, therefore, will have no effect on the outcome of the vote for the election of directors or Further, broker non-votes will have no effect on the advisory vote to approve the compensation of our named executive officers, the proposal to approve the amendment to the Enovis Corporation 2020 Omnibus Incentive Plan.

- 2022 Proxy Statement	71

Only stockholders as of the Record Date are entitled to attend the Annual Meeting. To attend the Annual Meeting, stockholders of record must go to the meeting website at www.virtualshareholdermeeting.com/ENOV2022 and enter the control number found on the proxy card or the Notice previously received. If you are a beneficial stockholder who owns common stock in street name, meaning through a bank, broker or other nominee, and your voting instruction form or Notice indicates that you may vote those shares through the http://www.proxyvote.com website, then you may attend the Annual Meeting using the 16-digit control number indicated on that voting instruction form or Notice. Otherwise, stockholders who hold their shares in street name should contact their bank, broker or other nominee (preferably at least five days before the Annual Meeting) and obtain a “legal proxy” in order to be able to attend the Annual Meeting. Once admitted, during the Annual Meeting, stockholders may vote, submit questions and view the list of stockholders entitled to vote at the Annual Meeting by following the instructions available on the meeting website.

Stockholder Proposals and Nominations

Requirements for Stockholder Proposals to be Considered for Inclusion in our Proxy Materials. To be considered for inclusion in next year’s proxy statement pursuant to Rule 14a-8 of the Exchange Act, stockholder proposals must be received by our Corporate Secretary at our principal executive offices no later than the close of business on December 29, 2022.

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. Our Bylaws provide that, for a stockholder to nominate a candidate for election to the Board or propose any other business to be considered at an annual meeting other than through a proposal presented pursuant to Rule 14a-8 of the Exchange Act, the stockholder must have given timely notice thereof in writing to the Secretary of the Company at Enovis Corporation, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, Attn: Corporate Secretary. To be timely for an annual meeting, the stockholder’s notice must be delivered to or mailed and received by the Secretary not less than the close of business 90 days nor more than 120 days before the anniversary date of the preceding annual meeting; accordingly, for the 2023 annual meeting, notice must be delivered to or mailed and received by the Secretary no later than the close of business on March 9, 2023 and no earlier than February 7, 2023. However, if the annual meeting is set for a date that is more than 30 days before or more than 70 days after such anniversary, the Company must receive the notice not earlier than the 120th day prior to the annual meeting date and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day when the Company makes a public announcement of the annual meeting date. Such notice must provide the information required by Section 2.2 of our Bylaws with respect to each matter, other than stockholder nominations of directors, that the stockholder proposes to bring before the annual meeting. Notice of stockholder nominations must provide the information required by Section 3.3 of our Bylaws. Both Section 2.2 and Section 3.3 of our Bylaws mandate certain additional information to be provided by a stockholder who wishes to introduce business or nominate a director candidate. In addition, the deadline for providing notice to the Company under Rule 14a-19, the SEC’s universal proxy rule, of a stockholder’s intent to solicit proxies in support of nominees submitted under the Company’s advance notice bylaws is April 8, 2023. The chairman of the annual meeting may refuse to acknowledge or introduce any nomination or proposal if notice thereof is not received within the applicable deadlines or does not otherwise comply with our Bylaws. If the stockholder does not provide notice of a nomination or proposal within the applicable deadlines or does not comply with the requirements of Rule 14a-4(c) under the Exchange Act, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such nomination or proposal.

Delivery of Documents to Stockholders Sharing an Address

SEC rules permit the delivery of a single copy of a company’s annual report and proxy statement, or notice of internet availability of proxy materials, as applicable, to any household at which two or more stockholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses.

The broker, bank or other nominee for any stockholder who is a beneficial owner of the Company’s stock may deliver only one copy of the Company’s Annual Report to Stockholders and Proxy Statement, or the Company’s Notice, as applicable, to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the Company’s Annual Report to Stockholders and Proxy Statement, or the Company’s Notice, as applicable, to any stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the Company’s Annual Report to Stockholders and Proxy Statement, or the Company’s Notice, as applicable, now or in the future, should submit a written request to Investor Relations, Enovis Corporation, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 or call (302) 252-9160 and ask for Investor Relations. Beneficial owners sharing an address who are receiving multiple copies of the Company’s Annual Report to Stockholders and Proxy Statement, or the Company’s Notice, as applicable, and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

72	- 2022 Proxy Statement

Additional Information

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2021 has been made available concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

The Company filed its Annual Report on Form 10-K with the SEC on February 22, 2022. The Company will mail without charge, upon written request, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including financial statements but excluding exhibits. Exhibits, if requested, will be furnished upon the payment of a fee determined by the Company, such fee to be limited to the Company’s reasonable expenses in furnishing the requested exhibit or exhibits. Please send a written request to Investor Relations, Enovis Corporation, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, or access these materials on the Company’s website at www.enovis.com on the Investors page.

Other Matters

As of the date of this Proxy Statement, the Board does not intend to present any matters other than those described herein at the Annual Meeting and is unaware of any matters to be presented by other parties. If other matters are properly brought before the meeting for action by the stockholders, proxies returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

By Order of the Board of Directors
Brian P. Hanigan
Secretary

- 2022 Proxy Statement	73

Appendix A	Colfax Corporation 2020 Omnibus Incentive Plan

Colfax Corporation, a Delaware corporation, sets forth herein the terms of its 2020 Omnibus Incentive Plan, as follows:

SECTION 1.    PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, directors, and key employees, and to motivate such persons to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.

SECTION 2.    DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following capitalized terms shall have the respective meanings set forth below:

2.1     “Affiliate” means, with respect to the Company, any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including, without limitation, any Subsidiary. For purposes of granting stock options or stock appreciation rights, an entity may not be considered an Affiliate if it results in noncompliance with Code Section 409A.

2.2     “Award” means a grant of an Option, Stock Appreciation Right, Restricted Stock, Unrestricted Stock, Stock Unit, Dividend Equivalent Right, Performance Share, Performance Unit or Substitute Award under the Plan.

2.3     “Award Agreement” means the written agreement between the Company and a Grantee that evidences and sets out the terms and conditions of an Award. An Award Agreement may be provided in any medium, including any electronic medium.

2.4     “Benefit Arrangement” has the meaning set forth in Section 15.

2.5     “Board” means the Board of Directors of the Company.

2.6     “Business Combination” has the meaning set forth in Section 2.8(3).

2.7     “Cause” means, as determined by the Board or the Committee and unless otherwise provided in an Award Agreement or other applicable agreement with the Company: (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Service Provider and the Company or any Affiliate.

2.8     “Change in Control” means the occurrence of any of the following:

(1)

the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than fifty percent (50%) of either: (A) the then-outstanding shares of common stock of the Company (the “Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this subsection (1), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iv) any acquisition by any Person (or more than one Person acting as a group) that owns more than fifty (50) percent of the Company Common Stock or Voting Stock and acquires additional shares, or (v) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (3) below; or

- 2022 Proxy Statement	A-1

(2)

individuals who, as of the date hereof, constitute the Board (as modified by this subsection (2), the “Incumbent Board”), cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3)

consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Company Common Stock and Voting Stock immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Company Common Stock and Voting Stock of the Company, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) sponsored or maintained by the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, more than fifty percent (50%), respectively, the then-outstanding shares of common stock of the entity resulting from such Business Combination, or the combined voting power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board providing for such Business Combination; or

(4)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

A “Change in Control” will be deemed to occur (i) with respect to a Change in Control pursuant to subsection (1) above, on the date that any Person becomes the beneficial owner of more than fifty percent (50%) of either the Company Common Stock or the Voting Stock, (ii) with respect to a Change in Control pursuant to subsection (2) above, on the date the members of the Incumbent Board first cease for any reason (other than death or disability) to constitute at least a majority of the Board, (iii) with respect to a Change in Control pursuant to subsection (3) above, on the date the applicable transaction closes and (iv) with respect to a Change in Control pursuant to subsection (4) above, on the date of the stockholder approval. Notwithstanding the foregoing provisions, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement solely because of a change in control of any Subsidiary by which the Employee may be employed.

2.9     “Code” means the Internal Revenue Code of 1986, as now in effect or as hereafter amended.

2.10     “Committee” means a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.

2.11     “Company” means Colfax Corporation, a Delaware corporation, or its successors.

2.12     “Company Common Stock” has the meaning set forth in Section 2.8(1).

2.13     “Disability” means the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than twelve (12) months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, Disability shall

A-2	- 2022 Proxy Statement

mean the Grantee is unable to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

2.14    “Dividend Equivalent Right” and “Dividend Equivalent” means a right, granted to a Grantee under Section 13 hereof, to receive cash, Stock, other Awards or other property in an amount equal in value to the dividends paid with respect to all or a specified number of shares of Stock, or other periodic payments.

2.15    “Effective Date” means the date on which the Plan is approved by the Company’s stockholders.

2.16     “Exchange Act” means the Securities Exchange Act of 1934, as now in effect or as hereafter amended.

2.17    “Exercise Price” means (a) in the case of an Option, the amount for which a share of Stock may be purchased upon exercise of such Option, as set forth in the applicable Award Agreement, and (b) in the case of a Stock Appreciation Right, the per share of Stock amount, as specified in the applicable Award Agreement, which is subtracted from the Fair Market Value of a share of Stock in determining the amount payable upon exercise of such SAR.

2.18    “Fair Market Value” means the value of a share of Stock, determined as follows: if on the Grant Date or other determination date the Stock is listed on an established national or regional stock exchange, is admitted to quotation on The Nasdaq Stock Market, Inc. or is publicly traded on an established securities market, the Fair Market Value of a share of Stock shall be the closing price of the Stock on such exchange or in such market (if there is more than one such exchange or market the Board or the Committee shall determine the appropriate exchange or market) on the Grant Date or such other determination date (or if there is no such reported closing price, the Fair Market Value shall be the average between the highest bid and lowest asked prices or between the high and low sale prices on such trading day) or, if no sale of Stock is reported for such trading day, on the next preceding day on which any sale shall have been reported. If the Stock is not listed on such an exchange, quoted on such system or traded on such a market, Fair Market Value shall be the value of the Stock as determined by the Board or the Committee in good faith in a manner consistent with Code Section 409A.

2.19    “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Grantee, any person sharing the Grantee’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which any one or more of these persons (or the Grantee) control the management of assets, and any other entity in which one or more of these persons (or the Grantee) own more than fifty percent (50%) of the voting interests.

2.20     “Full Value Award” means any Award, other than an Option or Stock Appreciation Right, that is settled by the issuance of shares of Stock (or, at the direction of the Committee, settled in cash or other consideration by reference to the value of shares of Stock).

2.21     “Grant Date” means the date on which the Board or Committee, as applicable, adopts a resolution or takes other appropriate action, granting an Award to a Service Provider or, if a later date is set forth in such resolution, then such later date as set forth therein.

2.22     “Grantee” means a person who receives or holds an Award under the Plan.

2.23     “Incentive Stock Option” means an “incentive stock option” within the meaning of Section 422 of the Code, or the corresponding provision of any subsequently enacted tax statute, as amended from time to time.

2.24     “Incumbent Board” has the meaning set forth in Section 2.8(2).

2.25     “Minimum Vesting Requirements” means, notwithstanding any provision of this Plan to the contrary, on and after the Effective Date, the Committee shall not award more than five percent (5%) of the aggregate number of shares of Stock that are available for grant under this Plan as of the Effective Date pursuant to Awards that are solely subject to vesting conditions or performance periods that are less than one (1) year following the Grant Date of the applicable Award, subject, in each case to the Committee’s authority under this Plan to vest Awards earlier, as the Committee deems appropriate, upon the occurrence of a Change in Control, in the event of a Service Provider’s termination of employment or Service or otherwise as permitted by this Plan.

- 2022 Proxy Statement	A-3

2.26     “Net Exercise” means a Grantee’s ability (if authorized by the Board or the Committee) to exercise an Option by directing the Company to deduct from the shares of Stock issuable upon exercise of his or her Option a number of shares of Stock having an aggregate Fair Market Value equal to the sum of the aggregate Option Price therefor plus the amount of the Grantee’s tax withholding described in Section 18.3 (if any), whereupon the Company shall issue to the Grantee the net remaining number of shares of Stock after such deduction.

2.27     “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.28     “Option” means an option to purchase one or more shares of Stock pursuant to the Plan that is either an Incentive Stock Option or a Non-qualified Stock Option.

2.29     “Option Price” means the Exercise Price for each share of Stock subject to an Option.

2.30     “Other Agreement” has the meaning set forth in Section 15.

2.31     “Outside Director” means a member of the Board who is not an officer or employee of the Company.

2.32     “Performance Award” means an Award made subject to the attainment of one or more performance goals (as described in Section 14) over a Performance Period of up to ten (10) years.

2.33     “Performance-Based Compensation” means compensation under an Award that is intended to constitute performance-based compensation within the meaning of Code Section 409A.

2.34     “Performance Measures” means measures as described in Section 14 and Appendix A on which the performance goals are based.

2.35     “Performance Period” means the period of time not in excess of ten (10) years during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to a Performance Award.

2.36     “Performance Share” means a Performance Award under Section 14 hereof and subject to the terms of this Plan, denominated in Stock, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.37     “Performance Unit” means a Performance Award under Section 14 hereof and subject to the terms of this Plan, denominated in Stock Units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.38     “Person” has the meaning set forth in Section 2.8(1).

2.39     “Plan” means this Colfax Corporation 2020 Omnibus Incentive Plan, as the same may be amended from time to time.

2.40     “Prior Plan” means the Colfax Corporation 2016 Omnibus Incentive Plan.

2.41     “Purchase Price” means the purchase price paid by a Grantee for each share of Stock pursuant to a grant of Restricted Stock or Unrestricted Stock.

2.42     “Reporting Person” means a person who is required to file reports under Section 16(a) of the Exchange Act.

2.43     “Repricing” and “Repriced” means lowering of the Option Price or SAR Exercise Price or any other action that has the same effect or is treated as a repricing under generally accepted accounting principles, and includes a cancellation of an Option or SAR when its Option Price or SAR Exercise Price exceeds the Fair Market Value of the underlying Stock and exchange for another Option, SAR or other Award or a cash payment.

2.44     “Restricted Period” has the meaning set forth in Section 10.2.

A-4	- 2022 Proxy Statement

2.45    “Restricted Stock” means one or more shares of Stock, awarded to a Grantee pursuant to Section 10 hereof.

2.46     “SAR Exercise Price” means the per share Exercise Price of an SAR granted to a Grantee under Section 9 hereof.

2.47     “Securities Act” means the Securities Act of 1933, as now in effect or as hereafter amended.

2.48     “Service” means (i) such term as defined in an applicable Award Agreement, if the Award Agreement so defines such term, or (ii) if not defined in an applicable Award Agreement, service as a Service Provider to the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Grantee’s change in position or duties and periods of leave following which a Service Provider is expected to return to service with the Company or an Affiliate shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate. Any periods of garden leave prior to a Service Provider’s termination of service with the Company or an Affiliate shall not be considered periods of “Service” hereunder, unless the Committee determines otherwise. Subject to the preceding, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Board or the Committee, which determination shall be final, binding and conclusive.

2.49     “Service Provider” means an employee, officer or director of the Company or an Affiliate, currently providing services to the Company or an Affiliate.

2.50     “Share Counting” has the meaning set forth in Section 4.4.

2.51     “Stock” means the common stock, par value $0.001 per share, of the Company.

2.52     “Stock Appreciation Right” or “SAR” means a right granted to a Grantee under Section 9 hereof.

2.53     “Stock Unit” means a bookkeeping entry representing the equivalent of one share of Stock awarded to a Grantee pursuant to Section 10 hereof.

2.54     “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.55     “Substitute Award” means an Award granted upon assumption of, or in substitution for, an outstanding award previously granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

2.56     “Ten Percent Stockholder” means an individual who owns more than ten percent (10%) of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries, within the meaning of Section 422(b)(6) of the Code. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

2.57     “Total Available Shares” has the meaning set forth in Section 4.1.

2.58     “Unrestricted Stock” means one or more shares of Stock, awarded to a Grantee pursuant to Section 11 hereof.

2.59    “Voting Stock” has the meaning set forth in Section 2.8(1).

SECTION 3.    ADMINISTRATION OF THE PLAN

3.1     Board. The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and by-laws and applicable law. The Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. All such actions and determinations

- 2022 Proxy Statement	A-5

shall be by the affirmative vote of a majority of the members of the Board present at a meeting or by unanimous consent of the Board executed in writing in accordance with the Company’s certificate of incorporation and by-laws and applicable law. The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive.

3.2     Committee. The Board hereby delegates to the Compensation Committee of the Board, which shall be the Committee hereunder until such time as a replacement Committee is so designated by the Board, such powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 above and Section 3.3 below.

(i)

Except as provided in Subsection (ii) and except as the Board may otherwise determine, the Committee, and any successor thereto appointed by the Board to administer the Plan shall consist of two or more Outside Directors of the Company who meet such requirements as may be established from time to time by the Securities and Exchange Commission for plans intended to qualify for exemption under Rule 16b-3 (or its successor) under the Exchange Act, and who comply with the independence requirements of the stock exchange on which the Stock is listed.

(ii)

The Board may also appoint one or more separate committees, each composed of one or more directors of the Company who need not be Outside Directors or one or more officers of the Company who need not be members of the Board, who may, within specified parameters, administer the Plan with respect to employees or other Service Providers who are not officers or directors of the Company, may grant Awards under the Plan to such employees or other Service Providers, and may determine all terms of such Awards.

(iii)	The Committee may delegate to any appropriate officer or employee of the Company or an Affiliate responsibility for performing ministerial and administrative functions under the Plan.

(iv)

In the event that the Committee’s authority is delegated to any officer or employee in accordance with this Section 3.2, any actions undertaken by such person in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the Committee shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to such officer or employee.

In the event that the Plan, any Award or any Award Agreement entered into hereunder provides for any action to be taken by or determination to be made by the Board, such action may be taken or such determination may be made by the Committee if the power and authority to do so has been delegated to the Committee by the Board as provided for in this Section. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive. To the extent permitted by law, the Committee may delegate its authority under the Plan to a member of the Board.

3.3     Committee Authority. Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(i)	designate Grantees;

(ii)	determine the type or types of Awards to be made to a Grantee;

(iii)	determine the number of shares of Stock to be subject to an Award;

(iv)

subject to the Minimum Vesting Requirements, establish the terms, conditions, restrictions and other provisions of each Award (including, but not limited to, the exercise price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);

(v)	prescribe the form of each Award Agreement evidencing an Award, which need not be identical for each Grantee;

(vi)	Grant Awards;

A-6	- 2022 Proxy Statement

(vii)	Establish performance conditions and goals for Performance Awards, and verify the level of performance attained with respect to such performance conditions and goals;

(viii)

Adopt sub-plans or supplements to, or alternative versions of, the Plan as the Committee deems necessary or desirable to comply with laws or regulations or to accommodate the tax policy or custom of, foreign jurisdictions.

(ix)	correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement,

(x)	establish, adopt or revise rules, guidelines and policies for the administration of the Plan;

(xi)

amend, modify, or supplement the terms of any outstanding Award. Such authority specifically includes the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to modify Awards to eligible individuals who are foreign nationals or are individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom. Notwithstanding the foregoing, no amendment, modification or supplement of any Award shall, without the consent of the Grantee, materially impair the Grantee’s rights under such Award. In addition, notwithstanding anything in the Plan to the contrary, the Committee shall not have the discretion to accelerate the vesting of any outstanding Awards, except that the Committee may accelerate the vesting of Awards in the event of a Grantee’s death or Disability or as provided in Section 17 of the Plan; and

(xii)

make all other decisions and determinations, and take such other actions with respect to the Plan or any Award as the Committee shall deem necessary, appropriate or advisable for the administration of the Plan and any Award.

The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof or otherwise in competition with the Company or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Grantee. Furthermore, the Company may annul an Award if the Grantee is an employee of the Company or an Affiliate thereof and is terminated for Cause.

3.4     Deferral Arrangement. The Board or the Committee may permit or require the deferral of any Award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Stock equivalents. Any such deferrals shall be made in a manner that complies with Code Section 409A.

3.5     No Liability. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award or Award Agreement.

3.6     Share Issuance/Book-Entry. Notwithstanding any provision of this Plan to the contrary, the issuance of shares of Stock under the Plan may be evidenced in such a manner as the Board or Committee, in its discretion, deems appropriate, including, without limitation, book-entry registration on a non-certificated basis or issuance of one or more Stock certificates, subject to applicable law and the rules of the applicable stock exchange. Any reference to the issuance of Stock certificates to a Grantee shall be deemed to include any such issuance of the Stock.

SECTION 4.    STOCK SUBJECT TO THE PLAN

4.1    Number of Shares. Subject to the Share Counting rules set forth in Section 4.4 and to adjustment as provided in Section 17, the aggregate number of shares of Stock reserved and available for issuance pursuant to Awards granted under the Plan shall be 4,430,000 shares, which number may be increased by the number of shares available for issuance under a stockholder-approved plan of a business entity that is a party to an acquisition, merger or other transaction in which the Company or an Affiliate acquires the business entity (as appropriately adjusted, if necessary, to reflect such transaction) (“Total Available Shares”).

- 2022 Proxy Statement	A-7

4.2    Incentive Stock Options. The maximum number of shares of Stock that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 4,430,000 shares, subject to adjustment as provided in Section 17.

4.3    Prior Plan. On or after the Effective Date, no further awards shall be granted under the Prior Plan, it being understood that awards granted under the Prior Plan as of the Effective Date shall remain in full force and effect under the Prior Plan according to their respective terms.

4.4    Share Counting.

(i)	The number of shares of Stock covered by an Award, or to which an Award relates, shall be subtracted from the Total Available Shares reserve as of the Grant Date.

(ii)

To the extent an Award is canceled, terminates, expires, is forfeited or lapses for any reason (in whole or in part), any unissued or forfeited shares of Stock subject to the Award shall be added back to the Total Available Shares reserve and available again for issuance pursuant to Awards granted under the Plan.

(iii)

Any shares of Stock related to Awards that are settled in cash or other consideration in lieu of shares of Stock shall be added back to the Total Available Shares reserve and available again for issuance pursuant to Awards granted under the Plan.

(iv)

Shares of Stock withheld or deducted from an Award by the Company to satisfy tax withholding requirements relating to Options or Stock Appreciation Rights shall not be added back to the Total Available Shares reserve and shall not again be available for issuance pursuant to Awards granted under the Plan, but shares of Stock withheld or deducted by the Company to satisfy tax withholding requirements relating to Full Value Awards shall be added back to the Total Available Shares reserve and available again for issuance pursuant to Awards granted under the Plan. Shares of Stock delivered by a Grantee to the Company to satisfy tax withholding requirements shall be treated in the same way as shares of Stock withheld or deducted from an Award as specified above for purposes of Share Counting under this Section 4.4.

(v)

If the full number of shares of Stock subject to an Option or a Stock-settled Stock Appreciation Right is not issued upon exercise of such Option or Stock Appreciation Right for any reason, including by reason of a net settlement or Net Exercise, all such shares of Stock that were covered by the exercised Option or SAR shall not be added back to the Total Available Shares reserve and shall not again be available for issuance pursuant to Awards granted under the Plan.

(vi)

If the Exercise Price of an Option is satisfied by the Grantee delivering shares of Stock to the Company (by either actual delivery or attestation), such shares of Stock shall not be added to the Total Available Shares reserve and shall not be available for issuance pursuant to Awards granted under the Plan.

(vii)

To the extent that the full number of shares of Stock subject to a Performance Award (other than an Option or Stock Appreciation Right) is not issued by reason of failure to achieve maximum performance goals, the number of shares of Stock not issued shall be added back to the Total Available Shares reserve and shall be available again for issuance pursuant to Awards granted under the Plan.

(viii)

Shares of Stock repurchased on the open market with the proceeds of an Option exercise shall not be added to the Total Available Shares reserve and shall not be available for issuance pursuant to Awards granted under the Plan.

(ix)

Any Dividend Equivalent denominated in shares of Stock shall be counted against the Total Available Shares in such amount and at such time as the Dividend Equivalent first constitutes a commitment to issue shares of Stock.

(x)	Substitute Awards granted shall not count against the Total Available Shares reserve.

4.5     Source of Shares of Stock. Shares of Stock issued under the Plan may consist, in whole or in part, of authorized but unissued shares or treasury shares of Stock.

A-8	- 2022 Proxy Statement

4.6     Fractional Shares of Stock. No fractional shares of Stock shall be issued under or pursuant to the Plan or any Award and the Committee shall determine, in its sole discretion, whether cash shall be given in lieu of fractional shares of Stock or whether such fractional shares of Stock shall be eliminated by rounding down.

SECTION 5.     EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1     Effective Date. The Plan shall be effective on the Effective Date.

5.2     Term. The Plan shall terminate automatically on the ten (10) year anniversary of the Effective Date set forth in Section 5.1 and may be terminated on any earlier date as provided in Section 5.3. Any Awards of Incentive Stock Options shall be granted within the time periods provided in Section 8.3. No termination of the Plan shall have any effect on any Awards then outstanding under the Plan.

5.3    Amendment and Termination of the Plan. The Board may, at any time and from time to time, amend, suspend, or terminate the Plan as to any shares of Stock as to which Awards have not been made. An amendment shall be contingent on approval of the Company’s stockholders to the extent stated by the Board, required by applicable law or required by applicable stock exchange listing requirements. No Awards shall be made after termination of the Plan. No amendment, suspension, or termination of the Plan shall, without the consent of the Grantee, materially impair rights or obligations under any Award theretofore awarded under the Plan.

SECTION 6.    AWARD ELIGIBILITY AND LIMITATIONS

6.1     Service Providers. Subject to this Section 6, Awards may be made under the Plan to any Service Provider to the Company or of any Affiliate, including any Service Provider who is an officer or director of the Company or of any Affiliate, as the Board or the Committee shall determine and designate from time to time.

6.2     Successive Awards and Substitute Awards. An eligible person may receive more than one Award, subject to such restrictions as are provided herein. Notwithstanding Sections 8.1 and 9.1, the Option Price of an Option or the grant price of an SAR that is a Substitute Award may be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the original date of grant; provided, that the Option Price or grant price is determined in accordance with the principles of Code Section 424, Code Section 409A, and the regulations thereunder. Substitute Awards may be granted (on such terms and conditions as the Committee determines appropriate) in assumption of, or in substitution or exchange for, stock and stock-based awards held by employees, directors and other service providers of another entity who, pursuant to an acquisition (whether by purchase, merger or other Change in Control) by the Company or an Affiliate, become employees, directors or other service providers of the Company or an Affiliate.

6.3     Limitation on Awards to Outside Directors. The aggregate dollar value of equity-based (based on the Grant Date’s Fair Market Value of equity-based Awards) and cash compensation granted under this Plan or otherwise during any calendar year to any Outside Director shall not exceed Three Hundred Fifty Thousand Dollars ($350,000); provided, however, that in the calendar year in which an Outside Director first joins the Board or is first designated as Chairman of the Board or Lead Director, the maximum aggregate dollar value of equity-based and cash compensation granted to the Outside Director may be up to two hundred percent (200%) of the foregoing limit.

6.4     Maximum Awards. Subject to adjustment as provided in Section 17, the maximum number of shares of Stock underlying Awards to any one Grantee during any fiscal year of the Company shall be 1,000,000.

SECTION 7.    AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, in such form or forms as the Board or the Committee shall from time to time determine. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such Options shall be deemed Non-qualified Stock Options.

- 2022 Proxy Statement	A-9

SECTION 8.    TERMS AND CONDITIONS OF OPTIONS

8.1     Option Price. The Option Price of each Option shall be fixed by the Board or the Committee and stated in the Award Agreement evidencing such Option. Except for Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value on the Grant Date of a share of Stock; provided, however, that in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of a share of Stock on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a share of Stock.

8.2     Vesting. Subject to Sections 8.3 and 17 hereof, each Option granted under the Plan shall become exercisable at such times and under such conditions (including conditions based on achievement of performance goals and/or future service requirements) as shall be determined by the Board or the Committee and stated in the Award Agreement. Except for Substitute Awards and the Minimum Vesting Requirements, exceptions, Options shall have a vesting period of at least twelve (12) months from the Grant Date. For purposes of this Section 8.2, fractional numbers of shares of Stock subject to an Option shall be rounded down to the next nearest whole number.

8.3     Term. Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, upon the expiration of ten (10) years from the date such Option is granted, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board or the Committee and stated in the Award Agreement relating to such Option; provided, however, that (i) in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the expiration of five (5) years from its Grant Date; and (ii) such term shall be automatically extended by thirty (30) days (but to no longer than ten (10) years for any Option that intended to be an Incentive Stock Option or to no longer than five (5) years for any Option that intended to be an Incentive Stock Option and is granted to a Ten Percent Stockholder) in the event that the original term of the Option is set to expire during a closed window period applicable to the Grantee. Any Award of an Incentive Stock Option must be made prior to April 3, 2030.

8.4     Termination of Service. Each Award Agreement shall set forth the extent to which the Grantee shall have the right to exercise the Option following termination of the Grantee’s Service. Such provisions shall be determined in the sole discretion of the Board or the Committee, need not be uniform among all Options granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

8.5     Limitations on Exercise of Option. Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, prior to the date the Plan is approved by the stockholders of the Company as provided herein or after the occurrence of an event referred to in Section 17 hereof which results in termination of the Option.

8.6     Method of Exercise. Subject to such rules and procedures as may be established by the Board or the Committee, the provisions of this Section 8.6 shall apply to the exercise of Options. An Option that is exercisable may be exercised by the Grantee’s delivery to the Company of written notice of exercise on any business day, at the Company’s principal office, on the form specified by the Company. Such notice shall specify the number of shares of Stock with respect to which the Option is being exercised; and, subject to Section 12, unless the Board or Committee in its discretion permits payment through a “cashless exercise” or Net Exercise procedure, shall be accompanied by payment in full of the Option Price of the shares of Stock for which the Option is being exercised plus the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to an Award. The minimum number of shares of Stock with respect to which an Option may be exercised, in whole or in part, at any time shall be the lesser of (i) one hundred (100) shares or such lesser number set forth in the applicable Award Agreement and (ii) the maximum number of shares available for purchase under the Option at the time of exercise.

8.7     Rights of Holders of Options. An individual holding or exercising an Option shall have none of the rights of a stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the subject shares of Stock) until the shares of Stock covered thereby are fully paid for and issued to the Grantee. Except as provided in Section 17 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.8     Delivery of Stock. Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of the shares of Stock subject to the Option pursuant to Section 3.6.

A-10	- 2022 Proxy Statement

8.9     Transferability of Options. Except as provided in Section 8.10, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise an Option. Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10     Family Transfers. If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Option which is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.10, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The events of termination of Service of Section 8.4 hereof shall continue to be applied with respect to the original Grantee, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

8.11     Limitations on Incentive Stock Options. An Option shall constitute an Incentive Stock Option only (i) if the Grantee of such Option is an employee of the Company or any Subsidiary of the Company; (ii) to the extent specifically provided in the related Award Agreement; and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed One Hundred Thousand Dollars ($100,000). This limitation shall be applied by taking Options into account in the order in which they were granted.

8.12     Notice of Disqualifying Disposition. If any Grantee shall make any disposition of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition within ten (10) days thereof.

8.13     No Reloads. Award Agreements for Options shall not contain any provision entitling a Grantee to the automatic grant of additional Options in connection with the exercise of the original Option.

8.14     No Repricing. Except as contemplated by the provisions of Section 17, outstanding Options will not be repriced without the prior approval of the Company’s stockholders.

SECTION 9.    TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1     Right to Payment and Grant Price. A Stock Appreciation Right shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the SAR Exercise Price as determined by the Board or the Committee. The Award Agreement for an SAR shall specify the SAR Exercise Price, which shall be at least the Fair Market Value of a share of Stock on the Grant Date. SARs may be granted in conjunction with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in conjunction with all or part of any other Award or without regard to any Option or other Award; provided that an SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Exercise Price that is no less than the Fair Market Value of one share of Stock on the Grant Date of the SAR.

9.2     Other Terms. The Board or the Committee shall determine at the Grant Date, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Grantees, whether or not an SAR shall be in tandem or in combination with any other Award, and any other terms and conditions of any SAR. Notwithstanding the foregoing, except for Substitute Awards and the Minimum Vesting Requirements exceptions, SARs shall have a vesting period of at least twelve (12) months from the Grant Date.

9.3    Term. Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, upon the expiration of ten years from the date such SAR is granted, or under such circumstances and on such date prior thereto as is set

- 2022 Proxy Statement	A-11

forth in the Plan or as may be fixed by the Board or the Committee and stated in the Award Agreement relating to such SAR; provided, however, that such term shall be automatically extended by thirty (30) days in the event that the original term of the SAR is set to expire during a closed window period applicable to the Grantee.

9.4     Transferability of SARS. Except as provided in Section 9.5, during the lifetime of a Grantee, only the Grantee (or, in the event of legal incapacity or incompetency, the Grantee’s guardian or legal representative) may exercise a SAR. Except as provided in Section 9.5, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.5     Family Transfers. If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.5, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) a transfer to an entity in which more than fifty percent of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 9.5, any such SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred SARs are prohibited except to Family Members of the original Grantee in accordance with this Section 9.5 or by will or the laws of descent and distribution.

9.6     No Repricing. Except as contemplated by the provisions of Section 17, outstanding Stock Appreciation Rights will not be repriced without the prior approval of the Company’s stockholders.

SECTION 10.    TERMS AND CONDITIONS OF RESTRICTED STOCK AND STOCK UNITS

10.1     Grant of Restricted Stock or Stock Units. Each Award of Restricted Stock or Stock Units shall be evidenced by an Award Agreement and may be made for no consideration (other than par value of the shares of Stock which is deemed paid by Services already rendered). Settlement of each Award of Stock Units shall be in cash, Stock, other property or a combination thereof, in the discretion of the Committee.

10.2     Restrictions; Minimum Vesting. At the time a grant of Restricted Stock or Stock Units is made, the Board or the Committee may, in its sole discretion, establish a period of time (a “Restricted Period”) applicable to such Restricted Stock or Stock Units. Each Award of Restricted Stock or Stock Units may be subject to a different Restricted Period. The Board or the Committee may, in its sole discretion, at the time a grant of Restricted Stock or Stock Units is made, prescribe restrictions in addition to or other than the expiration of the Restricted Period. Notwithstanding the foregoing, except for Substitute Awards and the Minimum Vesting Requirements exceptions, Awards of Restricted Stock or Stock Units subject solely to continued Service with the Company or an Affiliate shall have a vesting period of at least twelve (12) months from the Grant Date. Neither Restricted Stock nor Stock Units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Board or the Committee with respect to such Restricted Stock or Stock Units.

10.3     Restricted Stock Certificates. The Company shall issue, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates or book-entry registered shares pursuant to Section 3.6 representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or such certificates or book-entry registered shares shall be delivered to the Grantee, provided, however, that such certificates or book-entry registered shares shall bear a legend or legends that comply with the applicable securities laws and regulations and makes appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

10.4     Rights of Holders of Restricted Stock. Unless the Board or the Committee otherwise provides in an Award Agreement, holders of Restricted Stock shall have the right to vote such Stock and the right to receive any dividends declared or paid with respect to such Stock. The Board or the Committee may provide that any dividends paid on Restricted Stock must be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to such Restricted Stock. All distributions, if any, received by a Grantee with respect to Restricted Stock as a result of any stock split, stock dividend, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Award.

A-12	- 2022 Proxy Statement

10.5     Rights of Holders of Stock Units.

(i)

Voting and Dividend Rights. Holders of Stock Units shall have no rights as stockholders of the Company. The Board or the Committee may provide in an Award Agreement evidencing a grant of Stock Units that the holder of such Stock Units shall be entitled to receive, upon the Company’s payment of a cash dividend on its outstanding Stock, a cash payment for each Stock Unit held equal to the per-share dividend paid on the Stock. Such Award Agreement may also provide that such cash payment will be deemed reinvested in additional Stock Units at a price per unit equal to the Fair Market Value of a share of Stock on the date that such dividend is paid.

(ii)

Creditor’s Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.6     Purchase of Restricted Stock. The Grantee shall be required, to the extent required by applicable law, to purchase the Restricted Stock from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock, or (ii) the Purchase Price, if any, specified in the Award Agreement relating to such Restricted Stock. The Purchase Price shall be payable in a form described in Section 12 or, in the discretion of the Board or the Committee, in consideration for past Services rendered to the Company or an Affiliate.

10.7     Delivery of Stock. Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Board or the Committee, the restrictions applicable to shares of Restricted Stock or Stock Units shall lapse, and, unless otherwise provided in the Award Agreement, a stock certificate or book-entry registration for such shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to a Stock Unit once the share of Stock represented by the Stock Unit (or cash or other property, as applicable) has been delivered.

SECTION 11.    TERMS AND CONDITIONS OF UNRESTRICTED STOCK AWARDS

The Board or the Committee may, in its sole discretion, grant (or sell at par value or such other higher Purchase Price determined by the Board or the Committee) an Award of Unrestricted Stock to any Grantee pursuant to which such Grantee may receive shares of Stock free of any restrictions (“Unrestricted Stock”) under the Plan. Awards of Unrestricted Stock may be granted or sold as described in the preceding sentence in respect of past Services and other valid consideration, or in lieu of, or in addition to, any cash compensation due to such Grantee.

SECTION 12.    FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

12.1     General Rule. Payment of the Option Price for the shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company.

12.2     Surrender of Stock. To the extent the Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price has been paid thereby, at their Fair Market Value on the date of exercise or surrender.

12.3     Cashless Exercise; Net Exercise. With respect to an Option only (and not with respect to Restricted Stock), to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to the exercise of an Option may be made all or in part by (i) delivery (on a form acceptable to the Board or the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 18.3, or (ii) a Net Exercise.

12.4     Other Forms of Payment. To the extent the Award Agreement so provides, payment of the Option Price for shares purchased pursuant to exercise of an Option or the Purchase Price for Restricted Stock may be made in any other form that is consistent with applicable laws, regulations and rules.

- 2022 Proxy Statement	A-13

SECTION 13.    TERMS AND CONDITIONS OF DIVIDEND EQUIVALENT RIGHTS

13.1    Dividend Equivalent Rights. A Dividend Equivalent Right is an Award entitling the recipient to receive credits based on cash distributions that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares of Stock had been issued to and held by the recipient. A Dividend Equivalent Right may be granted hereunder to any Grantee, provided that no Dividend Equivalent Rights may be granted in connection with, or related to, an Award of Options or SARs. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement. Dividend Equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or at the end of any applicable vesting period, or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment. Dividend Equivalent Rights may be settled in cash or Stock or a combination thereof, in a single installment or installments, all determined in the sole discretion of the Board or the Committee. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award also may contain terms and conditions which are different from the terms and conditions of such other Award, provided that Dividend Equivalent Rights credited pursuant to a Dividend Equivalent Right granted as a component of another Award which vests or is earned based upon the achievement of performance goals shall not vest or become payable unless such performance goals for such underlying Award are achieved, and if such performance goals are not achieved, the Grantee of such Dividend Equivalent Rights shall promptly forfeit and repay to the Company payments made in connection with such Dividend Equivalent Rights. Awards of Dividend Equivalent rights shall be subject to the Minimum Vesting Requirements.

SECTION 14.    TERMS AND CONDITIONS OF PERFORMANCE SHARES AND PERFORMANCE UNITS AWARDS

14.1     Grant of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, the Board or Committee, at any time and from time to time, may grant Awards of Performance Units and/or Performance Shares to Grantees in such amounts and upon such terms as the Board or Committee shall determine.

14.2     Award Agreement. Each Award of Performance Shares or Performance Units shall be evidenced by an Award Agreement that shall specify the number of Performance Shares or Performance Units subject to the Award, the performance objectives (which may include Performance Measures), the Performance Period applicable to the Award, any other conditions or restrictions on the Award, and such other terms and conditions as the Board or Committee, in its discretion, determines and as are consistent with this Plan. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date.

14.3     Performance Objectives. Any grant of Performance Shares or Performance Units shall specify performance objectives (which may include Performance Measures), which, if achieved, will result in payment or early payment of the Award. Each grant shall specify a minimum acceptable level of achievement of the performance objectives and shall set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above minimum level, but falls short of full achievement of the specified performance objectives. Before the Performance Shares or Performance Units shall be earned and paid, the Committee must determine the level of achievement of the performance objectives.

14.4     Timing For Establishing Performance Goals. For Performance Awards other than Options that are intended to qualify as “performance-based compensation” for purposes of Code Section 409A, performance goals shall be established not later than ninety (90) days after the beginning of any performance period applicable to such Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 409A and the regulations issued thereunder.

14.5     Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Stock, other property or a combination thereof, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards. The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of Service by the Grantee prior to the end of a performance period or settlement of Performance Awards.

A-14	- 2022 Proxy Statement

14.6     Performance Measures. Any Performance Measure(s) may be used to measure the performance of the Company, any Subsidiary, and/or any Affiliate as a whole or any business unit of the Company, any Subsidiary, and/or any Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select share price, including growth measures and total stockholder return as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Performance Award based on the achievement of performance goals pursuant to the Performance Measures.

(i)

Evaluation of Performance. The Committee may provide in any Award Agreement that any evaluation of performance may include or exclude any of the following events that occur during a Performance Period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) events or circumstances that are unusual in nature or infrequently occurring; (f) acquisitions or divestitures; and (g) foreign exchange gains and losses.

(ii)

Adjustment of Performance-Based Compensation. Awards that are intended to qualify as Performance-Based Compensation may be adjusted upward or downward, either on a formula or discretionary basis, or any combination as the Committee determines.

14.7     Dividends and Dividend Equivalents. The Committee may, at the Grant Date of Performance Shares or Performance Units, provide for payment of dividends or dividend equivalents to the Grantee either in cash or in additional Shares, subject in all cases to deferral and payment on a contingent basis based on Grantee’s earning of the Performance Shares or Performance Units with respect to which such dividend equivalents or dividends are paid.

14.8     Minimum Vesting Requirements. Except for Substitute Awards and the Minimum Vesting Requirements exceptions, Awards of Performance Shares and Performance Units shall have a vesting period of at least twelve (12) months from the Grant Date.

SECTION 15.    PARACHUTE LIMITATIONS

Notwithstanding any other provision of this Plan or of any Award Agreement or other agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or any Affiliate, except an agreement, contract, or understanding that expressly addresses Section 280G or Section 4999 of the Code (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Grantee (a “Benefit Arrangement”), if the Grantee is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Option, Restricted Stock, Stock Unit, Performance Share or Performance Unit held by that Grantee and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Grantee under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Grantee under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”), and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Grantee from the Company under this Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Grantee under any Other Agreement or any Benefit Arrangement would cause the Grantee to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Grantee as described in clause (ii) of the preceding sentence, then the Grantee shall have the right, in the Grantee’s sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements that should be reduced or eliminated so as to avoid having the payment or benefit to the Grantee under this Plan be deemed to be a Parachute Payment.

- 2022 Proxy Statement	A-15

SECTION 16.    REQUIREMENTS OF LAW

16.1     General. The Company shall not be required to sell or issue any shares of Stock under any Award if the sale or issuance of such shares of Stock would constitute a violation by the Grantee, any other individual exercising an Option, or the Company of any provision of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares of Stock subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares of Stock hereunder, no shares of Stock may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Without limiting the generality of the foregoing, in connection with the Securities Act, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under such Securities Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to sell or issue such shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such shares pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Board shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option (or SAR that may be settled in shares of Stock) shall not be exercisable until the shares of Stock covered by such Option (or SAR) are registered or are exempt from registration, the exercise of such Option (or SAR) under circumstances in which the laws of such jurisdiction apply shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

16.2     Rule 16b-3. During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards pursuant to the Plan and the exercise of Options and SARs granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

SECTION 17.    ADJUSTMENTS FOR CHANGES IN CAPITALIZATION

17.1     Mandatory Adjustments. In the event of an ‘‘equity restructuring” (as such term is defined in Financial Accounting Standards Board Accounting Standards Codification Topic 718, ‘‘Compensation — Stock Compensation”), including any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend, the authorization limits under Sections 4.1, 4.2, and 6.4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and outstanding Awards as it deems necessary or appropriate, in its sole discretion, to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Plan, including: (a) adjustment of the number and kind of shares or securities that may be issued under the Plan; (b) adjustment of the number and kind of shares or securities subject to outstanding Awards; (c) adjustment of the Exercise Price of outstanding Stock Options and Stock Appreciation Rights or the measure to be used to determine the amount of the benefit payable on an Award; (d) adjustment to market price-based performance goals or performance goals set on a per-Share basis; and (e) any other adjustments that the Committee determines to be equitable. Notwithstanding the foregoing, the Committee shall not make any adjustments to outstanding Stock Options or SARs to the extent that it causes such Stock Options or SARs to provide for a deferral of compensation subject to Code Section 409A. Without limiting the foregoing, in the event of a subdivision of the outstanding Common Stock (a stock split), a dividend payable in Shares, or a combination or consolidation of the outstanding Common Stock into a lesser number of Shares, the authorization limits under Sections 4.1, 4.2 and 6.4 shall automatically be adjusted proportionately, and the Shares then subject to each outstanding Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate Exercise Price therefor.

A-16	- 2022 Proxy Statement

17.2     Discretionary Adjustments. Upon the occurrence or in anticipation of any share combination, exchange or reclassification, recapitalization, merger, consolidation or other corporate reorganization affecting the Common Stock, or any transaction described in Section 17.1, in addition to any of the actions described in Section 17.1, the Committee may, in its sole discretion, provide: (a) that Awards will be settled in cash rather than Shares; (b) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised; (c) that Awards will be equitably converted, adjusted or substituted in connection with such transaction; (d) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Shares as of a specified date associated with the transaction, over the Exercise Price of the Award; (e) that performance targets and Performance Periods for Performance Awards will be modified; or (f) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

17.3     No Fractional Shares, etc. After giving effect to any adjustment pursuant to the provisions of this Section 17, the number of Shares subject to any Award denominated in whole Shares shall always be a whole number, unless otherwise determined by the Committee. Any discretionary adjustments made pursuant to the provisions of this Section 17 shall be subject to the provisions of Section 5. To the extent any adjustments made pursuant to this Section 17 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Stock Options shall be deemed to be Non-Qualified Stock Options.

17.4     No Limitations on Company. The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

SECTION 18.    GENERAL PROVISIONS

18.1     Disclaimer of Rights. No provision in the Plan or in any Award or Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a director, officer, consultant or employee of the Company or an Affiliate. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

18.2     Nonexclusivity of the Plan. Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations upon the right and authority of the Board to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Board in its discretion determines desirable, including, without limitation, the granting of stock options otherwise than under the Plan.

18.3     Withholding Taxes. The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, or local taxes of any kind required by law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or pursuant to an Award. At the time of such vesting, lapse, or exercise, the Grantee shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Company or the Affiliate, which may be withheld by the Company or the Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold shares of Stock otherwise issuable to the Grantee or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Grantee. The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding

- 2022 Proxy Statement	A-17

obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 18.3 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state or local tax withholding requirements upon the exercise, vesting, lapse of restrictions applicable to such Award or payment of shares pursuant to such Award, as applicable, cannot exceed such number of shares having a Fair Market Value equal to the maximum amount to be withheld and paid to any such federal, state or local taxing authority with respect to such exercise, vesting, lapse of restrictions or payment of shares, or such amount that will not cause an adverse accounting consequence or cost to the Company.

18.4     Captions. The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

18.5     Other Provisions. Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board or the Committee, in its sole discretion.

18.6     Number and Gender. With respect to words used in this Plan, the singular form shall include the plural form, the masculine gender shall include the feminine gender, etc., as the context requires.

18.7     Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

18.8    Governing Law. The validity and construction of this Plan and the instruments evidencing the Awards hereunder shall be governed by the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the instruments evidencing the Awards granted hereunder to the substantive laws of any other jurisdiction.

18.9    Section 409A of the Code. The Board intends to comply with Section 409A of the Code (“Section 409A”), or an exemption to Section 409A, with regard to Awards hereunder that constitute nonqualified deferred compensation within the meaning of Section 409A. To the extent that the Board or the Committee determines that a Grantee would be subject to the additional 20% tax imposed on certain nonqualified deferred compensation plans pursuant to Section 409A as a result of any provision of any Award granted under this Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Board. Notwithstanding the foregoing, the Company, the Board and the Committee shall have no liability to a Grantee, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant.

18.10    Clawback/Recoupment. Notwithstanding any other provisions herein to the contrary, any performance based compensation, or any other amount, paid to a Grantee pursuant to an Award, which is subject to recovery under any law, government regulation, stock exchange listing requirement, or any policy adopted by the Company will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement, or policy adopted by the Company.

A-18	- 2022 Proxy Statement

Appendix A

◾	net earnings or net income;

◾	operating earnings;

◾	pretax earnings;

◾	pre-tax earnings per share;

◾	earnings per share;

◾	share price, including growth measures and total stockholder return;

◾	earnings before interest and taxes;

◾	earnings before interest, taxes, depreciation and/or amortization;

◾	earnings before interest, taxes, depreciation and/or amortization as adjusted to exclude any one or more of the following:

–	stock-based compensation expense;

–	income from discontinued operations;

–	gain on cancellation of debt;

–	debt extinguishment and related costs;

–	restructuring, separation and/or integration charges and costs;

–	reorganization and/or recapitalization charges and costs;

–	impairment charges;

–	gain or loss related to investments;

–	sales and use tax settlement; and

–	gain on non-monetary transaction.

◾	sales or revenue growth, whether in general, by type of product or service, or by type of customer;

◾	gross or operating margins;

◾	return measures, including total shareholder return, return on assets, capital, investment, equity, sales or revenue;

◾	cash flow, including:

–	operating cash flow;

–

free cash flow, defined as earnings before interest, taxes, depreciation and/or amortization (as adjusted to exclude any one or more of the items that may be excluded pursuant to earnings before interest, taxes, depreciation and/or amortization above) less capital expenditures;

–	cash flow return on equity; and

–	cash flow return on investment.

- 2022 Proxy Statement	A-19

◾	productivity ratios;

◾	expense targets;

◾	market share;

◾	working capital targets;

◾	completion of acquisitions of businesses or companies (including metrics resulting from the same such as revenue or margin);

◾	completion of divestitures and asset sales;

◾	debt repayment targets, and debt/equity ratios;

◾	bookings or completion of orders (including metrics resulting from the same such as revenue or margin);

◾	project bookings, milestones or completion (including metrics related to the same such as revenue or margin); and

◾	any combination of the foregoing business criteria.

A-20	- 2022 Proxy Statement

Appendix B	Amendment to the Enovis Corporation 2020 Omnibus Incentive Plan

Enovis Corporation, a Delaware corporation, sets forth herein the terms of its Amendment to the 2020 Omnibus Incentive Plan, as follows:

FIRST AMENDMENT

TO THE

ENOVIS CORPORATION 2020 OMNIBUS INCENTIVE PLAN

WHEREAS, Enovis Corporation, a Delaware corporation, formerly named Colfax Corporation (the “Company”), established and sponsors the Enovis Corporation 2020 Omnibus Incentive Plan (the “Plan”);

WHEREAS, pursuant to Section 5.3 of the Plan, the Board of Directors of the Company (the “Board”) reserved the right to amend the Plan at any time;

WHEREAS, as a result of the one-for-three reverse stock split of the common stock, $0.001 par value per share, of the Company (the “Stock”) and pursuant to Section 17 of the Plan, the aggregate number of remaining shares of Stock reserved and available for issuance under Section 4.1 of the Plan was reduced to 1,080,024; and

WHEREAS, the Board desires to amend the Plan to add an additional 745,000 shares of Stock of the Company for issuance under the Plan.

NOW, THEREFORE, pursuant to the power reserved by Section 5.3 of the Plan, the Board amends the Plan as follows, subject to and effective upon approval by the Company’s stockholders at the Annual Meeting to be held on June 7, 2022 (the “2022 Annual Meeting”). Defined terms used herein, but not otherwise defined in this First Amendment, shall have the meanings ascribed to them in the Plan:

1.	Section 4.1 containing the aggregate number of shares of Stock reserved and available for issuance pursuant to Awards granted under the Plan is hereby amended in its entirety to read:

“4.1 Number of Shares. Subject to the Share Counting rules set forth in Section 4.4 and to adjustment as provided in Section 17, the aggregate number of shares of Stock reserved and available for issuance pursuant to Awards granted under the Plan shall be 2,221,666 shares, which number may be increased by the number of shares available for issuance under a stockholder-approved plan of a business entity that is a party to an acquisition, merger or other transaction in which the Company or an Affiliate acquires the business entity (as appropriately adjusted, if necessary, to reflect such transaction) (“Total Available Shares”).”

2.	Section 4.2 containing the maximum number of shares of Stock that may be issued upon exercise of Incentive Stock Options granted under the Plan is hereby amended in its entirety to read:

“4.2 Incentive Stock Options. The maximum number of shares of Stock that may be issued upon exercise of Incentive Stock Options granted under the Plan shall be 2,221,666 shares, subject to adjustment as provided in Section 17.”

3.	Section 6.4 containing the maximum number of shares of Stock underlying Awards to any one Grantee during any fiscal year of the Company shall be amended in its entirety to read:

“6.4 Maximum Awards. Subject to adjustment as provided in Section 17, the maximum number of shares of Stock underlying Awards to any one Grantee during any fiscal year of the Company shall be 333,333.”

- 2022 Proxy Statement	B-1

IN WITNESS WHEREOF, this First Amendment, having been first duly authorized, approved and adopted by the Board, and approved by the Company’s stockholders at the 2022 Annual Meeting, is hereby executed below by a duly authorized officer of the Company on this      day of                     , 2022.

ENOVIS CORPORATION

By:
Name:
Title:

B-2	- 2022 Proxy Statement

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY D83858-P73608-Z82447 For Against Abstain For Against Abstain ENOVIS CORPORATION 2711 CENTERVILLE ROAD SUITE 400 WILMINGTON, DE 19808 1a. Mitchell P. Rales 1d. Liam J. Kelly 1b. Matthew L. Trerotola 1e. Angela S. Lalor 1i. Brady Shirley 1c. Barbara W. Bodem 1f. Philip A. Okala 1h. A. Clayton Perfall 1g. Christine Ortiz 1j. Rajiv Vinnakota 1k. Sharon Wienbar Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: I authorize the proxies to vote according to their discretion on such other business as may properly come before the meeting or any adjournment or postponement thereof. 2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. 3. To approve on an advisory basis the compensation of our named executive officers. 4. To approve an amendment to the Enovis Corporation 2020 Omnibus Incentive Plan. 1. Election of Directors Nominees: ENOVIS CORPORATION Company Proposals The Board of Directors recommends you vote FOR each of the nominees listed below: The Board of Directors recommends you vote FOR proposals 2, 3, and 4. ! ! ! VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on June 6, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ENOV2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on June 6, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE w

D83859-P73608-Z82447 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of 2022 Annual Meeting and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. STOCKHOLDERS’ PROXY SOLICITED BY THE BOARD OF DIRECTORS OF ENOVIS CORPORATION Mitchell P. Rales and Matthew L. Trerotola, or either of them, each with the full power of substitution, are hereby authorized to represent and to vote all of the shares of ENOVIS CORPORATION common stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of ENOVIS CORPORATION to be held virtually at 3:00 p.m., Eastern Daylight Time, on Tuesday, June 7, 2022 at www.virtualshareholdermeeting.com/ENOV2022, and at any adjournment or postponement of the meeting. The above named proxies will vote the shares represented hereby as directed on the other side of this card, and if no such direction is made, the above named proxies will vote “FOR” the election of all the nominees listed under Proposal 1 and “FOR” Proposals 2, 3, and 4. The above named proxies may vote according to their discretion on any other matter which may properly come before the meeting or any adjournment or postponement thereof. The undersigned may revoke this proxy prior to its exercise. Please fill the appropriate boxes, sign and date on the other side of this card.